UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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Tenet Healthcare Corporation

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TENET HEALTHCARE CORPORATION

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Wednesday, May 5, 2010

March 25, 2010

To Our Shareholders:

Our Annual Meeting of Shareholders will be held on Wednesday, May 5, 2010, at 8:00 a.m. Central time at the Fairmont Dallas Hotel, 1717 North Akard Street, Dallas, Texas, for the following purposes:

1.	To elect nine directors for terms of one year each;

2.	To vote upon a proposal to approve the Second Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan;

3.	To vote upon a proposal to approve the Tenet Healthcare Corporation Ninth Amended and Restated 1995 Employee Stock Purchase Plan;

4.	To ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2010; and

5.	To transact any other business that properly may come before the meeting or any postponements or adjournments thereof.

You may vote if you were a shareholder of record of our common stock on March 9, 2010. Holders of our 7.00% Mandatory Convertible Preferred Stock are not entitled to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the “General Information” section of the accompanying Proxy Statement and on both the Notice of Internet Availability of Proxy Materials and proxy card. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the “General Information” section of the Proxy Statement. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Gary Ruff
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on May 5, 2010

The accompanying Proxy Statement and proxy card, as well as our Annual Report on Form 10-K for the year ended December 31, 2009, are available at www.proxyvote.com.

Dear Tenet Shareholder,

2009 was a successful year for our company. We achieved key performance milestones which leave us well positioned for the future. This progress was all the more gratifying as we achieved it amidst a sluggish economy that led to an increase in the number of patients who are unemployed and/or uninsured.

We extended our strong record of earnings growth in both adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA margin. We grew adjusted EBITDA by one-third, and increased the adjusted EBITDA margin from 8.6 percent to 10.9 percent. These increases helped drive adjusted free cash flow growth of almost $400 million. Our 2009 adjusted EBITDA was more than twice what we generated in 2004 when we had 40 percent more hospitals than we have today. Through the successful execution of several capital market transactions and our improved earnings, we also strengthened our balance sheet and reduced our leverage position significantly.

One of our most important objectives last year was to control costs. We excelled at cost control and made significant cost cuts in virtually every part of our business, notably including corporate overhead and supply chain management. We are particularly proud of the cost savings related to malpractice expense. These savings provide compelling evidence of our successful initiatives in improved clinical quality. We also had a much better year with regard to bad debt expense than we had projected.

The volume picture was mixed. While we were very pleased with the 3.4 percent year-over-year growth in same-hospital outpatient visits, same-hospital and commercial admissions declined by 0.6 percent and 4.7 percent, respectively. Despite these declines, we still were able to achieve very strong earnings improvement. There is no question that the changes we made to our cost structure significantly enhanced the profitability of the company.

From an operational perspective, we made significant progress on a number of initiatives critical to our business:

•

We achieved further improvements in our Centers for Medicare & Medicaid Services (CMS) Core Quality Measures, patient satisfaction and physician satisfaction scores, and we continued to earn a disproportionate number of Centers of Excellence designations. We also welcomed Dr. Kelvin Baggett to the company as our new Chief Medical Officer. Among his many responsibilities as CMO, Dr. Baggett is responsible for our ongoing efforts to continuously improve the safety and quality of clinical care.

•

We grew our external services offerings through Conifer Health Solutions, now serving 23 non-Tenet hospitals, with revenue cycle services. In addition, Conifer’s Patient Communications team serves 60 external clients, encompassing 75 hospitals.

•

We are particularly pleased with the significant growth in the number of physicians who joined the medical staffs of our hospitals this past year: a net total of 855 new physicians, representing a net growth of 6.3 percent from 2008.

We completed the successful relocation of our corporate headquarters on time, under budget and with no disruption to the business. This move will save Tenet millions of dollars in 2010 and beyond.

We also maintained consistently high governance ratings from the Risk Metrics Group, once again ranking higher than any other company in our industry and in the top one percent among all companies in the S&P 500 through 2009.

There is no more compelling evidence that our strategies are working, however, than having a growing number of physicians tell us they like the changes they’re seeing at Tenet, and they want to treat their patients in our hospitals. Physician satisfaction reached an all-time high in 2009, extending our record of continuous improvement over six consecutive survey cycles.

I am proud of the many milestones we achieved last year, and I remain confident in our ability to make even greater improvements in the year ahead. Further progress will require strong and consistent performance on our part as we implement innovative techniques to grow patient volumes and extend the progress we’ve made in controlling costs, without of course, losing sight of our mission to provide quality patient care and exceptional service at every Tenet hospital.

My confidence in our ability to achieve these and other goals comes from the more than 55,000 Tenet employees who demonstrate each day their commitment to our patients, our hospitals and the communities we serve.

Sincerely,

Trevor Fetter
President and Chief Executive Officer

PROXY STATEMENT

i

GENERAL INFORMATION

Your proxy is solicited by the Board of Directors of Tenet Healthcare Corporation for use at the Annual Meeting of Shareholders to be held in Dallas, Texas at 8:00 a.m. Central time on Wednesday, May 5, 2010, and any adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Under Securities and Exchange Commission (“SEC”) rules, Tenet has elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder. On March 25, 2010, we mailed to the majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) directing shareholders to a website where they can access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2009 and view instructions on how to vote via the Internet or by telephone. If you received the Notice of Internet Availability only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice of Internet Availability to request that a paper copy be mailed to you. Shareholders who do not receive the Notice of Internet Availability will receive a paper or electronic copy of our proxy materials. This Proxy Statement and related proxy materials are being mailed or made available to shareholders on or about March 25, 2010.

You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 4, 2010. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The website for Internet voting is noted on your proxy card or your Notice of Internet Availability. Internet voting also is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 4, 2010. As with telephone voting, you may confirm that your instructions have been properly recorded. If you received a paper copy of the proxy card by mail and choose to vote by mail, please mark your proxy card, date and sign it, and promptly return it in the postage-paid envelope provided. Shares must be voted either by telephone, Internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning a Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you submit your proxy, but do not provide instructions, your proxy will be voted in accordance with the Board’s recommendations as set forth in this Proxy Statement. You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, (3) granting a later proxy through Internet or telephone voting or (4) attending the Annual Meeting and voting in person.

Holders of our common stock at the close of business on March 9, 2010 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 483,672,874 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The presence, in person or by proxy, of a majority of the shares of common stock outstanding on the date of the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum. In the case of Proposal 1 (Election of Directors) and Proposal 4 (Ratification of the Selection of Independent Registered Public Accountants), abstentions will not change the number of votes cast for or against these proposals and therefore will have no effect on the approval of these proposals. In the case of Proposal 2 (Amendment of 2008 Stock Incentive Plan) and Proposal 3 (Amendment of Employee Stock Purchase Plan), abstentions will be counted as present and entitled to vote and will have the same effect as votes against these proposals. Holders of our 7.00% Mandatory Convertible Preferred Stock are not entitled to vote at the Annual Meeting.

If your shares of our common stock are held by a broker in street name (which means your shares are registered in the name of your broker), under the rules of the New York Stock Exchange (“NYSE”) your broker may vote your shares on certain matters if you do not provide your broker with voting instructions. The ratification of the selection of our independent registered public accountants is considered a routine matter upon which brokerage firms may vote on behalf of their clients if no voting instructions are provided. A “broker non-vote” occurs when a broker holding your shares in street name does not vote on a particular matter because you did not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. The non-routine matters on the agenda for this year’s Annual Meeting include the election of directors, a proposal to amend our 2008 Stock Incentive Plan and a proposal to amend our Employee Stock Purchase Plan.

We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $25,000 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

Tenet’s Board of Directors is elected annually by the shareholders. Our nominees for the election of directors include eight independent directors and our President and Chief Executive Officer. At the recommendation of our Nominating and Corporate Governance Committee (“Governance Committee”), our Board has selected the nominees listed below to serve as directors for the one-year term beginning at the Annual Meeting on May 5, 2010, or until their successors are elected or appointed. For information regarding factors considered in selecting these nominees, see “Selection Process for Nominees” below.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee named in this section. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the persons named as proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce its size. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our bylaws require that, to be elected, a director nominee must receive a majority of the votes cast in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each director nominee is currently serving on the Board. If a nominee is not re-elected, Nevada law provides that the incumbent director would continue to serve on the Board until his or her successor is elected or the director resigns. However, under our Corporate Governance Principles, any incumbent director who receives, in an uncontested election of directors, a greater number of votes cast “against” his or her election than votes “for” his or her election must submit his or her resignation to the Board. In that situation, our Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Our Board would then act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within a reasonable period from the date that the election results were certified.

Director Changes in 2010

On March 8, 2010, one of our directors, J. McDonald Williams, notified us of his decision not to stand for re-election to the Board of Directors. Mr. Williams will resign from the Board, effective as of the conclusion of our Annual Meeting. Mr. Williams, a member of the Audit Committee and Compensation Committee, has served as an independent member of our Board since March 2005. In his role as director, Mr. Williams made many significant contributions to the Board, Tenet and our shareholders. As of March 25, 2010, the date of the mailing of this Proxy Statement, no candidate has been identified to fill the vacancy to be created upon Mr. Williams’ retirement from the Board.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

The Board recommends that you vote “FOR” the election of each of the following nominees.

John Ellis “Jeb” Bush

Director

Member of Nominating and Corporate Governance Committee and Quality, Compliance and Ethics Committee

Age: 57

Mr. Bush is the president of Jeb Bush and Associates, a consulting firm. He served as the 43rd Governor of the State of Florida from January 1999 until January 2007. Prior to his election as Governor, Mr. Bush worked as a real estate executive and pursued other entrepreneurial ventures in Florida from 1981 to 1998, and served as Secretary of Commerce for the State of Florida from 1987 to 1988. Before 1981, Mr. Bush served in various positions at Texas Commerce Bank in Houston, Texas and in Caracas, Venezuela. He formed and serves as chairman of the Foundation for Florida’s Future, a not-for-profit public policy organization, and the Foundation for Excellence in Education, a not-for-profit charitable organization. Mr. Bush holds a bachelor’s degree in Latin American affairs from the University of Texas at Austin. He serves on the board of directors of one other public company, Rayonier Inc. He also serves on the board of directors of Angelica Corporation, CNL Bancshares Inc., CorMatrix Cardiovascular, Inc. and Empower Software Solutions, Inc. Mr. Bush has been a member of Tenet’s Board since April 2007.

Trevor Fetter

Director

Member of Executive Committee

Age: 50

Mr. Fetter was named Tenet’s President in November 2002 and was appointed Chief Executive Officer in September 2003. From March 2000 to November 2002, Mr. Fetter was chairman and chief executive officer of Broadlane, Inc. From October 1995 to February 2000, he served in several senior management positions at Tenet, including Chief Financial Officer. Mr. Fetter began his career with Merrill Lynch Capital Markets, where he concentrated on corporate finance and advisory services for the entertainment and healthcare industries. In 1988, he joined Metro-Goldwyn-Mayer, Inc., where he had a broad range of corporate and operating responsibilities, rising to executive vice president and chief financial officer. Mr. Fetter holds a bachelor’s degree in economics from Stanford University and an M.B.A. from Harvard Business School. He is a member of the board of directors of one other public company, The Hartford Financial Services Group, Inc. Mr. Fetter completed a one-year term as the chairman of the board of directors of the Federation of American Hospitals on March 1, 2010 and remains a director. Mr. Fetter has been a director of Tenet since September 2003.

Brenda J. Gaines

Director

Member of Audit Committee and Compensation Committee

Age: 60

Ms. Gaines served as president and chief executive officer of Diners Club North America, a division of Citigroup, from 2002 until her retirement in March 2004. She also served as president of Diners Club from 1999 to 2002 and held a number of senior management positions within Citigroup from 1988. From 1983 to 1987, she worked in various management positions for the City of Chicago, including Deputy Chief of Staff to the Mayor and Commissioner of Housing. Ms. Gaines received her bachelor’s degree from the University of Illinois at Champaign-Urbana and her master’s degree in public administration from Roosevelt University in Chicago. She currently serves on the board of directors of three other public companies, Federal National Mortgage Association (Fannie Mae), NICOR Inc. and Office Depot, Inc., and she formerly served as a director of CNA Financial Corp. Ms. Gaines has been a member of Tenet’s Board since March 2005.

Karen M. Garrison

Director

Member of Nominating and Corporate Governance Committee and Quality, Compliance and Ethics Committee

Age: 61

Ms. Garrison served as president of Pitney Bowes Business Services from 1999 until her retirement in 2004. From 1978 to 1999, she held a number of senior management positions at Pitney Bowes and Dictaphone Corporation (then a subsidiary of Pitney Bowes), including vice president of operations and vice president of finance and chief financial officer. Ms. Garrison received her bachelor of science degree in accounting from Rollins College and her M.B.A. from the Florida Institute of Technology. She currently serves on the board of directors of two other public companies, Kaman Corporation and Standard Parking Corporation, and she formerly served as a director of North Fork Bancorporation, Inc. Ms. Garrison has been a member of Tenet’s Board since March 2005.

Edward A. Kangas

Chairman

Chair of Compensation Committee and Executive Committee, and member of Quality, Compliance and Ethics Committee

Age: 65

Mr. Kangas served as global chairman and chief executive officer of Deloitte Touche Tohmatsu from 1989 to 2000. He also served as the managing partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected managing partner and chief executive officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. A certified public accountant, Mr. Kangas holds a bachelor’s degree in business administration and an M.B.A. from the University of Kansas. He is a director of four other public companies, Eclipsys Corporation, Hovnanian Enterprises, Inc., Intuit Inc. and United Technologies Corporation, and he formerly served as a director of Electronic Data Systems Corporation. In addition, he is a board member of the International Federation of Multiple Sclerosis Societies, and he serves as a trustee of the Committee for Economic Development. He is also a member of Beta Gamma Sigma Directors’ Table and a life trustee of the board of trustees of the University of Kansas Endowment Association. Mr. Kangas has been a member of Tenet’s Board since April 2003 and was first elected Chairman of the Board in July 2003.

J. Robert Kerrey

Director

Chair of Nominating and Corporate Governance Committee, and member of Executive Committee and Quality, Compliance and Ethics Committee

Age: 66

Mr. Kerrey has been president of The New School University in New York City since January 2001. From January 1989 to December 2000, he served as a U.S. Senator from the State of Nebraska. Before his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from January 1982 to December 1987. Prior to entering public service, he founded and operated a chain of restaurants and health clubs. Mr. Kerrey holds a degree in pharmacy from the University of Nebraska. He is a director of three other public companies, Genworth Financial, Inc., Jones Apparel Group, Inc. and Scientific Games Corporation. He is also co-chairman of the board of the Concord Coalition, a nonpartisan organization dedicated to responsible fiscal policy. Mr. Kerrey has been a member of Tenet’s Board since March 2001.

Floyd D. Loop, M.D.

Director

Chair of Quality, Compliance and Ethics Committee, and member of Executive Committee and Nominating and Corporate Governance Committee

Age: 73

Dr. Loop retired as the chief executive officer and chairman of the board of governors of The Cleveland Clinic Foundation in October 2004, a position he held for 15 years. Before becoming the Foundation’s chief executive officer in 1989, Dr. Loop was an internationally recognized cardiac surgeon. He practiced cardiothoracic surgery for 30 years and headed the Department of Thoracic and Cardiovascular Surgery at The Cleveland Clinic from 1975 to 1989. Dr. Loop has authored more than 350 clinical research papers, chaired the Residency Review Committee for Thoracic Surgery and was president of the American Association for Thoracic Surgery. Dr. Loop holds a bachelor of science degree from Purdue University and received his medical degree from George Washington University. He is a director of two other public companies, Athersys, Inc. and Intuitive Surgical, Inc. He is also a director of Future Path Medical, LLC, Management Health Solutions, Inc., ValveXchange, Inc., Visible Assets Inc. and The Vitality Group, a member of Discovery Holdings Ltd. Dr. Loop has been a member of Tenet’s Board since January 1999.

Richard R. Pettingill

Director

Member of Compensation Committee and Quality, Compliance and Ethics Committee

Age: 61

Mr. Pettingill served as president and chief executive officer of Allina Hospitals and Clinics from 2002 until his retirement in 2009. While in this role, he also served on the board of directors of the Minnesota Hospital Association and the Minnesota Business Partnership. Prior to joining Allina Hospitals and Clinics, Mr. Pettingill served as executive vice president and chief operating officer of Kaiser Foundation Health Plans and Hospitals from 1996 to 2002. From 1991 to 1995, he served as president and chief executive officer of Camino Healthcare. Mr. Pettingill received a bachelor’s degree from San Diego State University and a master’s degree in health care administration from San Jose State University. He is currently a 2010 Fellow in the Advanced Leadership Initiative program at Harvard University. Mr. Pettingill has been a member of Tenet’s Board since March 2004.

James A. Unruh

Director

Chair of Audit Committee, and member of Executive Committee and Nominating and Corporate Governance Committee

Age: 69

Mr. Unruh has served as principal of Alerion Capital Group LLC, a private equity firm, since 1998. Prior to founding Alerion, Mr. Unruh was the chairman, president and chief executive officer of Unisys Corporation from 1990 until 1997. Before being named chief executive officer, Mr. Unruh held a number of senior management positions at Unisys and its predecessor corporation, Burroughs Corporation. Mr. Unruh received his bachelor’s degree in business administration from Jamestown College and his M.B.A. from the University of Denver. He is a director of three other public companies, CSG Systems International, Inc., Prudential Financial, Inc. and Qwest Communications International. In addition, he serves as a director of various privately held companies in connection with his position at Alerion and as chairman of the Board of Trustees of Jamestown College. Mr. Unruh has been a member of Tenet’s Board since June 2004.

Selection Process for Nominees

Under our Corporate Governance Principles, the Governance Committee is responsible for nominating, and the Board is responsible for selecting, individuals to fill vacancies on the Board and to stand for election at each annual meeting. The Governance Committee considers candidates at the recommendation of existing Board members, our management, search firms or other consultants, and our shareholders. Shareholders may propose nominees for election in accordance with the terms of our bylaws or recommend candidates to the Board for consideration by writing to the Governance Committee in care of the Corporate Secretary at our offices in Dallas, Texas, or by e-mail to boardofdirectors@tenethealth.com.

In December 2009, the Executive Committee of our Board reviewed and discussed the current composition of the Board, long-term succession planning and other topics relating to the Board’s nomination process. The Executive Committee reported and discussed the results of its meeting with the full Board. In February 2010, the Governance Committee met to consider potential nominees to the Board. As part of this process, the Governance Committee reviewed the composition of the Board as a whole, including the balance of business backgrounds, qualifications, technical skills, and other qualities represented on the Board. The Governance Committee also reviewed and discussed our Board’s current leadership and other needs. Based on this review, the Governance Committee concluded, in light of our current structure and operations, that the following criteria best represented the qualities required for Board service:

•	professionalism, integrity and commitment to our core ethical and other values;

•

current or past service as the chief executive officer of a public or private company, chief executive officer of a business unit of a major corporation, or similar leadership position in a major governmental, professional or non-profit organization;

•

expertise in financial and accounting matters, familiarity with the regulatory and corporate governance requirements applicable to public companies, and/or expertise in other areas enhancing the Board’s performance;

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experience in the healthcare industry or other relevant industry experience, it being the intent of the Board that its members should represent a broad range of professional and business backgrounds that can contribute to our business;

•	government, regulatory and public relations experience;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors, including the ability to work in a significantly challenging “turnaround” environment;

•	diversity of viewpoint, background, experience and other demographics; and/or

•	familiarity with and contacts in the communities in which we do business.

The Governance Committee also reviewed updated biographical information for each incumbent director, information relating to changes in professional status, independence and other professional commitments, as well as input derived from the Board’s annual self-evaluation process with respect to each director’s performance on the Board. The Governance Committee reviewed and discussed each incumbent director’s commitments relative to other public company boards, including any related issues relevant to the director’s candidacy.

Based on this review, the Governance Committee concluded that each of the nominees possesses the experience, skills and other characteristics best suited to meet the needs of the Board and the company in light of our current business and operating environment. Specifically, the Committee noted the following:

Executive Leadership Experience

Each of our nominees has served in a senior leadership role within a large, complex organization. In particular, two of the nominees (Mr. Fetter and Mr. Unruh) have served as the chief executive officers of S&P

500 corporations. Two of our nominees have served as Governors of U.S. States (Mr. Bush and Mr. Kerrey). One of our nominees (Mr. Kerrey) is a former member of the U.S. Senate. Two of our nominees (Ms. Gaines and Ms. Garrison) have served as the chief executive officers and/or presidents of major business units of S&P 500 corporations and one of our nominees (Mr. Kangas), who also serves as the Chairman of our Board, served as the chairman and chief executive officer of an international public accounting firm. In addition, Mr. Kerrey currently serves as the president of a major university.

The Board believes that our nominees’ experience as senior executives in large complex public, private, government and academic organizations enables them to better oversee the management of the company, including its business and financial matters, corporate governance and compliance programs, governmental relations, investor and public communications, labor management relations and regulatory matters.

Mix of Business Sector and Other Experience

The Governance Committee determined that the mix of business and other backgrounds of the nominees was desirable in light of our current business operations and structure.

Healthcare Industry. Three of our nominees have direct experience in the healthcare industry.

•	Mr. Fetter, who serves as our President and Chief Executive Officer, has held senior leadership positions in the healthcare industry for over 15 years.

•

Dr. Loop, the Chair of the Quality, Compliance and Ethics Committee, has over 45 years experience in healthcare. He formerly served as the chief executive officer and chairman of the board of The Cleveland Clinic Foundation. In addition, Dr. Loop is an internationally recognized cardiologist, a background the Governance Committee deemed particularly significant given the importance of physician recruiting and retention in the hospital industry.

•

Mr. Pettingill has over 40 years of experience in executive leadership roles in the healthcare industry. He recently retired as president and chief executive officer of Allina Hospitals and Clinics and is currently a Senior Fellow in the Advanced Leadership Initiative program at Harvard University, where he is pursuing advanced academic work on public health policy issues.

Accounting and Finance. Five of our nominees have extensive experience in accounting and financial matters derived through their executive leadership roles in the public and private sector. In particular:

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Mr. Fetter has served as a chief financial officer in the healthcare and entertainment sectors. He began his career with Merrill Lynch Capital Markets, where he concentrated on corporate finance and advisory services. He holds an advanced degree in business administration.

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Ms. Gaines, a member of our Audit Committee, was the chief executive officer of Diners Club North America, a major business unit of Citigroup. She has a broad range of experience in the consumer credit industry, a background that provides the Board with a perspective on patient billing systems and accounts receivable collections. Ms. Gaines holds an advanced degree in public administration.

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Ms. Garrison previously served as the president of a major business unit of Pitney Bowes Inc., an S&P 500 corporation, and holds an advanced degree in business administration. She has extensive experience in business reorganizations and restructurings.

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Mr. Kangas, the Chairman of our Board, served as chairman and chief executive officer of Deloitte Touche Tohmatsu, a major international accounting firm. In that role, he acquired significant experience in the public accounting field and in advising large public corporations on a range of financial reporting and compliance matters. Mr. Kangas holds advanced degrees in business administration.

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Mr. Unruh, the Chair of our Audit Committee, has extensive experience in accounting and financial matters in public and private companies. He is a former chairman, president and chief executive officer of Unisys Corporation. He holds advanced degrees in business administration. In addition, he currently serves as a principal of a private equity firm. Mr. Unruh has extensive experience advising companies that have faced turnaround challenges.

Public Sector. Mr. Kerrey and Mr. Bush have a combined 25 years of experience in the public sector. Mr. Kerrey is a former U.S. Senator and Governor of the State of Nebraska, and Mr. Bush is a former Governor of the State of Florida. Mr. Bush also served as Florida’s Secretary of Commerce. The Governance Committee believes that Mr. Bush’s and Mr. Kerrey’s experience in government is particularly relevant in light of the highly regulated nature of the healthcare sector, especially given the recent and ongoing activity in healthcare reform and related regulatory and legislative initiatives at both the federal and state level.

Technology and Manufacturing Sectors. Two of our nominees have extensive experience in the technology and manufacturing sectors, industry segments that we believe add diversity of perspective and other benefits to our Board. In particular:

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Ms. Garrison, who served as the president of Pitney Bowes Business Services, has extensive experience in business reorganizations and restructurings, as well as crisis management. In particular, Ms. Garrison led a team of Pitney Bowes executives in managing the dislocation of personnel and business services following the September 11, 2001 terrorist attacks against the United States.

•

Mr. Unruh served as the chief executive officer of Unisys Corporation, a major computer services corporation. The Governance Committee believes that Mr. Unruh’s knowledge and experience in the computer industry is particularly valuable in the healthcare sector, which is undertaking significant capital investments in new IT systems to meet the requirements of federal health laws. The Committee also noted that Mr. Unruh served as chief executive officer of Unisys at a time of significant business and other challenges and that his experience in turnaround management is particularly relevant to the current needs of our company.

Personal Qualities and Diversity. The Governance Committee believes that effective boards require teamwork. In addition, the Governance Committee believes that it is critical to identify candidates with demonstrated commitment to professionalism and integrity. Based on the Board’s annual self-evaluation process, the Governance Committee determined that each nominee embodies these personal characteristics. In particular, the Governance Committee noted that each nominee has demonstrated an ability to work effectively with other directors and management, provide candid and direct feedback, and work constructively to bridge diverse viewpoints and reach a consensus. Our Board includes a balanced regional representation of our country, including nominees from each region in which we conduct business. Additionally, the Board considers a mix of backgrounds and skills essential to its diverse composition. Our Board currently includes individuals of differing ages, races and genders.

Special Considerations Regarding Service on Other Boards. Under our Corporate Governance Principles, nominees must seek approval prior to serving on another public company’s board. In addition, the Governance Committee limits the number of public boards on which a nominee may serve to three in addition to our Board (two in the case of directors currently serving as chief executive officers or in equivalent positions of public companies). The Chair of the Governance Committee may waive the three board limit for a non-CEO director upon a showing that additional board service would not impair the director’s service on our Board. The Governance Committee also reviews the public companies on which nominees serve to identify any special issues that might require further analysis, including service on boards of companies that are in bankruptcy. The Governance Committee does not consider service on such Boards to be an automatic bar to service on our Board. In fact, the Governance Committee believes that such service can provide useful experience and insight into overseeing corporations in a turnaround situation. If a nominee serves on the board of a public company in bankruptcy, the Governance Committee considers the specific facts and circumstances relating to the nominee’s service on such board, including his or her role in the risk management process of that board.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

Our Board of Directors is currently comprised of ten members, which include nine independent members and our President and Chief Executive Officer. Mr. Kangas, an independent, non-employee director, serves as the Chairman of our Board.

Roles of Board and Management

Tenet’s business is conducted by its employees, managers and officers, under the direction of its Chief Executive Officer. The Board is elected by the shareholders to oversee management.

Role of Independent Chairman of the Board

In general, the Chairman of the Board coordinates the activities of the Board. Among other things, he:

•	presides at all meetings of the Board;

•	approves, in consultation with the Chief Executive Officer and the committee chairs, agendas for all Board and committee meetings;

•	chairs executive sessions with non-management directors, which sessions occur in conjunction with each regularly scheduled meeting of the Board;

•	oversees the flow of information to the Board to ensure that it receives the appropriate quality and quantity of information on a timely basis;

•	acts as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

•	serves as the Board’s liaison to the Chief Executive Officer between meetings; and

•	facilitates communications among non-management directors and between non-management directors and management.

The Chairman of the Board also evaluates, along with the Compensation Committee and other non-management directors, the performance of the Chief Executive Officer, and communicates the results of the evaluation to the Chief Executive Officer. In addition, he has the authority to call regular and special meetings of the Board and shareholders.

Separation of Roles of Chairman of the Board and Chief Executive Officer

At present, the positions of Chairman of the Board and Chief Executive Officer are held by different persons. Mr. Kangas, who became a director in April 2003, was elected Chairman of the Board in July 2003. Mr. Fetter, who was elected our President in November 2002, became a member of the Board in September 2003 and, in the same month, was named our Chief Executive Officer. The Board regularly reviews its leadership structure, including the separation of the roles of Chairman and Chief Executive Officer. The Board has determined that its current leadership structure is appropriate given its present characteristics and circumstances. In making this determination, the Board took into account Mr. Kangas’ long-term, successful tenure as Chairman, his excellent working relationships with the Chief Executive Officer and the other members of the Board, his stature and reputation among the Board members, and his special expertise in accounting and governance matters.

If at some future date the Board elected to combine the roles of Chairman and Chief Executive Officer, our Corporate Governance Principles would require the Board to appoint an independent, non-employee director to serve as Lead Director. The Lead Director would perform a role similar to that currently performed by our current, non-employee Chairman, including chairing executive sessions of the Board, serving as principal liaison between the non-employee directors and members of senior management, representing the Board in meetings with investors, legislators and other government officials, leading the Board in its self-evaluation process and working with the employee Chairman to facilitate information flow to the Board and develop meeting agendas and schedules.

Director Independence

Under our Corporate Governance Principles, at least two-thirds of the Board must consist of “independent” directors. The Board will not consider a director to be independent unless the Board affirmatively determines that the director has no material relationship with Tenet, and the director otherwise qualifies as independent under the corporate governance standards of the NYSE. The Board reviews each director’s independence at least annually and has made the affirmative determination that each of directors Bush, Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill and Unruh has no material relationship with the company and is independent. In addition, the Board has determined that director Williams, who is not standing for re-election to the Board at the Annual Meeting, has no material relationship with the company and is independent.

In making its independence determinations, the Board broadly considers all relevant facts and circumstances and, in particular, looks closely at the organizations with which each director has an affiliation. The Board reviews any interests a director, or member of the director’s immediate family, may have that would preclude the Board from determining that the director has no material relationship with the company, including whether the director or a member of his or her immediate family is affiliated with an entity with which we have a commercial or charitable relationship. As part of this assessment, the Board reviews accounts payable information specifying the amount, if any, of payments we made for products and services in the prior year to those other companies with whom our directors have a relationship, and also reviews accounts receivable information to determine if we received any payments from those same entities. In addition, the Board examines donations made by Tenet to not-for-profit organizations with which the directors are affiliated.

The Audit, Compensation, and Nominating and Corporate Governance Committees are composed exclusively of independent directors as required by the NYSE. Also, all directors serving on the Audit Committee meet the more stringent independence standards for audit committee members required by the SEC. In addition, the Compensation Committee is composed exclusively of “outside directors” within the meaning of Rule 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

Board and Committee Organization

We are governed by our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Significant business decisions are generally considered by the Board as a whole. The Board met seven times during 2009. The Board regularly meets in executive sessions. Mr. Fetter is considered an employee director. All other directors are considered non-employee directors. Each incumbent director who served during 2009 participated in at least 75% of the aggregate of meetings of the Board and the committees on which he or she served, during the period he or she served as a director. All Board members are encouraged to attend our annual meeting of shareholders. Nine of our directors attended last year’s annual meeting.

The Board has delegated certain of its responsibilities to the following committees: Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee; Quality, Compliance and Ethics Committee; and Executive Committee. The following table indentifies the members of each of our committees.

Committee	Members
Audit	Mr. Unruh (Chair)
Ms. Gaines
Mr. Williams

Committee	Members
Compensation	Mr. Kangas (Chair)
Ms. Gaines
Mr. Pettingill
Mr. Williams

Nominating and Corporate	Mr. Kerrey (Chair)
Governance	Mr. Bush
Ms. Garrison
Dr. Loop
Mr. Unruh

Quality, Compliance and	Dr. Loop (Chair)
Ethics	Mr. Bush
Ms. Garrison
Mr. Kangas
Mr. Kerrey
Mr. Pettingill

Executive	Mr. Kangas (Chair)
Mr. Fetter
Mr. Kerrey
Dr. Loop
Mr. Unruh

Each of the Board’s committees, except the Executive Committee, operates under a written charter that is reviewed and approved annually by the respective committee. The Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Quality, Compliance and Ethics Committee charters are available for viewing in the “Corporate Governance” section under the “About” tab on our website at www.tenethealth.com. The Board and each committee may from time to time retain independent advisors and consultants to assist the directors in carrying out their responsibilities.

Audit Committee

The Audit Committee consists of directors Unruh (Chair), Gaines and Williams, each of whom the Board has determined is an audit committee financial expert as defined by the SEC and meets the financial literacy standards of the NYSE applicable to audit committee members. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards and meets the more stringent independence requirements for audit committee members established by the SEC.

The duties and responsibilities of the Audit Committee include Board oversight of: (1) our accounting, reporting and financial practices, including the integrity of our financial statements; (2) our compliance with legal and regulatory requirements with respect to applicable accounting and auditing matters; (3) our independent registered public accountants’ qualifications, independence and performance; and (4) our internal audit function.

The Audit Committee has implemented policies and procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls and auditing matters. Employees may lodge their complaints and concerns anonymously through our 24-hour toll-free Ethics Action Line. All such complaints and concerns are forwarded by the Ethics and Compliance Department to Tenet’s Corporate Secretary. Third parties are directed to the “Ethics and Compliance” section under the “About” tab on our website, www.tenethealth.com, which contains information about how to submit concerns and complaints to our Ethics and Compliance Department. Third parties may also submit concerns and complaints to the Corporate Secretary. The Corporate Secretary directs all accounting-related concerns to the Chair of the Audit Committee.

The Audit Committee, which has the sole authority to select and retain our independent registered public accountants, has selected Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2010. In making the decision to retain Deloitte & Touche LLP, the Audit Committee took into account our experience with the firm during 2009, as well as the firm’s reputation in the auditing field and its professional qualifications, and also reviewed auditor independence issues and existing commercial relationships with Deloitte & Touche LLP. The Audit Committee concluded that Deloitte & Touche LLP has no commercial relationship with us that would impair its independence. The Board is requesting shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2010 in Proposal 4 of this Proxy Statement.

The Audit Committee met 12 times during 2009. The Committee regularly meets in executive session with only non-employee directors. The Audit Committee Report can be found beginning on page 21.

Compensation Committee

The Compensation Committee consists of directors Kangas (Chair), Gaines, Pettingill and Williams. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards. In addition, each Committee member meets the qualifications for compensation committee members required by Section 162(m) of the Internal Revenue Code.

The Committee’s primary duties and responsibilities include establishing general compensation policies for the company that: (1) support our overall business strategies and objectives; (2) enhance our efforts to attract and retain skilled employees; (3) link compensation with business objectives and organizational performance; and (4) provide competitive compensation opportunities for our key executives. The Committee oversees the administration of the company’s executive compensation programs, and is responsible for establishing and interpreting the company’s compensation policies and approving all compensation paid to executive officers, including the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement, which can be found on page 39. Specifically, the Compensation Committee makes all compensation decisions regarding our non-employee directors, the Named Executive Officers and other members of our senior management team, which includes our other executive officers and certain senior vice presidents. As part of our annual performance review process, our Chief Executive Officer reviews the performance of each of such other executives and discusses their performance with the Compensation Committee, which makes its own assessment of these officers’ performance based upon the Board’s expectations of senior management. The Committee’s decisions regarding the compensation of our executives are made in consultation with the Chief Executive Officer and outside the presence of other executives. The Compensation Committee, without the participation of management, also reviews the performance of the Chief Executive Officer.

The Committee retains an independent outside consultant, Frederic W. Cook and Co., to assist it in formulating its compensation policies, applying those policies to the compensation of executives and advising the Committee as to the form and reasonableness of compensation paid to executives.

Additional information on the role of the Compensation Committee in setting executive compensation and the assistance provided to the Committee by its outside consultant can be found in “Compensation Discussion and Analysis” beginning on page 23.

The Compensation Committee also acts on behalf of the Board in administering, or overseeing the administration of, all of our employee benefit plans except our health and welfare plans. The Committee determines which directors, officers, employees, advisors and consultants are eligible to participate in any of our active executive compensation plans, the extent of such participation, and the terms and conditions under which benefits may be vested, received or exercised. With respect to our qualified retirement plans, the Committee is responsible for overseeing the investment of the plans’ assets, reviewing actuarial and investment information concerning the plans, and monitoring the operation of the plans. The Committee also has the authority to amend our employee benefit plans.

The Compensation Committee met seven times during 2009. The Committee regularly meets in executive session with only non-employee directors. The Compensation Committee Report can be found on page 23.

Compensation Committee Interlocks and Insider Participation

During 2009, directors Kangas (Chair), Gaines, Pettingill and Williams served on the Compensation Committee. No member of the Compensation Committee was at any time during 2009 or at any other time an officer or employee of the company, and no member had any relationship with the company requiring disclosure as a related-party transaction under “Certain Relationships and Related Transactions” on page 57 of this Proxy Statement. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Compensation Committee during 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of directors Kerrey (Chair), Bush, Garrison, Loop and Unruh. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards.

The Committee is responsible for identifying and evaluating corporate governance issues and making recommendations to the Board concerning our Corporate Governance Principles and other corporate governance matters. In addition, the Committee reviews proposed related-party transactions and determines whether such transactions are appropriate for the Board to consider. The Committee is also responsible for identifying and evaluating individuals qualified to become Board members and recommending to the Board candidates to stand for election or re-election as directors.

The Nominating and Corporate Governance Committee and the Board consider, among other things, the following attributes and criteria when selecting new nominees for election to the Board and determining which of our existing directors will stand for re-election to the Board: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other factors as the Board considers appropriate in the context of its needs.

The Committee evaluates candidates through background and reference checks, interviews and an analysis of each candidate’s qualifications and attributes in light of the current composition of the Board and our leadership needs at the time. From time to time, the Committee may engage the services of an outside consultant to assist the Committee by conducting searches to identify candidates, evaluating candidates’ qualifications, handling background and reference checks, and making initial contacts with potential candidates. The Nominating and Corporate Governance Committee considers candidates at the recommendation of existing Board members, our management, search firms or other consultants, and shareholders. Additional information on the process for selecting the nominees for election at the 2010 Annual Meeting, including the specific selection criteria considered, can be found in “Selection Process for Nominees” beginning on page 7.

The Nominating and Corporate Governance Committee met five times during 2009. The Committee regularly meets in executive session with only non-employee directors.

Quality, Compliance and Ethics Committee

The Quality, Compliance and Ethics Committee consists of directors Loop (Chair), Bush, Garrison, Kangas, Kerrey and Pettingill. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards.

The purpose of the Committee is to assist the Board in its oversight of our policies and procedures on ethics, quality assurance and legal compliance. The Committee’s responsibilities with respect to overseeing our information, procedures and reporting systems, as well as our Compliance Program, are discussed below under

“Role of Board and its Committees in Risk Oversight.” In addition to these responsibilities, the Committee: (1) reviews and approves our Standards of Conduct, which apply to all of our employees, as well as our directors; (2) receives periodic reports from our Ethics and Compliance Department as to our efforts to educate our employees about, and promote their adherence to, our Standards of Conduct; and (3) receives periodic reports from our Quality Management Department as to our efforts to advance quality health care. The Committee also oversees the performance of our obligations under our Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services. Our Chief Compliance Officer reports directly to the Committee.

The Quality, Compliance and Ethics Committee met five times during 2009. The Committee regularly meets in executive session with only non-employee directors.

Executive Committee

The Executive Committee consists of directors Kangas (Chair), Fetter, Kerrey, Loop and Unruh. The Executive Committee, which met one time during 2009, may exercise all of the powers of the Board in the management of our business and affairs when the Board is not in session, but may not (1) fill vacancies on the Board, (2) change the membership of, or fill vacancies in, any committee of the Board, (3) adopt, amend or repeal our bylaws, or (4) declare dividends.

Role of Board and its Committees in Risk Oversight

Our Audit Committee is primarily responsible for overseeing risk management processes relating to our accounting practices, corporate finance and general business operations, including the management of counterparty credit and performance risk. The Audit Committee receives quarterly reports from management on business and operational risks, internal audit reports relating to the integrity of our internal financial reporting controls and procedures, and reports from our Ethics Action Line relating to allegations of financial fraud or other infractions, as described above. Our Audit Committee meets regularly with our Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and Chief Compliance Officer, as well as our external and internal auditors, to discuss potential risks and other contingencies relating to our business. In addition, our Audit Committee meets on a quarterly basis to review these topics with selected chief executive officers and financial officers of our major operating units and regions. Our Audit Committee also reviews material risk issues in connection with its review of our quarterly and annual filings with the SEC. The Audit Committee reports and discusses the outcome of its meetings to the full Board, including any material risks identified by the Committee that require discussion or action by the full Board.

Our Quality, Compliance and Ethics Committee is primarily responsible for overseeing regulatory and compliance risk and also reports regularly to the full Board. In particular, the Committee oversees our information, procedures and reporting systems to provide reasonable assurance that: (1) our operations comply with applicable laws and regulations, particularly those related to healthcare providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries’ hospitals deliver quality medical care to their patients. The Quality, Compliance and Ethics Committee is also responsible for overseeing our Compliance Program, which is intended to foster compliance with federal and state laws and regulations applicable to healthcare providers, and receives periodic reports from our Chief Compliance Officer (who reports directly to the Committee), our Ethics and Compliance Department, and our internal and external legal, regulatory and other officers. The Committee meets regularly in joint session with our Audit Committee to discuss material regulatory and compliance risks and reports such risks to the full Board when appropriate for further discussion or action.

Special Role of Compensation Committee in Risk Oversight

Our Compensation Committee is responsible for assessing our compensation policies and practices relative to all our employees, including non-executive officers, to determine if the risks arising from these policies and practices are reasonably likely to have a material adverse effect on our company. In performing its duties, the Committee meets at least annually with our management and the Committee’s independent compensation consultant to review and discuss potential risks relating to our employee compensation plans and programs. The Compensation Committee reports to the Board on a regular basis any risks associated with our compensation plans and programs, including recommended actions to mitigate such risks.

In March 2010, the Committee reviewed with our management and the independent compensation consultant our compensation programs and practices, the mechanisms in our compensation plans and programs intended to reduce the risk of conduct reasonably likely to have a material adverse effect on our company, and an overall risk assessment of such programs based on this analysis. Among other things, the Committee reviewed our pay philosophy, balance of cash and equity compensation, balance of long-term and short-term performance periods of our plans and programs, and the use of our “Balanced Scorecard” approach to annual incentive compensation (which rewards employees based on a broad range of financial and operational metrics as opposed to a single target). The Committee also considered in connection with this review our equity grant administration policy, stock ownership guidelines, clawback incentive pay policies, as well as our internal financial reporting and regulatory compliance procedures. Based on the foregoing review and discussion, the Committee identified no risks that required disclosure in this Proxy Statement.

Corporate Governance Principles

The Board has adopted a set of Corporate Governance Principles that provide the framework for our governance. These Corporate Governance Principles address such matters as director independence, director qualifications and responsibilities, director compensation, director and officer stock ownership and retention guidelines, and Board performance evaluations. Our Corporate Governance Principles may be found in the “Corporate Governance” section under the “About” tab on our website at www.tenethealth.com.

Policies on Ethics and Conduct

We maintain a values-based ethics program that is designed to monitor and raise awareness of ethical issues among employees and to stress the importance of understanding and complying with our Standards of Conduct. All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Standards of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The members of our Board of Directors and many of our contractors are also required to abide by our Standards of Conduct. The standards reflect our basic values and form the foundation of a comprehensive process that includes compliance with all corporate policies, procedures and practices. Our standards cover such areas as quality patient care, compliance with all applicable laws and regulations, appropriate use of our assets, protection of patient information and avoidance of conflicts of interest. As part of the program, we provide annual ethics and compliance training sessions to every employee, as well as our Board of Directors and certain physicians and contractors. All employees are required to report incidents that they believe in good faith may be in violation of the Standards of Conduct, and are encouraged to contact our 24-hour toll-free Ethics Action Line when they have questions about the standards or any ethics concerns. Incidents of alleged financial improprieties reported to the Ethics Action Line or the Ethics and Compliance Department are communicated to the Audit Committee of our Board of Directors. All reports to the Ethics Action Line are kept confidential to the extent allowed by law, and employees have the option to remain anonymous. In cases reported to the Ethics Action Line that involve a possible violation of the law or regulatory policies and procedures, the matter is referred to the Ethics and Compliance Department for investigation. Retaliation against employees in connection with reporting ethical concerns is considered a serious violation of our Standards of Conduct, and, if it occurs, it will result in discipline, up to and including termination of employment. The full text of our Standards of Conduct is published in the “Ethics and Compliance” section under the “About” tab on our website at www.tenethealth.com.

Director Stock Ownership Guidelines and Stock Retention Policies

The Board has adopted stock ownership guidelines that require each non-employee director to own shares of our stock with a value equal to three times the annual director retainer within five years after the date on which the director joins the Board. As of March 15, 2010, all of our non-employee directors were in compliance with the guidelines.

The Board has also adopted stock retention guidelines that require directors who have not satisfied their ownership guidelines to hold for at least one year all of the “net shares” received upon the exercise of stock options or vesting of restricted stock units. For this purpose, “net shares” means the number of shares obtained by exercising the option or upon restricted stock unit vesting, less the number of any shares sold to pay the exercise price of the option and any taxes and transaction costs due upon the exercise or vesting. (A detailed discussion of these guidelines can be found beginning on page 35.)

Communications with the Board of Directors by Shareholders and Other Interested Parties

Shareholders may communicate with the Board of Directors by e-mail to boardofdirectors@tenethealth.com or by writing to the Board in care of the Corporate Secretary at our office in Dallas, Texas. Shareholder communications will be reviewed internally to determine if the shareholder’s concern can best be addressed by referral to a Tenet department such as Investor Relations or Corporate Communications. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chairman of the Board or a particular Board committee or Board member.

Other interested parties may make their concerns known to our non-employee directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles, which are available on our website at www.tenethealth.com.

DIRECTOR COMPENSATION

Our non-employee directors, which include all our directors except Mr. Fetter, each receive a $75,000 annual retainer fee (prorated for partial-year service). The non-employee directors also receive $2,000 per Board or committee meeting attended. Each non-employee director serving as the chair of a committee receives an annual fee of $12,000 (prorated for partial-year service), except that the chair of the Audit Committee receives an annual chair fee of $20,000 given the demands and responsibilities placed on the Audit Committee. Our independent Chairman of the Board receives an annual fee of $135,000 in addition to other Board and committee compensation. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings.

Our non-employee director compensation also includes an annual award of restricted stock units equal in value to $130,000 (prorated for partial-year service with respect to the initial year of service), as shown in the Stock Awards column in the table below.

The following table sets forth information concerning our compensation of the non-employee members of our Board of Directors for 2009. No compensation was paid to any of the non-employee directors pursuant to a non-equity incentive compensation plan nor were any stock options granted to our directors during 2009.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(3)	Total ($)
Bush	115,000	(4)	130,000	-0-		-0-	245,000
Gaines	127,000		130,000	-0-		-0-	257,000
Garrison	109,000		130,000	-0-		-0-	239,000
Kangas	274,000		130,000	-0-		-0-	404,000
Kerrey	121,000	(4)	130,000	-0-		-0-	251,000
Loop	123,000		130,000	-0-	(5)	-0-	253,000
Pettingill	109,000	(4)	130,000	-0-		-0-	239,000
Unruh	143,000		130,000	-0-		-0-	273,000
Williams	127,000		130,000	-0-		-0-	257,000

(1)	Amounts shown in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards granted under our stock incentive plans, as described under “Compensation Plans Applicable to Directors—Stock Incentive Plans” below. We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on such date.

(2)	As described in detail below, the 2009 stock awards shown in this column reflect annual grants to each director valued at $130,000 on the date of grant. All such awards are consistent with our policies for annual director grants.

(3)	A -0- in this column means that no such compensation was paid other than perquisites, if any, that have not been included because their aggregate value did not meet the reporting threshold of $10,000.

(4)	Includes amounts deferred by the director at his election under our 2006 Deferred Compensation Plan, described below, some of which are invested in Tenet stock units.

(5)	There was no change in the actuarial present value of Dr. Loop’s accumulated benefits during 2009 under the Directors Retirement Plan, described below.

Compensation Plans Applicable to Directors

Stock Incentive Plans

All of our non-employee directors are eligible to participate in our 2008 Stock Incentive Plan. Under our 2008 Stock Incentive Plan, the Board determines awards to be granted to each non-employee director.

The Board currently grants restricted stock units to non-employee directors on an annual basis pursuant to a formula under which each non-employee director receives that number of restricted stock units equal to $130,000 divided by the NYSE closing price per share of our common stock on the date of the grant. The restricted stock units are automatically granted to non-employee directors on the first business day following the annual shareholders meeting. On May 7, 2009, based on the NYSE closing price of $2.24 per share of our common stock, each non-employee director was granted 58,036 restricted stock units pursuant to the foregoing formula. These annual grants vested immediately on the grant date and will be settled in shares of our common stock. Settlement of these units will occur within 60 days of the earlier of the third anniversary of the date of grant or termination of service on the Board, unless a non-employee director elects, under the Special RSU Deferral Plan described below, to defer settlement of the units for a period of five years from the date the units otherwise would be settled or under certain circumstances in connection with a change of control of the company as defined in Section 409A of the Internal Revenue Code, in which case the restricted stock units would be settled within 60 days of the change of control. In the event of a change of control of the company that does not comply with Section 409A of the Internal Revenue Code, the restricted stock units would be converted to cash and paid within 60 days of the earlier of the third anniversary of the date of grant or termination of service on the Board.

On the last Thursday of any month in which a new non-employee director is elected to the Board, the director receives an automatic grant of that number of restricted stock units equal to $65,000 divided by the NYSE closing price per share of our common stock on the date of the grant. These one-time grants vest immediately on the grant date and are settled in shares of our common stock within 60 days of the director’s termination of service on the Board. In the event of a change of control of the company as defined in Section 409A of the Internal Revenue Code, the restricted stock units would be settled within 60 days of the change of control. In the event of a change of control of the company that does not comply with Section 409A of the Internal Revenue Code, the restricted stock units would be converted to cash and paid within 60 days of the termination of service on the Board.

Prior to August 2004, director awards under the 2001 Stock Incentive Plan (the predecessor to the 2008 Stock Incentive Plan) were made in the form of stock options rather than restricted stock units. If a non-employee director is removed from office by our shareholders, is not nominated for re-election by the Board or is nominated by the Board but is not re-elected by our shareholders, any options granted under the 2001 Stock Incentive Plan will expire one year after the date of removal or failure to be elected, unless by their terms they expire sooner. If during such one-year period the non-employee director dies or becomes permanently and totally disabled, the options will expire one year after the date of death or permanent and total disability, unless by their terms they expire sooner. If the non-employee director retires, the options granted under the 2001 Stock Incentive Plan will be exercisable and expire in accordance with their terms. If the non-employee director dies or becomes permanently and totally disabled while serving as a non-employee director, the options granted under the 2001 Stock Incentive Plan will expire five years after the date of death or permanent and total disability unless by their terms they expire sooner. If a non-employee director who becomes permanently and totally disabled while serving dies during such five-year period, the options will expire upon the later of the end of such five-year period or one year after the date of death, unless by their terms they expire sooner. The maximum term of an option is 10 years from the date of grant.

Special RSU Deferral Plan

We adopted the Special RSU Deferral Plan to permit directors to elect to defer the settlement of their annual restricted stock unit grants under the 2008 Stock Incentive Plan for a period of five years as provided under the terms of the award agreement. A director desiring to defer settlement of his restricted stock units must elect to do so at least 12 months before such restricted stock units would otherwise be settled and the deferral must be for a period of five years from the date the restricted stock units would otherwise be settled (such five year date is referred to herein as the “subsequent deferral date”), provided that no such election shall take effect until 12 months after the date on which the election is made. In the event of a change of control of the company, the restricted stock units will be settled on the subsequent deferral date irrespective of whether the underlying award agreement would provide for earlier settlement by reason of such change in control. As of March 15, 2010, none of our directors had elected to defer settlement of their restricted stock units pursuant to the terms of the Special RSU Deferral Plan.

Directors Retirement Plan

Our Directors Retirement Plan (the “DRP”) was discontinued as to all directors joining the Board after October 6, 1999. Only non-employee director Loop participates in the DRP.

Retirement benefits under the DRP, with certain adjustments, are paid to directors whose services are terminated prior to retirement for any reason other than death, so long as the director has completed at least five years of service. In the event of a change of control, as defined in the DRP, followed by a director’s termination of service or a director’s failure to be re-elected upon the expiration of his or her term in office, directors will be deemed fully vested in the DRP without regard to years of service and will be entitled to receive full retirement benefits.

Under the DRP, we are obligated to pay to Dr. Loop an annual retirement benefit for a period of 10 years following retirement. The annual retirement benefit is based on his years of service as a director and is equal to the lower of (x) the amount of the annual Board retainer (currently $75,000) at the time he retires and (y) $25,000, increased by a compounded rate of 6% per year from 1985 to his termination of service. The retirement benefits are paid monthly. He may elect to receive the retirement benefits in the form of a joint and survivor annuity.

Dr. Loop’s interest in the retirement benefit is fully vested. If he were to retire at this time, his annual retirement benefit would be $75,000.

Directors Life Insurance Program

Our Directors Life Insurance Program (the “Program”) was discontinued as to all directors joining the Board after October 6, 1999. As a result, only non-employee director Loop participates in the Program.

Under the Program, we entered into a split-dollar life insurance agreement with a policy owner designated by Dr. Loop providing for the purchase of a joint life, second-to-die, life insurance policy insuring the lives of Dr. Loop and another person designated by him. The amount of insurance purchased is sufficient to provide a death benefit of at least $1,000,000 to the beneficiaries and to allow us to recover the premiums we have paid towards keeping the policies in force until the deaths of both the director and the designated other person.

Deferred Compensation Plan

Under our 2006 Deferred Compensation Plan (the “2006 DCP”), directors and eligible employees may defer all or a portion of their compensation paid during a given calendar year. For directors, compensation is defined as cash compensation from retainers, meeting fees and committee fees. The following directors participated in the 2006 DCP in 2009: Bush, Kerrey and Pettingill. For 2010, directors Bush, Kerrey and Pettingill have enrolled to participate in the 2006 DCP. A more complete description of the 2006 DCP can be found beginning on page 49.

AUDIT COMMITTEE REPORT

The Audit Committee is made up of the three members named below. The Board requires that each member of the Committee be an independent director as defined by the NYSE rules and the rules of the SEC. Each member of the Committee is independent under those criteria. In addition, the Board has determined that each Committee member is an Audit Committee financial expert, as defined by SEC rules, and that each Committee member is financially literate as required by NYSE rules. Director Unruh serves as Chair of the Committee.

The Committee, on behalf of the Board, oversees the company’s financial reporting process. In fulfilling its oversight responsibilities in 2009, the Committee reviewed and discussed with management and the company’s independent registered public accountants for the year ended December 31, 2009, Deloitte & Touche LLP (“Deloitte”), each Quarterly Report on Form 10-Q filed during 2009 (the “Forms 10-Q”), as well as the audited consolidated financial statements and the footnotes thereto in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”), before the Forms 10-Q and Form 10-K were filed with the SEC. The Committee discussed with management the quality, not just the acceptability, of the company’s accounting principles, the reasonableness of significant estimates and judgments, and the degree and quality of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Committee also reviewed with management and Deloitte each press release concerning earnings prior to it being released.

The company’s independent registered public accountants are responsible for expressing an opinion on the company’s audited consolidated financial statements and the fair presentation, in all material respects, of the company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with Deloitte its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed by the Committee with the company’s independent registered public accountants under the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) and Rule 2-07 of Regulation S-X (Communication with Audit Committees). Deloitte has expressed an opinion in its Report of Independent Registered Public Accounting Firm that the company’s 2009 audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

During 2009, the Committee was provided updates on, monitored and discussed with management the status of the company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Committee reviewed management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 and approved the inclusion of management’s report on such assessment in the Form 10-K. Deloitte has audited and also expressed an unqualified opinion on the effectiveness of the company’s internal control over financial reporting as of December 31, 2009.

The Committee also discussed with Deloitte its independence from management and the company, and received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). In concluding that Deloitte is independent, the Committee considered, among other factors, whether the non-audit services provided by Deloitte (as described below) were compatible with the firm’s independence. The Committee also retained Deloitte and made it clear to Deloitte that they report directly to the Committee and not to management.

The Committee discussed with the company’s internal auditors and Deloitte the overall scopes and plans for their respective audits. The Committee met separately at various meetings in executive session with each of the internal auditors and Deloitte to discuss, among other matters, the results of their audits, their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the company’s 2009 audited consolidated financial statements be included in the Form 10-K and filed with the SEC.

Deloitte has been engaged by the Committee to serve as our independent registered public accountants for the year ending December 31, 2010. For further information concerning this engagement, see “Proposal 4—Ratification of the Selection of Independent Registered Public Accountants.”

Members of the Audit Committee

James Unruh, Chair

Brenda J. Gaines

J. McDonald Williams

Independent Registered Public Accounting Firm Fees

	Year Ended December 31, 2009	Year Ended December 31, 2008
Audit fees(1)	$2,699,560	$3,132,300
Audit-related fees(2)	1,475,839	1,376,100
Tax fees(3)	-0-	-0-
All other fees(4)	-0-	-0-

(1)	Audit fees include professional fees paid by us in connection with the audit of our annual consolidated financial statements and the review of our quarterly financial statements. These amounts also include fees related to the audit of internal control over financial reporting performed pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees include fees for assurance and related services reasonably related to audits and reviews. These consisted principally of fees for audits of certain of our subsidiaries and partnerships, financial statements of employee benefit plans, and fees related to comfort letters, consents and reviews of filings with the SEC.

(3)	Tax fees ordinarily consist of professional fees for tax compliance, tax advice and tax planning. We did not pay any such fees to our independent registered public accountants in either 2009 or 2008.

(4)	All other fees ordinarily consist of fees for various advisory services. We did not pay any such fees to our independent registered public accountants in either 2009 or 2008.

The Audit Committee Charter requires that the Audit Committee pre-approve or adopt procedures to pre-approve all audit and non-audit services provided to us by our independent registered public accountants, in accordance with any applicable law, rules or regulations. The Audit Committee has pre-approved all such fees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and included in this Proxy Statement.

Members of the Compensation Committee

Edward A. Kangas, Chair

Brenda J. Gaines

Richard R. Pettingill

J. McDonald Williams

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss and analyze the compensation paid to each of our Named Executive Officers in 2009. You should read this section together with the information presented in the Summary Compensation Table and other tables under “Executive Compensation” below.

Executive Summary

•

Independent Compensation Committee. All compensation decisions regarding senior management, including our Named Executive Officers, are made by the Compensation Committee of our Board of Directors, the members of which are all independent. The Committee directly engages its own independent outside consultant, Frederic W. Cook and Co., to provide executive compensation advisory services. The Committee has sole authority to approve the engagement of the consultant. In 2009, the independent consultant provided no services to us other than services provided to the Compensation Committee in this capacity.

•	Pay-For-Performance Compensation. We are committed to pay-for-performance compensation principles:

•	At-Risk Compensation. In 2009, 86% of our Chief Executive Officer’s target pay opportunity and 71% of the other Named Executive Officers’ target pay opportunities were at-risk.

•

Formula-Based Annual Incentive Compensation. We use a combination of financial and operational metrics in our Annual Incentive Plan which are described under “Performance-Based Bonus” beginning on page 28. For Named Executive Officers, target bonuses are measured using financial metrics such as adjusted EBITDA and adjusted free cash flow, as well as operating metrics such as facility admissions, adherence to best practices of evidence-based medicine, infection rates in hospitals, physician satisfaction (based on an annual survey), patient satisfaction (based on surveys of patients post-discharge), and other operating performance metrics.

•

We believe the mix of financial and operational performance measures focuses our executives on the attainment of long-term objectives—not the attainment of a single financial metric at the cost of long-term growth opportunities.

•

We believe that our programs incentivize our executives to focus on quantitative operating metrics that directly impact our financial results by, among other things, helping us build physician and patient loyalty, increase our revenues and reduce certain costs.

•	Awards under our Annual Incentive Plan are subject to a “clawback” provision described under “Performance-Based Bonus” beginning on page 28.

•

Long-Term Incentive Program. In 2009, our executive officers received long-term incentive compensation in the form of time-based stock options, the value of which is based on the increase in value of our common stock, and performance cash, the payout of which is subject to the attainment of specified financial criteria (free cash flow and return on invested capital) over a three-year measurement period. In 2009, the Committee allocated long-term incentive awards on the following basis in terms of value: stock options (75%) and performance cash (25%).

•	Appropriate Pay Practices.

•	No Base Salary Increases. In 2009, none of our Named Executive Officers received an increase in base salary.

•

Reductions in Long-Term Incentive Awards. For 2009, the Committee reduced the total grant value of long-term incentive awards available for issuance by 36% compared to the total 2008 grant value to take into account the impact of the decline in our stock price in the prior year. The Committee’s action resulted in the following reduction in grant values to our Named Executive Officers compared to their 2008 awards: Mr. Fetter (-34%), Mr. Porter (-19%), Dr. Newman (-24%) and Ms. Fraser (-27%).

•

Below Median Pay Positioning. In 2009, our Named Executive Officers received total direct compensation (which includes base salary, target bonuses and target long-term incentive awards) positioned in a range between the bottom quartile to the 50th percentile of our peer companies.

•	No Employment Contracts. None of our Named Executive Officers has an employment agreement.

•

Stock Ownership Guidelines and Retention Policy. Our Named Executive Officers and other members of senior management are subject to minimum stock ownership guidelines. Officers who do not meet the guidelines are required to hold shares acquired for a specified period of time upon the exercise of stock options or the vesting of restricted stock units.

•	Tenet’s 2009 Financial Results and Stock Performance. In 2009, we delivered superior performance to our investors:

•

Our stock price increased 369% in 2009. In that year, we were the second-ranking performing S&P 500 stock. Our closing stock price increased from $1.15 on December 31, 2008 to $5.39 on December 31, 2009.

•

In 2009, we reported net income attributable to common shareholders of $181 million. In addition, we had $690 million in cash and cash equivalents at year-end, an increase of $183 million from December 31, 2008.

•

For 2009, our adjusted EBITDA was $982 million, an increase of 32.9% as compared to 2008 adjusted EBITDA of $739 million. (Adjusted EBITDA is reconciled to net income attributable to Tenet common shareholders in Appendix C).

•

We successfully executed a number of capital market transactions, including the issuance of $345 million of preferred stock. We also extended the maturity dates of more than $2.3 billion of our debt obligations. These transactions significantly strengthened our balance sheet and reduced our leverage.

•

2010 Performance-Based Equity Program. In April 2009, the Compensation Committee announced its commitment to grant in 2010 at least 50% of equity awards (in terms of number of shares) to Named Executive Officers in the form of performance-based equity awards to be earned or paid out based on the achievement of specified performance targets. The performance criteria will be based on the attainment of a performance goal with respect to the company’s 2010 adjusted EBITDA (as such term is defined under “Performance-Based Bonus” beginning on page 28). If the performance goal is not achieved for the 2010 performance period, none of these performance-base equity awards will vest at any time. If the performance goal is achieved for the 2010 performance period, then the shares will vest ratably over a three-year period from the date of grant.

Our Compensation Philosophy and Objectives

We seek to provide reasonable compensation packages that enable us to recruit and retain talented executive officers and to align management’s interests with the interests of our shareholders. The objectives of our executive compensation program are:

•	to attract and retain the highest possible caliber management team;

•	to reward the achievement of pre-determined company objectives;

•	to reward superior performance;

•	to provide management with incentives to build value; and

•	to align the interests of management with those of our shareholders.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors makes all compensation decisions regarding senior management, which includes our Named Executive Officers and certain other senior officers of the company. Each member of the Compensation Committee is an independent non-employee director. The Compensation Committee informs and consults with the independent members of the Board on its compensation decisions regarding senior management. The Committee also considers the Chief Executive Officer’s recommendations in determining the compensation of the other Named Executive Officers. The Committee’s discussions and decisions regarding compensation of our Named Executive Officers are made outside the presence of these officers except that the Chief Executive Officer and the Senior Vice President of Human Resources may participate in discussions regarding the compensation of Named Executive Officers other than themselves. The Committee is also responsible for approving our executive compensation program and general compensation policies, all new or materially amended broad-based compensation plans, and the performance measures used in our executive compensation programs.

Independent Outside Compensation Consultant

The Committee retains an independent outside consultant, Frederic W. Cook and Co. (the “Independent Consultant”), to assist it by researching market compensation and advising the Committee on executive compensation decisions and plan design. In 2009, the Independent Consultant provided the Committee with peer company, industry and general public company comparative executive compensation data to assist the Committee in making decisions on executive compensation. A representative of the Independent Consultant generally attends all meetings of the Compensation Committee.

At the request of the Compensation Committee, the Independent Consultant meets periodically with members of management to solicit information relevant to the performance of the Independent Consultant’s advisory services to the Compensation Committee. In addition, the Independent Consultant meets periodically with members of our Human Resources and Legal Departments to review information and materials on behalf of the Compensation Committee relating to:

•	proposed compensation actions under development and/or analysis by our management;

•	data on compensation trends and best practices;

•	analysis or presentation of our compensation data;

•

calculations (or reviews of calculations) of executive compensation data, including valuation of equity grants, calculation of hypothetical change of control payments under our plans and programs and total wealth analysis data; and

•	input on proposed agendas and presentation materials submitted by management to the Compensation Committee.

Any material information provided to us by the Independent Consultant is presented to the Committee.

To safeguard the independence of the Independent Consultant:

•	the Compensation Committee directly hired the Independent Consultant and has the sole authority to terminate the Independent Consultant’s engagement;

•	the Compensation Committee solely determined the terms and conditions of the Independent Consultant’s engagement, including the fees charged;

•	the Independent Consultant reports directly to the Compensation Committee and has direct access to the Compensation Committee Chair during and between meetings;

•

interactions between the Independent Consultant and management generally are limited to discussions on behalf of the Compensation Committee and regarding information presented to the Compensation Committee for approval;

•	in 2009, the Independent Consultant did not provide any services to us other than services provided to the Compensation Committee; and

•

the prior approval of the Compensation Committee is required for any engagement of the Independent Consultant by our management. (Management did not engage the Independent Consultant during 2009 with respect to any services.)

Performance Review Process

The Compensation Committee reviews the performance of the Chief Executive Officer with the independent members of the Board in executive session. This review is based on the performance evaluations of the Chief Executive Officer by each of the Board members. As part of the annual performance review process, our Chief Executive Officer reviews the performance of each of the other Named Executive Officers with the members of the Committee and the Board. To maintain the integrity of the review process, the contents of individual reviews and related discussions are kept confidential. If and to the extent that performance factors addressed in any individual review affect an individual Named Executive Officer’s compensation, those factors are discussed below.

Benchmarking Against Peer Company Compensation

In setting short-term and long-term compensation, the Committee reviews comparative compensation data derived from the companies that comprise our peer group (as defined below) as well as market survey data provided to us by the Independent Consultant.

In evaluating the compensation of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel, the Committee assigned the following weightings to each data source: peer group (75%) and survey data (25%). The Committee believes it is appropriate to evaluate the compensation of these Named Executive Officers against a blend of peer group and market survey data given the small number of publicly held healthcare service companies comparable in size to our company and the fact that publicly held hospital companies comprise only a small portion of the publicly held healthcare service companies. In evaluating the compensation of our Senior Vice President, Human Resources, the Committee utilizes only market survey data given the absence of publicly reported comparative data for this officer role among our peer group companies.

We describe each of the data sources in more detail below.

Peer Group. The following companies comprised the peer group that we reviewed in making compensation determinations for 2009.

Aetna Inc.	HealthSouth Corporation
CIGNA Corporation	Humana Inc.
Community Health Systems, Inc.	Laboratory Corporation of America Holdings
Coventry Health Care, Inc.	Lifepoint Hospitals, Inc.
Davita Inc.	Omnicare, Inc.
Express Scripts, Inc.	Quest Diagnostics Incorporated
Health Management Associates, Inc.	Universal Health Services, Inc.
Health Net, Inc.

The Independent Consultant developed the peer group based on a set of characteristics that include annual revenues ranging from approximately $2 billion to $30 billion and operations that are classified under the Global Industry Classification System (GICS) code for healthcare facilities (which is our code), or under the GICS codes for healthcare services or managed care. As noted above, the “peer group” includes both hospital companies and non-hospital companies, reflecting the small number of publicly held hospital companies in the US market. The hospital companies include Community, Health Management Associates, HealthSouth, Lifepoint and Universal. The non-hospital companies included in the peer group include:

•	insurance companies (Aetna, CIGNA, Coventry, Health Net and Humana);

•	a kidney treatment center operator (Davita);

•	a pharmacy benefit management service provider (Express Scripts);

•	clinical laboratory companies (LabCorp and Quest); and

•	a geriatric pharmaceutical company (Omnicare).

Market Survey Data. The Committee reviews additional compensation data from the following survey sources:

Survey	Covered Organizations	Approximate Annual Revenue of Companies Comprising Data Used by Independent Consultant

2008 Towers Perrin U.S. CDB General Industry Executive Database	783 companies, all industries	$9 billion

2008 Mercer Executive Benchmark Database	2,579 companies, all industries	$5 billion to $10 billion

2008 Hewitt TCM Executive	381 companies, all industries	$9 billion

2008/09 Watson Wyatt Survey Top Management	2,206 companies, all industries	$9 billion

2008 Frederic W. Cook & Co. Survey of Long-Term Incentives	45 companies, all industries	$9 billion

2007 Sullivan & Cotter Survey on Manager and Executive Compensation in Hospitals & Health Systems	219 health systems and 663 hospitals	+$1.5 billion

2006 Clark Consulting Health Care Executive Compensation Survey	374 health systems and 974 hospitals	+$1.5 billion

2008 Hay Group Integrated Healthcare Systems Total Remuneration Report	116 health systems	+$1 billion

2006 Mercer Integrated Health Networks Compensation Survey Suite	1,101 healthcare companies	+$1 billion

The Independent Consultant compiles from these survey sources data relating to the compensation levels received for each position held by a Named Executive Officer against the compensation levels received by executives holding similar positions at other companies. The Independent Consultant uses the revenue criteria shown above in selecting the data it compiles from these sources and presents the data to the Compensation Committee in aggregated form. In benchmarking compensation levels against the survey data, the Committee considers only the aggregated survey data provided by the Independent Consultant. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process. The Committee members do not consider the identity of the companies comprising the survey data to be material in evaluating compensation.

Description and Analysis of Our 2009 Compensation Decisions

We offer our Named Executive Officers cash compensation in the form of base salary and an annual performance-based bonus, as well as equity-based and other long-term incentive compensation. None of our Named Executive Officers has an employment agreement. However, we provide our executives severance protection and participation in certain retirement plans.

Our executive compensation package is weighted heavily towards at-risk and long-term compensation:

Named Executive Officer	2009 At-Risk Pay
	Long-Term (%)	Performance- Based Bonus (%)	Total At-Risk (%)
Mr. Fetter	67.9%	17.8%	85.7%
Other Named Executive Officers	48.5%	22.8%	71.3%

This section describes the components of our executive compensation packages, the way in which the Compensation Committee makes decisions about each component and the philosophy behind each component. An analysis of the application of these decisions and philosophies to each Named Executive Officer appears below in the section entitled “Analysis of 2009 Compensation of Our Named Executive Officers.”

Salary

Base salary, a common element in the executive compensation packages of peer companies, provides our Named Executive Officers with a fixed monthly income. The Compensation Committee approves the base salaries of each of our Named Executive Officers and, on an annual basis, reviews the base salaries against survey and other data provided by the Independent Consultant. In determining base salaries, the Committee also considers the following factors: performance, the other compensation elements received by the officer, and his or her total compensation package.

In 2009, the Compensation Committee did not increase the salaries of our Named Executive Officers. Mr. Fetter’s salary has remained the same from April 2005 through the present. With the exception of a cash automobile allowance that was eliminated and rolled into base salary in 2007, the salaries of the other Named Executive Officers remained the same from the date the officer assumed his or her current role with the company through 2009.

Performance-Based Bonus

The Compensation Committee annually determines bonuses, if any, to be paid out under the company’s Annual Incentive Plan (“AIP”), which was most recently re-approved by our shareholders at our annual shareholder meeting in May 2007. Employees at the management level of hospital director and above participate in the AIP. We set bonus target award levels for AIP participants, other than senior officers (which are discussed below), by segmenting positions into bands and determining an appropriate target award level for each band, expressed a percentage of salary. We do this by combining a peer company market analysis with an internal review of the role each position plays in the organization. The minimum award is zero. The maximum possible award is equal to two times the target award level for substantially exceeding the performance goals described below. Awards are subject to a “clawback” provision under which the Board of Directors may require the reimbursement to the company of a bonus in the event of a material restatement of our financial results caused by the recipient’s fraud or other misconduct.

The Compensation Committee sets target bonus award levels for all members of senior management, including our Named Executive Officers. Target award levels vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect company performance. For 2009 performance, target award levels for our Named Executive Officers were set by the Compensation Committee at the following percentages of salary:

Chief Executive Officer	125%
Chief Operating Officer	90%
Chief Financial Officer	90%
Senior Vice President, Human Resources	60%
General Counsel	60%

We designed our AIP to motivate management to achieve goals that impact both our short- and long-term financial performance, rather than just annual financial results that may not be sustainable. Specifically, we use a Balanced Scorecard for measuring hospital and company performance. Under our formula-driven system, AIP awards are dependent not only on financial metrics like adjusted EBITDA and adjusted free cash flow, but also other quantitative metrics that relate directly to the quality of the services we provide, the satisfaction of the physicians and patients at our hospitals, and the retention of our employees. In our view, strong performance with respect to these quantitative metrics directly impacts our financial results. For example, improvements in quality contribute to lower medical malpractice expense and higher reimbursement from certain of our commercial payers. In particular, we believe that improvements in quality were a significant factor in reducing our total hospital malpractice expense by 29% in 2009, as compared to 2008. Also, we believe that both governmental and private payers will continue moving toward “pay for quality” and “value-based” pricing and reimbursement models. In addition, as a people-intensive business, we recognize that low employee turnover plays a significant role in quality and service, which in turn contributes to customer and physician loyalty, as well as reduced costs of recruiting, overtime and contract labor.

The Balanced Scorecard measures hospital and corporate performance in the following broad categories, which we call “pillars”: Quality, Service, People, Cost and Growth. For the 2009 performance period, each pillar was weighted as follows:

Quality	25%
Service	5%
People	10%
Cost and Growth	60%

During the first quarter of each year, the Committee approves the metrics and measurement system to be used for determining AIP awards for the current year’s performance. The Committee then approves corporate targets for all metrics for the current year. The Compensation Committee may change the relative weights of the pillars from year to year as business objectives warrant. In 2009, the Compensation Committee approved an increase in the relative weight of our Cost and Growth pillar from 50% to 60% and decreased the relative weights of our Service and People pillars from 10% to 5% and from 15% to 10%, respectively. These changes were intended to increase our focus on financial metrics while at the same time continuing to incentivize management performance based on the core drivers of our business (quality, service, people, cost and growth) in a manner appropriate to our situation and our external environment.

For 2009, we established 14 core metrics under the pillars and developed quantitative measurement systems for awarding points according to the achievement of stated goals under each metric. The target point values under the Balanced Scorecard for each metric (which correspond to the relative percentage weights of the metrics within the Balanced Scorecard) are shown below.

Pillar	Metric	Target Points
Quality:
	• Evidence-based medicine (adherence to best practices of evidenced-based medicine)	10.0
	• Infection control	10.0
	• Compliance review of admissions for consistency with InterQual criteria (InterQual is an evidence-based medicine system developed by McKesson Corporation and widely used in the healthcare field)	2.0
	• Prevention of certain of the serious reportable healthcare events, or “never events,” identified in a 2006 report published by the National Quality Forum	3.0

		25.0

Service:
	• Patient satisfaction (based on surveys of patients post-discharge)	2.5
	• Physician satisfaction (based on annual survey)	2.5

		5.0

People:
	• Employee one-year and greater retention	5.0
	• Employee first-year turnover	5.0

		10.0

Cost and Growth:
	• Adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization and excluding certain earnings, costs and charges as approved by the Compensation Committee)	30.0
	• Adjusted free cash flow (cash flow from continuing operations less capital expenditures and excluding certain cash flows and payments as approved by the Compensation Committee)	15.0
	• Total paying admissions	3.75
	• Total commercial managed care admissions	3.75
	• Total paying outpatient visits	3.75
	• Total commercial managed care outpatient visits	3.75

		60.0

The aggregate target amount of points under the Balanced Scorecard is 100 and the maximum is 200. A given number of points can be achieved under each metric, up to twice the target value shown above. The number of points that can be earned under each metric is based on our current operating goals and strategies. We work with our regional and hospital managers to determine targets under each metric based on those goals and strategies. The number of points actually earned under a particular metric will be determined by the degree to which the pre-determined goals for that metric are achieved. For some metrics, we have set performance levels that must be achieved before any points can be awarded. For others, we require improvement over prior-year results before any points can be awarded. For certain metrics, improvement is not required in cases where performance is consistently exceptionally high at a particular hospital or hospitals.

The total number of points achieved under all applicable metrics determines a hospital’s aggregate Balanced Scorecard score. A Balanced Scorecard score applicable to the Named Executive Officers and other corporate participants is determined at the corporate level. For some of the measures, corporate results are the average or sum of all hospital results and for other measures, corporate results are measured separately on a consolidated basis. The Compensation Committee may change particular metrics, or the weighting of various metrics, from year to year as business objectives warrant, with the approval of the Compensation Committee. In 2009, we added a “never event” metric under the Quality Pillar in order to enhance our focus on quality and we added commercial managed care volume metrics for admissions and outpatient visits in order to enhance our focus on commercial managed care growth. These new metrics are shown in the table above.

In the first quarter of each year, the Compensation Committee reviews individual hospital and aggregate company performance for the previous year and approves the levels at which bonuses, if any, will be paid based on that performance. Bonus payout levels are expressed as a percentage of target award levels and are based on a correlation between potential Balanced Scorecard scores and payout levels as determined by the Committee at the time that it set the Balanced Scorecard goals for that year. In the first quarter of 2009, the Committee determined that, for the Named Executive Officers, points earned under the 2009 Balanced Scorecard would result in the payout levels shown below (with interpolation between levels of points earned):

Points Earned	Payout Level
<25.0	0%
25.0	35%
100.0	115%
175.0+	200%

In 2009, the corporate Balanced Scorecard participants achieved an aggregate Balanced Scorecard score of 163.0 points, which corresponded with a bonus payout at 186% of target award levels in the case of the Named Executive Officers. The performance levels for each pillar were as follows:

Pillar	Target Balanced Scorecard Points	Actual Balanced Scorecard Points Earned
Quality	25.0	36.9
Service	5.0	2.8
People	10.0	20.0
Cost and Growth	60.0	103.2

	100.0	163.0

With respect to the six core metrics under the Cost and Growth Pillar, the performance levels were as follows:

Metric	Threshold Level	Target Level	Maximum Level	Actual Performance	Target Balanced Scorecard Points	Actual Balanced Scorecard Points Earned
Adjusted EBITDA	$643 million	$804 million	$884 million	$980 million	30.0	60.0
Adjusted free cash flow	$(308) million	$(126) million	$0.4 million	$164 million	15.0	30.0
Total paying admissions	475,140	500,147	510,150	493,870	3.75	2.8
Total commercial managed care admissions	134,010	141,063	143,884	135,007	3.75	0.5
Total paying outpatient visits	3,274,076	3,446,396	3,515,324	3,558,793	3.75	7.5
Total commercial managed care outpatient visits	1,357,487	1,428,934	1,457,513	1,402,762	3.75	2.4

					60.0	103.2

On February 2, 2010, the Compensation Committee approved 2009 AIP payouts for our Named Executive Officers in accordance with the calculated results under the Balanced Scorecard, that is, at 186% of the applicable target award levels. The resultant AIP awards are shown, along with other amounts, in the Summary Compensation Table under Non-Equity Incentive Plan Compensation and separately under footnote 4 to such table.

Long-Term Incentive Compensation

General Objectives

Our objective for long-term incentive compensation is to provide executives an interest that is aligned with that of our shareholders, an incentive to enhance long-term shareholder value and an incentive to remain employed with us. The Compensation Committee considers several factors in determining the long-term incentive awards it grants to our Named Executive Officers, including:

•	individual performance;

•	prevailing market practice in long-term incentive awards, including peer company data for each Named Executive Officer;

•	the Committee’s assessment of other elements of compensation provided to the Named Executive Officers;

•	the annual percentage of market value that peer companies transfer to executives and other personnel (equity awards); and

•	the potential dilution to our shareholders (equity awards).

The Committee also considers the recommendations of the Chief Executive Officer relative to the Named Executive Officers who report to him, including his assessment of the individual performance of those officers.

Special Factors Considered in Response to Depressed Economic and Market Conditions

In 2009, the Committee considered a number of factors relating to the global economic recession, disruptions in the capital markets and unprecedented volatility in the stock markets. During the period, the market price for our common stock declined from $4.94 on March 6, 2008, the date the Committee approved our 2008 long-term incentive awards, to $1.14 on February 26, 2009, the date the Committee approved our 2009 awards. The Committee also took into account the impact of the decline in the market price of our stock on the retention and incentive value of prior equity grants held by our Named Executive Officers. In February 2009, the grant date values of prior long-term incentive awards represented only a fraction of their targeted value. In addition, all of our outstanding stock options had exercise prices significantly higher than the then current market price of our stock.

In response to these conditions, the Committee made the following reductions in grant values to take into account the decline in stock price:

•	Reduction in Award Pool. The Committee reduced the aggregate grant value of the long-term incentive awards in 2009 to reflect a 36% reduction from total grant value awarded in 2008.

•

Reduction in Grants to Named Executive Officers. The Committee made the following reductions in the grant value of the 2009 long-term incentive awards as compared with 2008 awards: Mr. Fetter (-34%), Mr. Porter (-19%), Dr. Newman (-24%) and Ms. Fraser (-27%). (Mr. Ruff was promoted to his current role in July 2008, after 2008 awards were made.)

In general, we position total direct compensation at market median for meeting aggressive goals and at the 75th percentile for substantially exceeding goals. However, after giving effect to the reductions described above, total direct compensation in 2009 to the Named Executive Officers was positioned in a range between the bottom quartile to the 50th percentile of peer company practice.

Stock Options and Performance Cash Awards

Over the past several years, we have used restricted stock unit and stock option awards in our long-term incentive compensation program to award stock appreciation, encourage retention, provide alignment with shareholders and focus management on activities which increase shareholder value. We have also used performance cash awards, as discussed below, to tie executive compensation to our future financial performance. For 2009, once the Committee determined each Named Executive Officer’s total long-term incentive award value, such value was allocated as follows:

•	75% to an award of stock options, the number of which was determined by dividing such portion by the estimated grant date fair value of one option; and

•	25% to an award of performance cash using the target payout amount for the award.

In determining the appropriate award allocation, the Committee considered the company’s cash needs, as well as the relative retentive values of different forms of award.

In 2009, a portion of the awards granted to our Chief Executive Officer and other Named Executive Officers consisted of performance-based long-term incentive awards to be settled in cash (referred to as the 2009 performance cash program) in order to tie executive compensation to the company’s future financial performance. The 2009 performance cash awards were made under our 2008 Stock Incentive Plan (in the form of cash-settled “Performance Awards”).

The performance cash awards vest and are paid at the end of a three-year performance period, subject to the attainment of certain performance criteria. Once the awards vest, payouts range from zero to 200% of the target level of cash granted in the awards, based on the company’s performance during each individual year of the performance period with respect to the following metrics:

•	free cash flow (defined as cash provided by operating activities less cash used for investing activities); and

•

return on invested capital, or ROIC (defined as income from continuing operations before interest expense divided by the sum of net debt and book shareholders’ equity, each adjusted for the capitalization of leases and impairments).

The Committee selected the free cash flow metric in order to incentivize cash generation from all sources, including working capital improvements and sound portfolio decisions with respect to our assets. The Committee selected the ROIC metric because achieving a high return on capital is critical for our long-term success.

With respect to each year of the three-year performance period, goals corresponding with threshold, target and maximum levels of performance are defined for each metric. For purposes of determining the ultimate payout amount of an award, achievement of the applicable goals is weighted at 25% for each of 2009 and 2010, and at 50% for 2011. With respect to each measurement year, achievement of each of the annual free cash flow and ROIC goals is weighted equally at 50%. The Committee decided to base award payouts on performance measured separately for each measurement year, rather than performance measured over the entire three-year performance period, in order to provide continuous performance and retention incentives during the entire time the awards are outstanding.

In order to focus management on improving our total shareholder return, the Committee made 2009 performance cash awards subject to a “three-year TSR governor” feature which limits the total amount paid out with respect to awards to 100% of the target award value in the event that our total shareholder return is negative for the three-year performance period. This limit applies notwithstanding our performance with respect to the free cash flow and ROIC metrics.

The potential payout levels attributable to the company’s performance with respect to each metric for each measurement year, expressed as a percentage of the total target award value, are as follows:

	Payout as a Percentage of Target Award
Performance Level	Free Cash Flow			Return on Invested Capital (ROIC)			Total
	2009	2010	2011	2009	2010	2011
Maximum	25%	25%	50%	25%	25%	50%	200%
Target	12.5%	12.5%	25%	12.5%	12.5%	25%	100%
Threshold	0%	0%	0%	0%	0%	0%	0%

Achievement of performance levels is determined by reference to our financial statements. Interpolation is used to calculate payout levels for results between threshold and target or target and maximum performance levels. The Compensation Committee has discretion to adjust performance goals to account for certain acquisitions and divestitures.

In 2009, which is the first measurement year of the 2009 performance cash program, our actual free cash flow was $300 million and our actual ROIC was 11.5%. These results exceeded the maximum free cash flow and ROIC goal levels of $92 million and 7.6%, respectively. For purposes of determining the ultimate payout amount, performance during the 2009 measurement year is weighted at 25% of the three-year performance period. Therefore, if and when the awards vest, the amount of the payout attributable to 2009 performance will be 50% of the target value of cash granted in the awards. However, if our total shareholder return for the 2009-2011 period is negative, payout under the 2009 performance cash awards cannot exceed 100% of the target award value, notwithstanding our performance with respect to the free cash flow and ROIC metrics.

Pursuant to applicable regulations, the future payout amounts attributable to 2009 performance with respect to awards under the 2009 performance cash program are shown, along with other amounts, in the Summary Compensation Table under Non-Equity Incentive Plan Compensation and are separately shown under footnote 4 to such table.

Also shown in such portions of the Summary Compensation Table are the future payout amounts attributable to 2009 performance with respect to awards under the 2008 performance cash program. Like the 2009 performance cash program, payouts under the 2008 performance cash program are subject to the attainment of performance goals with respect to free cash flow and ROIC metrics, which metrics are defined the same under both programs. In 2009, which is second measurement year of the 2008 performance cash program, actual performance (discussed above) exceeded the maximum free cash flow and ROIC goal levels of negative $58 million and 10.3%, respectively. For purposes of determining the ultimate payout amount, performance during the 2009 measurement year is weighted at 25% of the three-year performance period. Therefore, if and when the awards vest, the amount of the payout attributable to 2009 performance will be 50% of the target value of cash granted in the awards.

We will not pay amounts under 2008 performance cash awards or 2009 performance cash awards to any of the Named Executive Officers until after vesting occurs on December 31, 2010 in the case of 2008 performance cash awards and on December 31, 2011 in the case of 2009 performance cash awards, and only if such Named Executive Officer is employed with us on such dates, subject to certain exceptions relating to retirement, a qualifying termination, death, disability or change of control.

Equity Grant Timing and Stock Option Exercise Prices

It is our general practice to grant options and other equity awards to Named Executive Officers and other employees only during the first quarter of the year in connection with annual executive compensation decisions. In accordance with the terms of our equity plans, the grant date of these awards is the date on which the Compensation Committee approves the grant. On occasion, we may grant equity awards to newly hired employees or employees who have been promoted to executive officer positions or, in unusual circumstances, for retention purposes. These grants, which are made outside of the annual grant process, also require the approval of the Compensation Committee if the award recipient is an executive or senior officer of the Company. In the case of grants made outside of the annual grant process cycle, it is our policy that the grant date for these awards be the last trading day of the month of hire or the approval of the promotion or retention award. The exercise price for all stock options is the NYSE closing price per share of our common stock on the date of grant or on the next preceding trading day if the date of grant is a non-trading day.

Executive Officer Stock Ownership Guidelines and Stock Retention Policies

Our Board of Directors has adopted stock ownership and stock option exercise retention guidelines for our directors and all company officers with the title of Senior Vice President or above, in order to further align the personal interests of our directors and senior officers with those of our shareholders. The ownership guidelines must be met within five years from the date on which an individual becomes a senior officer.

The stock ownership guidelines require each senior officer to own shares of our stock with a value equal to the following multiples of his or her base salary:

Title	Multiple of Base Salary
Chief Executive Officer	5x
Executive Vice President and others above Senior Vice President	2x
Senior Vice President	1x

Upon the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board has determined that the following types of holdings shall satisfy the ownership requirement guidelines: (1) all shares owned (however acquired, including shares acquired through the Employee Stock Purchase Plan); (2) deferred compensation invested in Tenet stock units under our deferred compensation plans (i.e., the 2001 DCP and the 2006 DCP, as described below) and (3) unvested restricted stock units granted under our stock incentive plans. Options do not count toward satisfaction of the ownership guidelines.

The Board has also adopted stock retention guidelines that require all directors and senior officers who have not satisfied the stock ownership guidelines to hold for at least one year all the “net shares” received upon the exercise of stock options or vesting of restricted stock units. For this purpose, “net shares” means the number of shares obtained by exercising the option or upon restricted stock unit vesting, less the number of shares sold to pay the exercise price of the option and any taxes or transaction costs due upon the exercise or vesting.

As of March 15, 2010, all Named Executive Officers were in compliance with the guidelines.

Perquisites

Personal Use of Business Aircraft

Tenet owns one aircraft and holds a 12.5% undivided interest in a second aircraft through a fractional ownership program. We believe that the use of corporate aircraft provides for a more efficient use of our executives’ time given the greater likelihood of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed.

Under our aircraft usage policy, our Chief Executive Officer and certain other employees of the company approved by him from time to time are eligible to use the company’s aircraft for limited personal use. We believe this is a reasonable perquisite to offer to our senior executive officers so long as there is a business necessity of maintaining these aircraft. To the extent any travel on our aircraft results in imputed income to a Named Executive Officer, the company does not provide gross-up payments to cover the officer’s personal income tax obligation due to such imputed income.

Under our aircraft usage policy, Mr. Fetter must reimburse us for any personal use of the corporate aircraft above 75 hours per year. In 2009, Mr. Fetter’s personal use of the corporate aircraft totaled 65.9 hours. The incremental cost of his use is disclosed as a perquisite in the Summary Compensation Table.

Other Perquisites

We do not provide our Named Executive Officers with any other personal benefits such as country club memberships, company car and/or driver, home security systems or housekeeping, personal financial planning assistance or similar perquisites.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides our Named Executive Officers (and certain other officers) with retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following retirement and the attainment of age 65. The benefit amount is based on the executive’s years of service and earnings. Benefits under the SERP are secured by certain trusts, as described under “Benefit Plan Trusts” on page 55.

Our SERP has been in place since 1984. It is similar to the types of defined benefit retirement plans that other large companies maintain for their senior executives. We continue this benefit because it is customary for executives at higher levels and offering such a benefit is necessary for recruiting and retaining qualified executives, particularly those at senior executive levels in advanced stages of their careers. Additional information regarding benefits calculation and other terms of the SERP is provided in the narrative discussion following the Pension Benefits Table on page 47.

Executive Severance Plan

In 2006, we adopted the Tenet Executive Severance Plan (“ESP”), which is applicable to our Named Executive Officers, certain other members of senior management and certain other officers of the company, including hospital chief executive officers. The terms of the ESP were approved by the Compensation Committee after consultation with the Independent Consultant.

The ESP provides a consistent level of cash severance payments and other benefits to officers with the same title. The ESP also contains tax gross-up provisions that may apply in the event of a change of control of the company or in the event that amounts payable under the ESP are subject to excise taxes under Section 409A of the Internal Revenue Code. These gross-up provisions are designed to provide ESP participants with the benefits promised under the ESP had the excise tax not been applicable (i.e., to make participants whole). The gross-up provisions applicable to our Named Executive Officers have been in place since 2006. Benefits under the ESP are predictable to current and future executives, as well as to our shareholders. In the event of a change of control, such benefits are secured by certain trusts, as described under “Benefit Plan Trusts” on page 55.

The ESP is intended to continue the company’s practice of strengthening retention and recruitment by offering competitive compensation packages consistent with industry standards. Severance benefits for our executives reflect the fact that it can be difficult for someone in an advanced position to find a new job within a reasonably short period of time.

Each of the Named Executive Officers participates in the ESP. The severance periods for the company’s Named Executive Officers under its ESP were determined by the Compensation Committee based on (1) past company practice, (2) competitive data regarding the severance periods in place for executives of similar sized companies provided by the Independent Consultant, and (3) the Committee’s analysis of the future financial impact of various severance payout scenarios on each of these executives and on the company.

Provisions in the ESP and related severance agreements regarding non-competition, confidentiality, non-disparagement and non-solicitation as a condition of receipt of severance benefits under the ESP remain in effect for the period during which the severed executive is entitled to receive severance payments. There are no provisions regarding waiver of breach of any such agreements or provisions.

A more detailed description of the ESP begins on page 54.

Deferred Compensation Plans

Our Named Executive Officers, directors and other eligible management employees may defer under our 2006 DCP all or a portion of their compensation that would otherwise be paid during a given calendar year. We make employer matching contributions to the 2006 DCP in an amount equal to 50% of participant supplemental deferrals not to exceed 3% of compensation. Benefits under the 2006 DCP (and its predecessor the 2001 DCP) are secured by certain trusts, as described under “Benefit Plan Trusts” on page 55. The purpose of our deferred compensation plans is to enable highly paid employees to defer the taxable receipt of a portion of their income until such time as the employee is more likely to be in a lower tax bracket, usually at retirement.

Each of the Named Executive Officers is eligible to participate in the 2006 DCP, participated in such plan in 2009, and has elected to participate in 2010. Additional details regarding the deferred compensation plans are set out beginning on page 49.

Analysis of 2009 Compensation of Our Named Executive Officers

Mr. Fetter

The Compensation Committee reviewed Mr. Fetter’s current compensation and compensation history, as well as peer company and market survey data relative to chief executive officers. In addition, the Committee reviewed and discussed Mr. Fetter’s performance. In making 2009 compensation decisions, the Committee sought to achieve several objectives: (1) provide appropriate incentives for Mr. Fetter to continue to execute on the business strategies the Board believes are creating value for the company and (2) to limit fixed compensation so that Mr. Fetter will realize the majority of his compensation only if and to the extent that the company achieves its internal operational objectives (in the case of annual bonuses and performance cash awards) and obtains an improvement in its stock price (in the case of options). Based on these considerations, and after taking into account the factors discussed below, the Committee made the following decisions:

•

Base Salary. In light of the company’s 2008 stock price performance, the Committee elected not to increase Mr. Fetter’s base salary in 2009. Mr. Fetter’s base salary has not been increased since April 2005.

•

Bonus. The Committee awarded a performance bonus to Mr. Fetter calculated at 186% of his target bonus level. The bonus was computed in accordance with the Balance Scorecard formula described under “Performance-Based Bonus” beginning on page 28. The target payout level reflects the company’s superior performance on a corporate-wide level in 2009 across both financial and operational metrics. The Committee made no adjustments in the calculation to reflect individual performance.

•

Long-Term Incentive Awards. The Committee awarded Mr. Fetter 5,500,000 options with an exercise price of $1.14 and a performance cash award having a target value of $1,250,000. The Committee elected to reduce the grant value of Mr. Fetter’s long-term incentive compensation relative to the prior year by 34% in order to take into account the company’s stock price performance in 2008 and other factors discussed under “Special Factors Considered in Response to Depressed Economic and Market Conditions” beginning on page 32.

Other Named Executive Officers

For the other Named Executive Officers, the Compensation Committee undertook a review similar to that used in setting the compensation of the Chief Executive Officer, including a review of each officer’s current compensation and compensation history, as well as competitive peer company and market survey data. In setting compensation levels, the Committee applied the same objectives used in setting the Chief Executive Officer’s compensation. Based on these considerations, and after taking into account the factors discussed below, the Committee made the following decisions:

•	Base Salary. In light of the company’s 2008 stock price performance, the Committee elected not to increase the base salary of any of any of the other Named Executive Officers.

•

Bonus. The Committee awarded performance bonuses to each of Mr. Porter, Dr. Newman, Ms. Fraser and Mr. Ruff at 186% of their target bonus levels. The bonus was computed in accordance with the Balance Scorecard formula described under “Performance-Based Bonus” beginning on page 28. The bonus reflects the company’s superior performance on a corporate-wide level in 2009 across both financial and operational metrics. As in the case of the Chief Executive Officer, the Committee made no adjustments in the calculations to reflect individual performance.

•	Long-Term Incentive Awards. The Committee awarded the other Named Executive Officers the following option and performance cash awards:

Named Executive Officer	Number of Options (#)	Option Exercise Price ($)	Target Value of Performance Cash Award ($)
Mr. Porter	1,100,000	1.14	230,000
Dr. Newman	1,700,000	1.14	375,000
Ms. Fraser	400,000	1.14	90,000
Mr. Ruff	400,000	1.14	90,000

The Committee reduced the grant value of these long-term incentive awards relative to 2008 by the following amounts to reflect the company’s stock price performance in 2008: Mr. Porter (-19%), Dr. Newman (-24%) and Ms. Fraser (-27%). (Mr. Ruff was promoted to his current role in July 2008, after 2008 awards were made.)

The differences in long-term compensation among the Named Executive Officers is primarily attributable to the different rates of compensation paid to these officers based on their different roles and functions. For example, the compensation rates for our Chief Financial Officer and our Chief Operating Officer are higher than the compensation rates for our Senior Vice President of Human Resources and our General Counsel in light of how the market compensates persons holding such positions. In addition, the variations in compensation reflected the Committee’s assessment of the performance of the Chief Operating Officer and the Chief Financial Officer in meeting our strategic objectives in 2009, including the completion of a significant recapitalization of the company that resulted in reduced leverage and the significant improvement in the company’s operating performance during this period.

Tax Matters

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to any of its Named Executive Officers, but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee generally seeks, wherever possible, to structure performance-based compensation, including performance awards and stock option grants, in a manner intended to satisfy those requirements.

The Board and the Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by us for the years ended December 31, 2009, 2008 and 2007 to our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated other executive officers during 2009 (collectively, the “Named Executive Officers”). Additional information concerning our Named Executive Officers’ compensation can be found in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 23.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)	Total ($)
Trevor Fetter Chief Executive Officer and President	2009 2008 2007	1,081,000 1,081,000 1,081,000	-0- -0- -0-		-0- 2,089,620 4,239,000	3,905,000 4,050,810 2,016,560	4,075,825 2,288,750 1,857,969	1,383,505 1,402,826 487,430	(7) (8) (9)	255,420 231,066 203,862	10,700,750 11,144,072 9,885,821

Biggs C. Porter Chief Financial Officer	2009 2008 2007	568,100 568,100 554,177	-0- 100,000 100,000	(10) (10)	-0- 365,560 683,250	781,000 656,100 277,000	1,215,999 763,548 533,730	348,859 268,521 178,446		31,398 37,572 41,661	2,945,356 2,759,401 2,368,264

Stephen L. Newman, M.D. Chief Operating Officer	2009 2008 2007	720,800 720,800 701,434	-0- -0- -0-		-0- 605,150 1,171,188	1,207,000 1,093,500 387,800	1,644,119 1,028,464 872,685	1,153,230 900,054 324,026		39,211 20,821 325,710	4,764,360 4,368,789 3,782,843

Cathy Fraser Senior Vice President, Human Resources	2009 2008 2007	342,300 342,300 332,838	-0- -0- -0-		-0- 123,500 273,300	284,000 267,300 110,800	489,507 308,956 251,888	90,176 73,663 44,391		16,518 9,766 12,313	1,222,501 1,125,485 1,025,530

Gary Ruff Senior Vice President, General Counsel and Secretary(11)	2009 2008	340,000 294,042	-0- -0-		-0- 74,594	284,000 112,800	424,440 172,082	225,557 149,908		14,175 8,132	1,288,172 811,558

(1)	Amounts shown are not reduced to reflect the Named Executive Officer’s elections, if any, to defer receipt of base salary or non-equity incentive plan compensation under our deferred compensation plans. For information with respect to amounts deferred under the 2006 DCP, see the table and related discussion under “Nonqualified Deferred Compensation” beginning on page 48.

(2)	Values in this column represent the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on the date of grant.

(3)	Values in this column represent the grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to our consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K and are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Estimates—Accounting for Stock-Based Compensation” in the Form 10-K.

(4)	This column reflects cash awards under our Annual Incentive Plan in the amounts set forth below. Pursuant to applicable regulations, this column also reflects the future payout amounts set forth below, which are deemed earned in the years shown with respect to performance cash awarded to certain of the Named Executive Officers in 2008 under our 2001 Stock Incentive Plan (in the form of cash–settled “Performance Unit” awards) and in 2009 under our 2008 Stock Incentive Plan (in the form of cash-settled “Performance Awards”); however, we will not pay amounts under these awards to any of these executives until after vesting occurs on December 31, 2010 in the case of the 2008 awards and on December 31, 2011 in the case of the 2009 awards, and only if such executive is employed with us on such dates, subject to certain exceptions relating to retirement, a qualifying termination, death, disability or change of control.

Name	Year	Annual Incentive Plan ($)	Performance Cash Awarded in 2008 ($)	Performance Cash Awarded in 2009 ($)	Total Non-Equity Incentive Plan Compensation ($)
Fetter	2009 2008 2007	2,513,325 1,351,250 1,857,969	937,500 937,500 —	625,000 — —	4,075,825 2,288,750 1,857,969

Porter	2009 2008 2007	950,999 613,548 533,730	150,000 150,000 —	115,000 — —	1,215,999 763,548 533,730

Newman	2009 2008 2007	1,206,619 778,464 872,685	250,000 250,000 —	187,500 — —	1,644,119 1,028,464 872,685

Fraser	2009 2008 2007	382,007 246,456 251,888	62,500 62,500 —	45,000 — —	489,507 308,956 251,888

Ruff	2009 2008	379,440 172,082	— —	45,000 —	424,440 172,082

(5)	The amounts shown for each Named Executive Officer represent the change in the actuarial present value of accumulated benefits under our Supplemental Executive Retirement Plan (SERP). Unless otherwise indicated, the amounts do not include above-market earnings under our deferred compensation plans.

(6)	Amounts shown in this column for 2009 include the following:

	Fetter		Porter	Newman	Fraser	Ruff
Automobile Allowance	$4,654	*	—	—	—	—
Premiums for long-term disability and survivor benefit life insurance under our SERP	4,195		4,400	4,622	2,882	2,984
Matching contributions under our 401(k) Retirement Savings Plan	3,675		3,675	3,675	3,675	3,675
Matching contributions under our 2006 DCP	54,258		23,323	30,839	9,961	7,516
Personal use of company aircraft**	188,639		—	75	—	—

Total	$255,420		$31,398	$39,211	$16,518	$14,175

*	Mr. Fetter’s automobile allowance was eliminated effective March 1, 2009.

**	Amounts shown in this row represent the incremental costs associated with the personal use of our aircraft. We calculate incremental costs based on a methodology that sums: (i) an average price for fuel, oil and additives per hour of flight time multiplied by the actual flight hours for the flight; (ii) hangar and aircraft parking expenses away from the aircraft’s home base; (iii) customs and handling charges; (iv) flight planning weather services; (v) landing fees; (vi) average engine and auxiliary power unit (“APU”) accrual expenses per hour of flight time multiplied by the actual flight hours for the flight; (vii) passenger catering and ground transportation; (viii) total crew expenses (including meals, hotels and transportation); and (ix) other charges, including fees for any contract crew members and variable fees related to the use of our fractional jet interest. Because our aircraft are used primarily for business travel, our incremental cost calculations exclude fixed costs that do not change based on usage, such as pilots’ salaries, the purchase or lease costs of the aircraft, management fees related to our fractional jet interest, home-base hangar costs and maintenance fees (except with respect to the engine and APU accrual expenses described above).

(7)	Amount represents the change in the actuarial present value of Mr. Fetter’s accumulated benefits during 2009 under the SERP.

(8)

Amount represents the change in the actuarial present value of Mr. Fetter’s accumulated benefits during 2008 under the SERP. In addition to the effects of a one-year increase in age and service credit under the SERP, a substantial portion of the increase shown for 2008 is attributable to (i) Mr. Fetter’s service in his current role as Chief Executive Officer for the entire 60-month period over which

Mr. Fetter’s earnings are averaged in the benefit formula (unlike computations for prior years, which included Mr. Fetter’s lower earnings prior to his September 2003 promotion to Chief Executive Officer) and (ii) an actuarially required decrease in the discount rate used in our computations from 6.25% for 2007 to 5.75% for 2008.

(9)	Amount includes $484,448, representing the change in the actuarial present value of Mr. Fetter’s accumulated benefits during 2007 under the SERP, and $2,982 representing the above-market portion of interest earned on compensation deferred under our deferred compensation plans.

(10)	Reflects one of three equal installments of a sign-on bonus paid to Mr. Porter pursuant to his offer letter. The installments were paid on the starting date of his employment with the company in 2006 and on the first and second anniversaries of his starting date.

(11)	Mr. Ruff was not a Named Executive Officer during 2007. Therefore, no compensation information for this year appears in the Summary Compensation Table for Mr. Ruff.

Grants of Plan-Based Awards During 2009

The following table sets forth information concerning grants of equity and performance cash made in 2009 under our stock incentive plans and grants of cash that potentially could have been earned in 2009 under our Annual Incentive Plan. Descriptions of these plans follow the table below.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(2)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Fetter	AIP		337,813	1,351,250	2,702,500
	PC		-0-	1,250,000	2,500,000
	SO	2/26/09				5,500,000	1.14	3,905,000
Porter	AIP		127,823	511,290	1,022,580
	PC		-0-	230,000	460,000
	SO	2/26/09				1,100,000	1.14	781,000
Newman	AIP		162,180	648,720	1,297,440
	PC		-0-	375,000	750,000
	SO	2/26/09				1,700,000	1.14	1,207,000
Fraser	AIP		51,345	205,380	410,760
	PC		-0-	90,000	180,000
	SO	2/26/09				400,000	1.14	284,000
Ruff	AIP		51,000	204,000	408,000
	PC		-0-	90,000	180,000
	SO	2/26/09				400,000	1.14	284,000

(1)	AIP Awards. Awards designated “AIP” reflect awards that our Named Executive Officers might have earned during 2009 under our Annual Incentive Plan, dependent upon our 2009 performance. Awards actually earned are shown, along with other amounts, in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are shown separately in footnote 4 to such table.

Performance Cash Awards. Awards designated “PC” reflect amounts that can be earned at the end of a three-year performance period in connection with performance cash awards to our Named Executive Officers under our 2008 Stock Incentive Plan. The performance cash awards vest and are paid in cash at the end of a three-year performance period, subject to the attainment of certain performance criteria and, subject to certain exceptions relating to retirement, a qualifying termination, disability, death or change of control, the Named Executive Officer’s continued employment with us until such time. A description of the performance cash awards appears under “Stock Options and Performance Cash Awards” beginning on page 33. Pursuant to applicable regulations, amounts deemed earned in 2009 with respect to the performance cash awards are shown, along with other amounts, in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are shown separately in footnote 4 to such table.

Stock Option Awards. Awards designated “SO” reflect stock option awards under our 2008 Stock Incentive Plan. Each Named Executive Officer was granted stock options on February 26, 2009 based on the NYSE closing price of $1.14 per share of our common stock. All stock options vest ratably on each of the first three anniversaries of the grant date.

(2)	A fair value of $0.71 per option award was computed in accordance with FASB ASC Topic 718 (formerly referred to as “SFAS 123(R)”). Assumptions used in the calculation of these amounts with respect to stock option grants, including a description of our use of a binomial lattice model, are included in Note 7 to the consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K and are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Estimates—Accounting for Stock-Based Compensation” in the Form 10-K.

2008 Stock Incentive Plan

The 2008 Stock Incentive Plan was approved by our shareholders on May 8, 2008; it replaced our 2001 Stock Incentive Plan. The 2008 Stock Incentive Plan promotes our interests and those of our shareholders by strengthening our ability to attract, motivate and retain management level employees and directors who possess the training, experience and ability necessary to the success of the company. This is accomplished by annual grants of equity-based and other long-term incentive compensation under the 2008 Stock Incentive Plan, primarily in the form of restricted stock units, stock options and performance cash.

All of our Named Executive Officers are eligible to participate in our 2008 Stock Incentive Plan. The process used by the Compensation Committee for determining and granting stock incentive plan awards is discussed under “Long-Term Incentive Compensation” beginning on page 32 above.

The 2008 Stock Incentive Plan provides the Compensation Committee with flexibility in determining the terms and conditions of individual awards to be granted under the plan, including those awards granted to our Named Executive Officers. Pursuant to the current form award agreements with respect to stock options and restricted stock units, if a Named Executive Officer dies or becomes totally and permanently disabled while employed by us, the restricted stock units and options granted under the 2008 Stock Incentive Plan will vest and be settled or exercisable in accordance with the terms of the award. If a Named Executive Officer retires while employed by us, the options granted under the 2008 Stock Incentive Plan will vest and be exercisable in accordance with the terms of the award. Certain restricted stock units and options granted to our Named Executive Officers under the 2008 Stock Incentive Plan may be subject to accelerated vesting if a Named Executive Officer’s employment is terminated “without cause” or terminates for “good reason” (referred to as a “qualifying termination”) or due to a “change of control,” as described under “Executive Severance Plan” beginning on page 54. In all other instances, if the Named Executive Officer terminates employment prior to the end of the three-year vesting period, all unvested restricted stock units and options will be forfeited.

Under the current form award agreements with respect to performance cash awards (which were made in the form of cash-settled “Performance Awards” under the 2008 Stock Incentive Plan), if a Named Executive Officer terminates employment due to disability or death, or incurs a “qualifying termination,” the Named Executive Officer will be entitled to a payout of any earned amounts for all years during the performance period that have been completed at the time of termination and a prorated payout of any earned amounts for any year that has not been completed at the time of termination. The payouts will be made at the end of the entire scheduled performance period. In the event of a change of control of the company, performance cash awards not assumed by the successor will be paid out at target levels at the end of the entire scheduled performance period. If the successor does assume the awards (or issues substitute awards) and no qualifying termination occurs, the awards will be paid out in accordance with their payout terms. If the successor assumes the awards and a qualifying termination does occur, the awards will be paid out at target levels at the end of the entire scheduled performance period. In the case of any other termination of a Named Executive Officer not mentioned above, all outstanding performance cash awards (and related payouts) will be forfeited.

2001 Stock Incentive Plan

The 2001 Stock Incentive Plan, which was originally approved by our shareholders in 2001, was replaced by our 2008 Stock Incentive Plan, which is described above. However, certain equity grants made prior to the approval of the 2008 Stock Incentive Plan on May 8, 2008 remain outstanding under the 2001 Stock Incentive Plan. Effective as of December 31, 2008, the 2001 Stock Incentive Plan was amended in the form of the Fourth Amended and Restated 2001 Stock Incentive Plan to reflect its compliance with the requirements of Section 409A of the Internal Revenue Code.

If a Named Executive Officer retires or becomes totally and permanently disabled while employed by us, the options granted under the 2001 Stock Incentive Plan will continue to vest, be exercisable and expire in accordance with their terms. If the Named Executive Officer dies during his employment, the options granted under the 2001 Stock Incentive Plan will become fully vested and expire three years after the date of death unless by their terms they expire sooner. In the case of any other termination of a Named Executive Officer, all stock options will expire three months thereafter unless by their terms they expire earlier. However, if a Named Executive Officer dies or becomes totally and permanently disabled following his retirement or during the three-month period following a termination of employment, the options will become fully vested and exercisable for a period of one year after the date of death and for the remainder of their original term in the case of total and permanent disability. The maximum term of an option is 10 years from the date of grant.

If a Named Executive Officer retires or becomes totally and permanently disabled, the restricted stock units granted under the 2001 Stock Incentive Plan will continue to vest in accordance with their terms, provided that the Named Executive Officer does not engage in any competitive business with us, and will be settled pursuant to their terms, subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. If the Named Executive Officer dies during his employment, the restricted stock units granted under the 2001 Stock Incentive Plan will become fully vested. In the case of any other termination of a Named Executive Officer, all restricted stock units (with the exception of performance-based restricted stock units) will expire. In the case of performance-based restricted stock units, the Compensation Committee, in its discretion, may elect to accelerate vesting in the event of a qualifying termination. The maximum vesting period for a restricted stock unit is 10 years from the date of grant.

Certain restricted stock units and options granted to our Named Executive Officers under the 2001 Stock Incentive Plan may be subject to accelerated vesting if a Named Executive Officer incurs a qualifying termination or due to a “change of control,” as described under “Executive Severance Plan” beginning on page 54.

With respect to performance cash awards (which were made in the form of cash-settled “Performance Unit” awards under the 2001 Stock Incentive Plan), if a Named Executive Officer terminates employment due to retirement, disability or death, or incurs a qualifying termination, the Named Executive Officer will be entitled to a payout of any earned amounts for all years during the performance period that have been completed at the time of termination and a prorated payout of any earned amounts for any year that has not been completed at the time of termination. The payouts will be made at the end of the entire scheduled performance period. In the case of retirement, payout is conditioned upon the Named Executive Officer’s not engaging in any competitive business with us. In the event of a change of control of the company, performance cash awards not assumed by the successor will be paid out at target levels at the end of the entire scheduled performance period. If the successor does assume the awards (or issues substitute awards) and no qualifying termination occurs, the awards will be paid out in accordance with their payout terms. If the successor assumes the awards and a qualifying termination does occur, the awards will be paid out at target levels at the end of the entire scheduled performance period. In the case of any other termination of a Named Executive Officer not mentioned above, all outstanding performance cash awards (and related payouts) will be forfeited.

Annual Incentive Plan

Each of our Named Executive Officers, like all employees at the level of hospital director or above, is eligible to participate in our Annual Incentive Plan. The AIP, which was first approved by our shareholders in 2001 and again in 2007, promotes the attainment of our business objectives by basing a portion of an employee’s compensation on his or her performance, the performance of his or her business unit and/or the performance of the company.

Each year, the Compensation Committee establishes performance criteria, sets performance goals and sets target awards under the AIP. In February 2009, criteria, goals and target awards were established under the AIP by the Compensation Committee and, in March 2010, cash awards were paid to our Named Executive Officers for performance during 2009. The amounts paid under the AIP for 2009 are reflected in the Summary Compensation Table under Non-Equity Incentive Plan Compensation. For a more complete description of the AIP, see the discussion of “Performance-Based Bonus” beginning on page 28 above.

Outstanding Equity Awards

The following table sets forth information as of December 31, 2009 with respect to outstanding equity awards granted to each of the Named Executive Officers.

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Fetter	11/7/02	450,000		27.95	11/7/12
	9/15/03	350,000		14.98	9/15/13
	3/4/04	469,333		12.02	3/4/14
	2/17/05	469,333		10.63	2/17/15
	2/22/06	731,697		7.93	2/22/16
	3/1/07	485,333	242,667	6.60	3/1/17	100,000	(3)	539,000
	3/6/08	555,666	1,111,334	4.94	3/6/18	282,000		1,519,980
	2/26/09		5,500,000	1.14	2/26/19
Total values								$2,058,980

Porter	6/5/06	144,583		7.76	6/5/16
	3/1/07	66,666	33,334	6.60	3/1/17	16,667		89,835
	3/1/07					25,000	(3)	134,750
	3/6/08	90,000	180,000	4.94	3/6/18	49,334		265,910
	2/26/09		1,100,000	1.14	2/26/19
Total values								$490,495

Newman	3/3/04	66,666		12.01	3/3/14
	2/16/05	60,000		10.52	2/16/15
	2/22/06	55,000		7.93	2/22/16
	1/1/07					16,800		90,552
	3/1/07	93,333	46,667	6.60	3/1/17	20,000		107,800
	3/1/07					30,000	(3)	161,700
	3/6/08	150,000	300,000	4.94	3/6/18	81,667		440,185
	2/26/09		1,700,000	1.14	2/26/19
Total values								$800,237

Fraser	9/29/06	20,000		8.14	9/29/16
	3/1/07	26,666	13,334	6.60	3/1/17	6,667		35,935
	3/1/07					10,000	(3)	53,900
	3/6/08	36,666	73,334	4.94	3/6/18	16,667		89,835
	2/26/09		400,000	1.14	2/26/19
Total values								$179,670

Ruff	3/03/04	13,333		12.01	3/3/14
	2/16/05	14,167		10.52	2/16/15
	2/22/06	8,571		7.93	2/22/16
	3/1/07					3,334		17,970
	3/6/08					10,067		54,261
	7/28/08	13,333	26,667	5.67	7/28/18
	2/26/09		400,000	1.14	2/26/19
Total values								$72,231

(1)	Except as otherwise noted in the table, all awards vest ratably over a three-year period, commencing on the first anniversary of the date of grant, and have a term of ten years.

(2)	Based on the NYSE closing price of $5.39 per share of our common stock on December 31, 2009.

(3)	Represents performance-based restricted stock units that are no longer subject to performance-based conditions. The awards vested on March 1, 2010.

Mr. Porter, Dr. Newman and Ms. Fraser received performance-based restricted stock units on March 1, 2007 that were eligible for vesting on March 1, 2010. Mr. Fetter received restricted stock units on March 1, 2007, of which 100,000 units vested on each of the first and second anniversaries of the grant date, with the remainder eligible for vesting on March 1, 2010. The remainder of Mr. Fetter’s award, along with the awards to the other Named Executive Officers, was eligible for vesting on March 1, 2010 only to the extent to which pre-determined price targets of our common stock were met on an absolute basis, calculated based on an average of the closing price per share of our common stock on the NYSE for the last 40 trading days in 2009. The following table shows the payouts and associated price targets:

Absolute Tenet Common Stock Performance	Payout of Target Performance Shares Awarded
$6.75 or less	50%
$8.50	100%
$10.25 or higher	150%

Our stock price increased from $1.15 on December 31, 2008 to $5.39 on December 31, 2009. However, based on an average closing price per share of $5.15 during the measurement period described above, each Named Executive Officer became eligible to receive an amount of shares corresponding with the 50% payout (i.e., threshold) level. The share amounts shown in this column represent threshold payout amounts for the Named Executive Officers, with the exception of Mr. Fetter, whose threshold amount is 300,000 shares and includes the 200,000 shares that vested on the first and second anniversaries of the grant date.

Option Exercises and Stock Vested During 2009

The following table sets forth information concerning restricted stock units that vested to each of the Named Executive Officers during 2009, including the value they realized on such vesting. The values shown do not represent proceeds actually received by the Named Executive Officers, as shares were withheld to cover applicable taxes. None of the Named Executive Officers exercised any options during 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Fetter	443,939	439,600
Porter	157,000	451,811
Newman	95,967	97,054
Fraser	21,667	53,669
Ruff	11,223	11,130

(1)	The value realized on vesting has been computed by multiplying the number of shares of common stock by the market value of such shares on the vesting date. These amounts represent gain realized on prior-year equity compensation and is not considered 2009 compensation.

Pension Benefits

The following table sets forth information as of December 31, 2009 with respect to our Supplemental Executive Retirement Plan, which provides for payments or other benefits in connection with the retirement of the Named Executive Officers.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Fetter	SERP	14	5,582,587	-0-
Porter	SERP	3	795,826	-0-
Newman	SERP	10	3,555,009	-0-
Fraser	SERP	3	208,230	-0-
Ruff	SERP	7	375,465	-0-

(1)	None of the Named Executive Officers has been credited with years of service in excess of his or her actual years of service with the company.

(2)	Computed as of December 31, 2009, the same pension plan measurement date used for financial statement reporting purposes with respect to our consolidated financial statements for the year ended December 31, 2009, which are included in our Annual Report on Form 10-K filed with the SEC on February 23, 2010.

(3)	Determined using the benefit formula, age and service credits, and final average earnings as of December 31, 2008 and December 31, 2009, using: (i) the assumption that retirement age is age 62, which is the earliest age at which a participant under the SERP may retire or terminate their employment without a reduction in benefits; (ii) actuarial tables used in calculating life expectancies; and (iii) a discount rate of 5.75%.

Supplemental Executive Retirement Plan

The SERP provides our Named Executive Officers (and certain other executives, collectively referred to as “participants”) with supplemental retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following the attainment of age 65, subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. At retirement, the monthly benefit paid to a participant will be a product of four factors: (i) the participant’s highest average monthly earnings (base salary and annual cash bonus under our AIP) for any consecutive 60-month period during the 10 years preceding retirement; (ii) the number of years of service with the company up to a maximum of 20 years provided that during the first five years of participation in the SERP partial credit will be given for years of service performed prior to the participant’s enrollment in the SERP; (iii) a vesting factor; and (iv) a percentage factor, not to exceed 2.7% offset for other retirement benefits such as our 401(k) Plan, our deferred compensation plans and Social Security.

A participant in the SERP qualifies for early retirement if, at the time of retirement or termination of employment, the participant meets one of the following requirements, as elected by the participant at the time of enrollment: (i) age 55 with 10 years of service; or (ii) age 62. The monthly SERP benefit is reduced in the event of a participant’s early retirement or termination of employment prior to age 62 by 3.0% for each year early retirement or termination occurs before age 62, subject to a maximum reduction of 21%. Monthly SERP benefits are further reduced by an additional 3% each year if benefits begin to be paid prior to age 62 as a result of early retirement. Unreduced retirement benefits under the SERP are available for participants who terminate on or after age 62. Of our Named Executive Officers, only Dr. Newman is presently eligible for early retirement under the SERP.

In the event of a change of control, participants will be deemed fully vested in their SERP benefits without regard to their actual years of service, their SERP benefits will be calculated based on all of their years of service with the company (i.e., the partial credit for service prior to enrollment in the SERP will not apply) and no early retirement or payment reduction will apply. In addition, participants who were employed by the company on April 1, 1994 will be credited with three additional years of service (with the total years of service not to exceed 20) for purposes of calculating their SERP benefits and such benefits will be calculated based on current base salary and annual cash bonus under our AIP (rather than the highest 60-month average). SERP benefits payable in the event of a termination of employment within two years of a change of control event described in Section 409A of the Internal Revenue Code will commence on the first day of the month following the participant’s termination of employment, subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. Otherwise any SERP benefits payable following a change of control will be paid at normal retirement or early retirement as described above. The SERP provides that in no event shall (x) the total present value of all payments under the SERP that are payable to a participant upon a termination of employment and are contingent upon a change of control in accordance with the rules set forth in Section 280G of the Internal Revenue Code when added to (y) the present value of all other payments that are payable to a participant and are contingent upon a change of control, exceed an amount equal to 299 percent of the participant’s “base amount” as that term is defined in Section 280G of the Internal Revenue Code and provides for the reduction of benefits payable under the SERP to achieve that result.

None of our Named Executive Officers has received credited service under the SERP for years not worked, and no newly hired employees may receive any such extra years of credited service. However, the Executive Severance Plan, which was adopted during 2006, provides for the accrual of age and service credit under the SERP for each participant who also participates in the Executive Severance Plan during his or her “severance period.”

Benefits under the SERP are secured by certain trusts, as described under “Benefit Plan Trusts” on page 55. SERP participants also are provided a life insurance and accidental death benefit for the designated beneficiary of each participant and a disability insurance policy for the benefit of each participant. All of these benefits are fully insured.

Nonqualified Deferred Compensation

The following table sets forth information as of December 31, 2009 with respect to our deferred compensation plans.

Name	Plan Name		Executive Contributions in Last Fiscal Year ($)(3)	Registrant Contributions in Last Fiscal Year ($)(4)	Aggregate Earnings in Last Fiscal Year ($)(5)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(6)
Fetter	2006 DCP 2001 DCP	(1) (2)	67,978 -0-	54,258 -0-	27,871 82,079	-0- -0-	666,771 154,726
Porter	2006 DCP	(1)	28,239	23,323	41,354	-0-	166,310
Newman	2006 DCP	(1)	38,324	30,839	173	-0-	69,337
Fraser	2006 DCP	(1)	12,528	9,961	7,609	-0-	30,098
Ruff	2006 DCP	(1)	35,474	7,516	10,796	-0-	53,787

(1)	Represents amounts with respect to our 2006 DCP.

(2)	Represents amounts with respect to our 2001 DCP (as defined below).

(3)	Included in the amounts represented in the Summary Compensation Table as “Salary” and “Non-Equity Incentive Plan Compensation.”

(4)	Included in the amounts represented as “All Other Compensation” in the Summary Compensation Table.

(5)	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(6)	The fiscal year-end balance reported for the 2006 DCP includes the following amounts that were previously reported in the Summary Compensation Table as compensation for 2007 or 2008: Mr. Fetter ($286,106) and Mr. Porter ($84,660). The fiscal year-end balance reported for Mr. Fetter with respect to the 2001 DCP includes $488 that was previously reported in the Summary Compensation Table as compensation for 2007 or 2008.

Deferred Compensation Plans

We maintain two deferred compensation plans: (i) the First Amended and Restated Tenet 2006 Deferred Compensation Plan (“2006 DCP”); and (ii) the Eighth Amended and Restated Tenet 2001 Deferred Compensation Plan (“2001 DCP”). No additional elective deferrals or employer contributions may be made to the 2001 DCP.

The 2006 DCP was adopted in order to comply with the requirements of Section 409A of the Internal Revenue Code. Deferrals elected with respect to amounts otherwise payable in calendar years beginning before January 1, 2005 are subject to the terms of the 2001 DCP. Deferrals elected with respect to amounts otherwise payable in calendar years beginning on and after January 1, 2005 are subject to the terms of the 2006 DCP. All of our Named Executive Officers and non-employee directors are eligible to participate in the 2006 DCP.

Directors and eligible employees (together, “participants”) are permitted to elect to make up to six types of elective deferral contributions (“Deferral Contributions”) to the 2006 DCP:

(i) basic compensation deferrals of up to 75% of compensation (base salary and certain other cash compensation, but excluding bonuses) for employees and 100% of compensation (retainers, meeting fees and committee fees) for non-employee directors;

(ii) bonus deferrals of up to 100% of bonus under the AIP for employees (97% if a supplemental bonus deferral is made as described below);

(iii) supplemental compensation deferrals of 3% of compensation when the employee reaches certain statutory limits on contributions under our 401(k) Plan;

(iv) supplemental bonus deferrals of 3% of bonus under the AIP;

(v) discretionary compensation deferrals, in a specified dollar or percentage amount of compensation, if authorized by the administrator of the 2006 DCP; and

(vi) restricted stock unit deferrals, of up to 100% of the restricted stock units awarded under our stock incentive plans, if authorized by the administrator of the 2006 DCP.

Prior to January 1, 2009, we made an employer matching contribution to the 2006 DCP equal to 100% of an employee’s supplemental compensation deferrals and/or supplemental bonus deferrals. Effective January 1, 2009, we reduced the amount of our matching contribution by 50%. In addition, we may elect to make a discretionary contribution to the 2006 DCP with respect any participant. We did not elect to make any discretionary contributions to the 2006 DCP for 2009. All elective deferrals and employer contributions made to the 2006 DCP are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant.

Amounts deferred into the 2006 DCP are subject to the rules of the 2006 DCP. Amounts deferred into the 2001 DCP are subject to the rules of the 2001 DCP. The following general statements regarding distributions are subject to the specific provisions of these plans. Amounts deferred under the 2006 DCP or 2001 DCP will generally be distributed, as directed by the participant, upon either termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency, in which case participation in the 2006 DCP will be suspended. Distributions may be made in cash or in shares of our common stock, depending upon the participant’s investment elections, as described below. Distributions may be made in the form of a lump sum payment or annual installments over a one to 15 year period, as elected by the participant. Any amounts that are payable from the 2006 DCP upon a termination of employment are subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. Under certain circumstances, a participant may elect to receive an immediate lump sum distribution under the 2001 DCP subject to a 10% forfeiture, a 13-month delay or the occurrence of a change of control, as defined in the 2001 DCP.

Participants may request, on a daily basis, that any of the following investment crediting rates be applied to amounts credited to their 2001 DCP and 2006 DCP accounts: (i) an annual rate of interest equal to 120% of the applicable federal long-term (10-year) interest rate (which generated an annual return for 2009 of 4.663%); (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan; or (iii) a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Amounts that are deemed to be invested in stock units may not be transferred out of stock units and will be paid in shares of our common stock.

As permitted under transition guidance issued under Section 409A of the Internal Revenue Code, we amended the 2006 DCP to allow our directors and Named Executive Officers who had previously elected to invest amounts deferred under the 2006 DCP in stock units to make a one-time irrevocable election prior to December 31, 2008 to receive a distribution of such amounts on a specified date in 2009 or any subsequent year. This distribution election, if made by such a director or Named Executive Officer, would result in a distribution of whole shares of our common stock (with fractional shares in cash), based on the amount of stock units held in his or her 2006 DCP account. Mr. Bush, Ms. Gaines, Mr. Kerrey, Mr. Pettingill and Mr. Unruh were the only directors who made this one time distribution election. None of our Named Executive Officers made the one-time distribution election.

Potential Payments Upon Termination or Change of Control

The information below describes and quantifies certain compensation that would be paid under existing plans and arrangements if a Named Executive Officer’s employment had terminated on December 31, 2009, given his or her compensation and service levels as of that date and, as applicable, based on the NYSE closing price of $5.39 per share of our common stock on that date. These benefits are in addition to benefits available generally to our salaried employees, such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay. A Named Executive Officer’s benefits under our deferred compensation plans will generally be distributed in connection with his termination of employment or the occurrence of a specified date. Benefits under the SERP are generally paid on early or normal retirement.

Due to the number of factors that affect the nature and amount of any benefits paid upon the occurrence of any of the events discussed below, any actual amounts paid may be different. Factors that could affect these amounts include the timing of the event, the company’s stock price and the executive’s age.

Death, Disability and Retirement

Upon the death of a Named Executive Officer, his or her survivors would receive payments from our insurance carriers under life insurance and accidental death and dismemberment policies provided in connection with the SERP. We provide coverage under each policy in an amount up to two times a Named Executive Officer’s salary, not to exceed $550,000 per policy (i.e., we pay up to $1,100,000), with excess coverage elected by the executive at his or her expense. As of December 31, 2009, the survivors of the Named Executive Officers would receive the following lump sum cash payments: Fetter, $1,600,000; Porter, $3,873,000; Newman, $2,321,000; Fraser, $2,970,000; and Ruff, $2,960,000. In addition, under the SERP, the surviving spouse of a deceased Named Executive Officer would receive monthly payments equal to 50% of the retirement benefits that would have been payable to the executive.

Upon total and permanent disability, a Named Executive Officer would receive a cash payment from our insurance carrier, payable on a monthly basis until the executive reaches age 65, not to exceed $25,000 per month.

For information concerning the effect of a Named Executive Officer’s death, disability and retirement on his or her restricted stock units, stock options, performance cash awards and other long-term incentive compensation awards, see the discussions under “2008 Stock Incentive Plan” and “2001 Stock Incentive Plan” beginning on page 42.

Non-Cause Terminations

Each of the Named Executive Officers participates in the ESP and is entitled to certain severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (i.e., the executive incurs a qualifying termination), in either case including terminations following a change of control of the company. Terminations without cause or by the executive for good reason are referred to as “non-cause” terminations in the table headings below.

As a condition of receiving any severance benefits, a Named Executive Officer will be required to execute a severance agreement and general release that will contain restrictive covenants regarding non-competition, confidentiality, non-disparagement and non-solicitation, as well as a release of claims against us.

The tables set forth below reflect the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A of the Internal Revenue Code) each Named Executive Officer would receive first, upon a non-cause termination unrelated to any change of control and, next, upon a non-cause termination relating to a change of control. Both tables assume that terminations occurred as of December 31, 2009.

Non-Cause Termination/No Change of Control

Name	Cash Severance ($)(1)(2)	Health and Welfare Benefits ($)(3)	Outplace- ment Services ($)	Additional SERP Benefit ($)(4)	Performance Cash Awards($)(5)	Accelerated Equity Awards ($)(6)	Excise Tax Reimburse- ments ($)	Total ($)
Fetter(7)	7,296,750	21,239	25,000	-0-	2,500,000	25,934,080	-0-	35,777,070
Porter(8)	2,698,475	36,822	25,000	-0-	415,000	5,246,491	-0-	8,421,788
Newman(8)	3,423,800	26,727	25,000	-0-	687,500	8,160,237	-0-	12,323,264
Fraser(9)	821,520	10,620	25,000	-0-	170,000	1,912,671	-0-	2,939,810
Ruff(9)	816,000	10,620	25,000	-0-	45,000	1,772,231	-0-	2,668,851

(1)	Represents aggregate salary continuation and target bonus amounts under the AIP.

(2)	To be paid on a bi-weekly basis over the severance period with amounts that do not exceed the 409A Exempt Amount, as defined under the discussion of our Executive Severance Plan below, beginning at termination and any amounts in excess of the 409A Exempt Amount that would have been paid during such six-month period being paid in a lump sum six months following termination as required by Section 409A of the Internal Revenue Code. After such six-month period, the remaining severance pay will be paid on a bi-weekly basis for the remainder of the severance period.

(3)	Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(4)	Represents the present value of the additional benefit payable under the SERP in the event of a non-cause termination unrelated to a change of control of the company. The additional SERP benefit amounts do not include those benefits shown in the Pension Benefits Table on page 47 and those benefits would also be payable by reason of a non-cause termination unrelated to a change of control of the company. The additional SERP benefit amounts do not include age and service credits for the Named Executive Officers that would accrue during their applicable severance periods, but rather are based on all of their years of service to the company as of the termination date and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period. At the end of the applicable severance period, the Named Executive Officer’s SERP benefits would be recalculated to include the age and service credits that accrued during the severance period.

(5)	Under the applicable award agreements, Named Executive Officers are entitled to payment of any earned amounts for all years during the performance period that have been completed at the time of a non-cause termination and a prorated payout of any earned amounts for any year that has not been completed at the time of such termination. The payout will be made at the end of the entire scheduled performance period.

(6)	With respect to Named Executive Officers (all except Ms. Fraser and Mr. Ruff) who formerly participated in the Tenet Executive Severance Protection Plan (the “TESPP”), equity awards under our stock incentive plans (other than performance-based restricted stock units granted under our 2001 Stock Incentive Plan, which will be forfeited unless determined otherwise by the Compensation Committee as described below) that have not vested will accelerate and become vested upon a non-cause termination for any termination prior to May 10, 2011. Ms. Fraser and Mr. Ruff will forfeit any non-vested outstanding equity awards (including performance-based restricted stock units granted under our 2001 Stock Incentive Plan unless determined otherwise by the Committee as described below) at termination. Upon a non-cause termination, any outstanding performance-based restricted stock unit awards vest in the discretion of the Compensation Committee and for purposes of this table are reported as vesting at threshold levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected are based on the NYSE closing price of $5.39 per share of our common stock on December 31, 2009 with respect to restricted stock units.

(7)	Based on a severance period of three years under the ESP.

(8)	Based on a severance period of two and one-half years under the ESP.

(9)	Based on a severance period of one and one-half years under the ESP.

Non-Cause Termination/Change of Control

Name	Cash Severance ($)(1)(2)	Health and Welfare Benefits ($)(3)	Outplace- ment Services ($)	Additional SERP Benefit ($)(4)	Performance Cash Awards($)(5)	Accelerated Equity Awards ($)(6)	Excise Tax Reimburse- ments ($)(7)	Total ($)
Fetter(8)	7,296,750	21,239	25,000	-0-	3,125,000	25,934,080	4,499,608	40,901,677
Porter(8)	3,101,843	44,186	25,000	-0-	530,000	5,246,491	-0-	8,947,520
Newman(8)	4,108,560	32,072	25,000	-0-	875,000	8,160,237	2,190,418	15,391,288
Fraser(9)	1,095,360	14,160	25,000	-0-	215,000	1,912,671	512,476	3,774,666
Ruff(9)	1,088,000	14,160	25,000	-0-	90,000	1,772,231	531,065	3,520,456

(1)	Represents aggregate salary continuation and target bonus amounts under the AIP.

(2)

To be paid (i) in a lump sum in the event of a change of control described in Section 409A of the Internal Revenue Code with amounts that do not exceed the 409A Exempt Amount, as defined under the discussion of our Executive Severance Plan below, being paid at termination and the remainder being paid six months following termination, and (ii) on a bi-weekly basis over the severance period with respect to a change of control not described in Section 409A of the Internal Revenue Code with amounts that do not exceed the

409A Exempt Amount beginning at termination and any amounts in excess of the 409A Exempt Amount that would have been paid during such six-month period being paid in a lump sum six months following termination as required by Section 409A of the Internal Revenue Code. After such six-month period, the remaining severance pay will be paid on a bi-weekly basis for the remainder of the severance period.

(3)	Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(4)	Represents the present value of the additional benefit payable under the SERP in the event of a non-cause termination related to a change of control of the company, the amount of which has been capped pursuant to the terms of the SERP to minimize exposure to any 280G Excise Tax. The additional SERP benefit amounts do not include those benefits shown in the Pension Benefits table on page 47 and those benefits would also be payable by reason of a termination related to a change of control of the company. The additional SERP benefit amounts before application of the 280G Excise Tax cap include age and service credits for the Named Executive Officers that would accrue during their applicable severance periods, and are based on: (i) the deemed full vesting of the Named Executive Officers in their SERP benefits without regard to their actual years of service; (ii) with respect to all of the Named Executive Officers except Mr. Ruff, all of their years of service to the company and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period; (iii) with respect to Mr. Ruff, because he was employed with the company on April 1, 1994, all of his years of service to the company plus three additional years (up to a maximum of 20) and using his current base salary and annual cash bonus under our AIP; and (iv) the immediate commencement of SERP benefits without any reduction in benefits for early commencement.

In the event of a change of control of the company without termination of employment, the additional retirement benefits payable under the SERP to the Named Executive Officers would be as follows: Mr. Fetter, $9,278,661; Mr. Porter, $795,826; Dr. Newman, $4,255,904; Ms. Fraser, $344,518; and Mr. Ruff, $2,266,399. These amounts have been calculated as described above in this footnote, but without the accrual of additional age and service credits during the severance period. These amounts differ from the additional SERP benefits payable by reason of a termination following a change of control because in a non-termination scenario (i) the 280G Excise Tax cutback provisions of the SERP are not applicable and (ii) benefits under the SERP do not commence until retirement.

Present value calculations use the assumptions discussed in footnote 3 to the Pension Benefits Table.

(5)	Under the applicable award agreements, performance cash awards that are assumed by the successor will be paid out at target levels at the end of the entire scheduled performance period if a non-cause termination occurs.

In the event of a change of control of the company without termination of employment, performance cash awards will be paid out (a) in the case of awards not assumed by the successor, at target levels at the end of the entire scheduled performance period and (b) in the case of awards assumed by the successor, in accordance with the payout terms of the awards.

(6)	Equity awards under our stock incentive plans that have not vested and are not assumed by the successor to the company will accelerate and become vested upon a change of control irrespective of whether the Named Executive Officer terminates employment. Equity awards under our stock incentive plans that are not vested and are assumed by the successor to the company will accelerate and become vested upon a non-cause termination in connection with a change of control. Performance-based restricted stock unit awards are reported at threshold levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected have been calculated using the NYSE closing price of $5.39 per share of our common stock on December 31, 2009 with respect to restricted stock units.

(7)	Reflects amounts payable with respect to an executive’s 280G Excise Taxes plus all federal, state, and local taxes applicable to the company’s payment of the 280G Excise Tax, including any additional taxes due as a result of such payments.

(8)	Based on a severance period of three years under the ESP.

(9)	Based on a severance period of two years under the ESP.

A “change of control” under our deferred compensation plans, ESP, SERP and stock incentive plans will have occurred if: (i) any one person, or more than one person acting as a group, acquires more than 50% of the total fair market value or voting power of our stock (including stock held prior to such acquisition); (ii) any one person, or more than one person acting as a group, acquires during a 12-month period ending on the date of the most recent acquisition by such person or persons, 35% or more of the total voting power of our stock (not considering stock owned by such person or group prior to such 12-month period); (iii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board prior to such election; (iv) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) 40% or more of our total assets; or (v) there occurs a liquidation or dissolution of the company that is approved by a majority of the company’s shareholders. This definition of change of control complies with Section 409A of the Internal Revenue Code except for item (v) (i.e., items (i), (ii), (iii) and (iv) are described in Section 409A of the Internal Revenue Code).

Executive Severance Plan

Upon a qualifying termination (i.e., a non-cause termination as described with respect to the tables above), the Named Executive Officers are entitled to receive, during the applicable severance period, the severance pay and benefits as described below. The severance periods for the Named Executive Officers are disclosed in the Non-Cause Termination/No Change of Control and Non-Cause Termination/Change of Control tables above. No severance period exceeds three years. A change of control without a qualifying termination will not (1) entitle the Named Executive Officers to receive cash severance payments or (2) accelerate equity compensation awards, unless the successor does not assume the awards or grant comparable awards in substitution for the awards.

In the case of a qualifying termination that is not related to a change of control, payment of severance pay will begin to be paid to the Named Executive Officer on a bi-weekly basis at termination to the extent it does not exceed the “409A Exempt Amount,” which is the lesser of: (1) two times the executive’s annual compensation for the taxable year before the year in which the separation of service occurs; or (2) two times the compensation limit set for tax-qualified retirement plans under Internal Revenue Code Section 401(a)(17) ($490,000 for 2009). Any amounts in excess of the 409A Exempt Amount will be subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. Upon the expiration of the six-month period, any severance pay in excess of the 409A Exempt Amount that would otherwise have been paid to the Named Executive Officer during such six-month period will be paid in a lump sum and the remaining severance pay will be paid on a bi-weekly basis for the remainder of the severance period. In the case of a qualifying termination that is related to a change of control described in Section 409A of the Internal Revenue Code, payment of severance pay will be made to the Named Executive Officer in a lump sum at termination to the extent it does not exceed the 409A Exempt Amount and the remainder of such severance pay will be paid in a lump sum six months following termination as required by Section 409A of the Internal Revenue Code. In the case of a termination related to a change of control that is not described in Section 409A of the Internal Revenue Code, severance pay will be paid in the same manner as a termination that is not related to a change in control (i.e., bi-weekly). Any six-month delay will cease to apply in the event of the death of the Named Executive Officer.

A Named Executive Officer who incurs a qualifying termination under the ESP will incur a termination of employment for purposes of our 401(k) Plan, 2001 DCP and 2006 DCP, and will be entitled to payment of any benefits under the terms of these plans. If the Named Executive Officer participates in our SERP and his or her

SERP benefits become payable during the severance period, the amount of severance pay payable to the executive under the ESP will be reduced by the amount of SERP benefits payable during the severance period, provided that the SERP benefits will be subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. At the end of the severance period, the Named Executive Officer’s SERP benefits will be adjusted to reflect the additional age and service credit provided under the ESP during the severance period. The Named Executive Officer’s severance pay will not be considered in calculating his final average earnings under the SERP.

Health and welfare benefits payable under the ESP will be reduced to the extent that the Named Executive Officer receives comparable benefits through other employment during the severance period.

Except as described above with respect to former TESPP participants, upon a qualifying termination that is not related to a change of control, as defined above, any equity-based compensation awards granted under the stock incentive plans or any of our prior equity plans that are outstanding and vested as of such termination date will be exercisable or settled pursuant to the terms of the applicable stock incentive plan or other equity plan.

Benefit Plan Trusts

We established trusts for the purpose of securing our obligations to make distributions under the 2001 DCP, 2006 DCP, SERP and ESP. As of December 31, 2009, the trust established for the 2001 DCP and 2006 DCP held 2,792,133 shares of our common stock, and the trust established for the SERP held 3,750,000 shares of our common stock and collateral interests in certain real properties. In the event of a change of control, we are required to fund the trust established for the ESP. The trusts, which are “rabbi trusts,” must be funded in an amount that is sufficient, together with all assets then held by the trust, to pay each participant the benefits to which the participant would be entitled as of the date of a change of control. The trustees will make required payments to participants under these plans in the event that we fail to make such payments for any reason other than our insolvency, and may sell the assets of these trusts from time to time to obtain funds for such payments. In the event of our insolvency, the assets of the trusts will be subject to the claims of our general creditors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We currently grant stock options, as well as restricted stock units, under our 2008 Stock Incentive Plan. All options were granted with an exercise price equal to the NYSE closing price per share of our common stock on the date of grant. Options normally are exercisable at the rate of one-third per year beginning one year from the date of grant and generally expire 10 years from the date of grant. Most of our restricted stock unit grants vest over a three-year period.

The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2009.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	47,031,430	$10.13		12,021,471	(1)
Equity compensation plans not approved by security holders(2)(3)	1,507,762	$27.21	(4)	-0-
Total	48,539,192			12,021,471

(1)	Includes 9,509 shares remaining for issuance pursuant to the Eighth Amended and Restated 1995 Employee Stock Purchase Plan and 12,011,962 shares remaining for issuance under the 2008 Stock Incentive Plan. All shares available under the 2008 Stock Incentive Plan may be used for option-based and all other awards authorized under the 2008 Stock Incentive Plan. As approved by our shareholders, option-based awards and stock appreciation rights continue to reduce the number of shares available for issuance on a one-to-one basis. However, grants of all other awards, such as restricted stock units, reduce the number of shares available by 1.5 shares for each share subject to such awards. On February 25, 2010, 8,023,098 of the 12,011,962 shares were awarded through our annual equity compensation process, leaving 3,988,864 shares available for grant under the 2008 Stock Incentive Plan. The 8,023,098 shares awarded consisted of 964,008 stock options, which reduced the available shares on a one-to-one basis, and 4,706,060 restricted stock units which reduced the available shares by 1.5 shares for each unit awarded (a total of 7,059,090 shares).

(2)	Includes deferred compensation invested in 221,937 stock units under our deferred compensation plans payable in common stock and 1,285,825 shares outstanding under the Second Amended and Restated Tenet Healthcare Corporation 1999 Broad-Based Stock Incentive Plan (the “1999 Plan”). The potential future dilutive effect of our deferred compensation plans due to future investment of deferrals into stock units cannot be estimated.

(3)	During 2000 and 2001, we granted non-qualified stock options to our employees under the 1999 Plan. The 1999 Plan was adopted by our Board in 1999, but it was not submitted to our shareholders for approval. With the approval by our shareholders of our 2001 Stock Incentive Plan at the 2001 annual meeting of shareholders (which 2001 Stock Incentive Plan was subsequently replaced by the 2008 Stock Incentive Plan in May 2008), we discontinued the grant of any additional options under the 1999 Plan. Awards granted under the 1999 Plan vest and may be exercised as determined by the Compensation Committee of the Board. In the event of a change of control, the Compensation Committee may, in its sole discretion, without obtaining shareholder approval, accelerate the vesting or performance periods of those awards. Although the 1999 Plan authorized, in addition to options, the grant of appreciation rights, performance units, restricted stock units and cash bonus awards, only nonqualified stock options were granted under the 1999 Plan.

(4)	Amount shown does not take into account the 221,937 stock units under our deferred compensation plans described in footnote 2 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2009 and through March 15, 2010, we did not enter into any transaction in which a “related person” as defined by SEC rules, including our directors and executive officers and their immediate family members, has a direct or indirect material interest.

Our Standards of Conduct require all employees, including our executive officers, and members of our Board of Directors to report conflicts of interest and also those situations in which there may be the appearance of a conflict of interest. The full text of our Standards of Conduct is published on our website at www.tenethealth.com, and a description of our policies on ethics and conduct can be found on page 16. In addition, each director and executive officer is required to file with us, on an annual basis, a Conflict of Interest Disclosure Form, indicating whether or not a conflict of interest may exist. In the event that a related-party transaction is identified through this process or otherwise, our policy is to require that any such transaction be reviewed and approved or ratified by the Board’s Nominating and Corporate Governance Committee, which is comprised entirely of independent directors. We have not adopted standards for approval of related-party transactions, but instead the Committee reviews these transactions on a case-by-case basis.

SECURITIES OWNERSHIP

Securities Ownership of Management

The table below indicates the shares, options and other securities beneficially owned by our directors, each of our Named Executive Officers and our directors and executive officers as a group, as of March 15, 2010. As of March 15, 2010, no director or executive officer owned any shares of our 7.00% Mandatory Convertible Preferred Stock.

	Shares Beneficially Owned(1)
Name	Shares of Common Stock(2)		Options Exercisable on or Before May 14, 2010	Percent of Class as of March 15, 2010
John Ellis Bush	215,992	(3)	-0-	*
Trevor Fetter	1,385,656	(4)	6,143,029	1.5%
Cathy Fraser	58,804		266,666	*
Brenda J. Gaines	184,606	(5)	-0-	*
Karen M. Garrison	152,141	(6)	-0-	*
Edward A. Kangas	189,786	(7)	54,867	*
J. Robert Kerrey	174,451	(8)	36,867	*
Floyd D. Loop, M.D.	158,167	(9)	69,867	*
Stephen L. Newman, M.D.	319,239		1,188,332	*
Richard R. Pettingill	213,053	(10)	49,904	*
Biggs C. Porter	343,346	(11)	791,249	*
Gary Ruff	40,909		182,737	*
James A. Unruh	164,087	(12)	41,139	*
J. McDonald Williams	275,941	(13)	-0-	*
Executive officers and directors as a group (15 persons)	3,876,178		8,824,657	2.6%

*	Less than 1%.

(1)	Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2)

As noted in the footnotes below, some amounts in this column include stock units representing the value of the owner’s deferred compensation invested in stock units at his or her election under the terms of one or both of our deferred compensation plans. These units are settled in shares of our common stock upon termination of service. In addition, as noted below, the totals in this column for each non-employee director include restricted stock units granted under the terms of our stock incentive plans. These restricted stock units are settled in shares of our common stock upon termination of service in the case of restricted stock units awarded prior to May 2008 and within 60 days of the earlier of the third anniversary of the date of grant and termination of service, in the case of awards beginning in May 2008 (unless deferred under the Special RSU Deferral Plan).

(3)	Includes 12,154 stock units representing the value of Mr. Bush’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 134,161 restricted stock units granted under our stock incentive plans.

(4)	Includes 10,200 shares held by Mr. Fetter’s spouse and 18,798 stock units representing the value of Mr. Fetter’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans.

(5)	Includes 10,000 shares held in trust and 150,141 restricted stock units granted under our stock incentive plans.

(6)	Includes 150,141 restricted stock units granted under our stock incentive plans.

(7)	Includes 139,786 restricted stock units granted under our stock incentive plans.

(8)	Includes 21,230 stock units representing the value of Mr. Kerrey’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 139,786 restricted stock units granted under our stock incentive plans.

(9)	Includes 18,231 stock units representing the value of Dr. Loop’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 139,786 restricted stock units granted under our stock incentive plans.

(10)	Includes 22,398 stock units representing the value of Mr. Pettingill’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 139,786 restricted stock units granted under our stock incentive plans.

(11)	Includes 25,000 shares held in trust.

(12)	Includes 1,256 stock units representing the value of Mr. Unruh’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 139,786 restricted stock units granted under our stock incentive plans.

(13)	Includes 150,141 restricted stock units granted under our stock incentive plans.

Securities Ownership of Certain Shareholders

Based on reports filed with the SEC, each of the following entities owns more than 5% of our outstanding common stock. We know of no other entity or person that beneficially owns more than 5% of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Class as of March 15, 2010
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078	51,659,858	(1)	10.70%
FMR LLC 82 Devonshire Street Boston, MA 02109	51,092,396	(2)	10.51%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	28,599,177	(3)	5.94%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	25,172,032	(4)	5.23%

(1)	Based on a Schedule 13G/A filed with the SEC on January 25, 2010 by Franklin Mutual Advisers, LLC (“Franklin”), on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2009. Franklin reported sole voting and dispositive power with respect to all of the shares indicated above.

(2)	Based on a Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC, on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2009. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and a registered investment advisor to various investment companies, is described as the beneficial owner of 50,553,438 of the shares indicated above, or 10.399%, as of December 31, 2009. The number of shares owned by the investment companies and indicated above includes 4,985,754 shares of common stock resulting from the assumed conversion of 35,000 shares of our 7.00% Mandatory Convertible Preferred Stock at a rate of 142.4501 shares of common stock for each share of preferred stock. The group collectively reported sole voting power with respect to 544,678 of the shares indicated above and sole dispositive power with respect to all of the shares indicated above.

(3)	Based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock Inc. (“BlackRock”), on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2009. The group reported sole voting and dispositive power with respect to all of the shares indicated above.

(4)	Based on a Schedule 13G filed with the SEC on February 8, 2010 by The Vanguard Group, Inc. (“Vanguard”), on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2009. The group reported sole voting power with respect to 721,857 of the shares indicated above, sole dispositive power with respect to 24,523,375 of the shares indicated above and shared dispositive power with respect to 648,657 of the shares indicated above.

PROPOSAL 2—AMENDMENT OF 2008 STOCK INCENTIVE PLAN

In May of 2008, our shareholders approved the Tenet Healthcare 2008 Stock Incentive Plan (as amended from time to time, the “2008 SIP”), which provided for an aggregate of 35,000,000 shares of our common stock to be available for equity grants to our employees and directors. As of December 31, 2009, there were an aggregate total of 12,011,962 shares remaining under the 2008 SIP. On February 25, 2010, 8,023,098 of these shares were awarded through our annual equity compensation process. On February 24, 2010, the Compensation Committee of our Board of Directors approved, subject to shareholder approval, an amendment to the 2008 SIP which would:

•	add 21,300,000 shares (the “Additional Shares”) to the number of shares currently available for grant under all equity compensation plans, which as of March 12, 2010 was 4,048,812; and

•

adjust the ratio used for counting awards issued under the 2008 SIP, other than stock options and stock appreciation rights, from 1.5-to-1 to 1.2-to-1 (see Section 3.1 of the attached 2008 SIP, as amended and restated).

As of March 12, 2010, there were 47,762,520 options outstanding under all equity compensation plans, with a weighted average exercise price of $10.65 and a weighted average remaining term of 6.1 years. On such date, the aggregate number of unvested full value awards (i.e., restricted stock units) outstanding under all equity compensation plans was 6,419,009.

The 2008 SIP is intended to enable us to deliver a portion of our employee and director compensation in the form of grants of stock and cash-based incentive awards, which awards in the discretion of the Committee may be designed to satisfy the performance-based compensation exception to the $1 million limit on deductible compensation under Section 162(m) of the Code. The Board believes that an effective and shareholder-friendly compensation program should include long-term incentive compensation, the ultimate value of which is tied to our sustained company performance. We are proposing amending the 2008 SIP at this time to add the Additional Shares and adjust the share counting ratio as described above in order to give the company increased flexibility to continue to attract, motivate and retain qualified employees and directors, and provide them with the incentive to maximize long-term shareholder returns and achieve long-term objectives that will inure to the benefit of our shareholders.

The primary features of the 2008 SIP are summarized below, as amended and restated. The summary is qualified by, and subject to, the provisions of the 2008 SIP, a copy of which is attached as Appendix A, and should be referred to for a complete statement of the terms of the 2008 SIP. The meaning of capitalized terms not defined in this summary can be found in the “Definitions” section of the 2008 SIP.

Shares Available Under the 2008 SIP

Upon approval of the proposed amendment by our shareholders, there will be an aggregate of 25,348,812 shares of our common stock (“Shares”), par value $0.05 per share, available for issuance pursuant to Awards (as defined below) under the 2008 SIP, based on the number of available shares as of March 12, 2010. Each share of Common Stock issued pursuant to settlement of Options and Appreciation Rights will reduce the number of shares on a 1-for-1 basis. Each share of Common Stock issued pursuant to settlement of Restricted Stock, Performance Units or Restricted Units will reduce the number of shares by 1.2 shares. The aggregate number of Shares that may be issued to settle Awards that are intended to satisfy the performance-based compensation exception of Section 162(m) of the Code will not exceed certain amounts as described below under “Section 162(m) Provisions.” Upon approval of the proposed amendment by our shareholders, the Additional Shares will be registered with the Securities and Exchange Commission on a Form S-8.

Administration of the 2008 SIP; Eligibility and Awards

The 2008 SIP is administered by the Compensation Committee (the “Committee”), which is composed entirely of independent directors. The Committee selects the individuals eligible to participate in the 2008 SIP, the types of Awards granted, the time(s) at which Awards may be granted and the number of Shares to be covered by each

Award granted. The Committee also has the authority to interpret and administer the 2008 SIP, to determine the terms and conditions of Awards and to make all other determinations relating to the 2008 SIP that it deems necessary or desirable for the administration of the Plan. The 2008 SIP will terminate on May 8, 2018, the tenth anniversary of the date it was approved by our shareholders except with respect to Awards then outstanding.

Eligible participants under the 2008 SIP include all of our directors and employees as selected by the Committee. Approximately 557 persons currently participate in the 2008 SIP. Awards that may be granted under the 2008 SIP include Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards and Other Share-Based Awards and any other right, interest or option relating to shares of the company or cash granted pursuant to the 2008 SIP. Each Award granted under the 2008 SIP is evidenced by a written Award Agreement in a form, and containing such terms and conditions, as the Committee determines. While Awards typically are granted to selected eligible participants once a year, the Committee may grant Awards to any eligible participant at any time. The Committee may delegate to management the authority to grant Awards to employees who are not executive officers.

Terms and Conditions of Options

Options may be granted alone or in addition to other Awards. Options may be nonqualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code; provided, that incentive stock options may only be granted to employees and are subject to the requirements of Section 422 of the Internal Revenue Code as explained in the 2008 SIP.

The exercise price for Shares purchasable under an Option will not be less than 100% of the Fair Market Value of the Shares on the date of grant. Options will vest and be exercised as determined by the Committee and may be exercised during a term not to exceed 10 years from the date of grant. The Committee may permit participants to use shares they own of our common stock to pay the exercise price and may provide that the Shares to be issued upon an Option’s exercise will be in the form of Restricted Stock or other similar securities.

Terms and Conditions of Stock Appreciation Rights

A Stock Appreciation Right may be granted in connection with, or without relationship to, all or part of any Award, either at the time of grant or at any time during the term of the Award. A Stock Appreciation Right will have (i) a grant price not less than Fair Market Value on the date of grant (subject to the requirements of Section 409A of the Internal Revenue Code with respect to Stock Appreciation Rights granted in conjunction with, but subsequent to, an Option), and (ii) a term not greater than ten years. The Committee may impose such other conditions or restrictions on the terms of the exercise and the grant price of any Stock Appreciation Right as it deems appropriate.

Upon the exercise of a Stock Appreciation Right, the holder will have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than the Fair Market Value as the Committee determines at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right on the date of grant, which, except as provided in the 2008 SIP with respect to substitute shares or share adjustments, will not be less than the Fair Market Value of one Share on such date of grant of the Stock Appreciation Right. The Committee may determine, in its sole discretion, whether payment of a Stock Appreciation Right will be made in cash, in whole Shares, or any combination thereof.

Terms and Conditions of Restricted Stock and Restricted Stock Units

The Committee may grant Restricted Stock and Restricted Stock Units either alone or in addition to other Awards and as a form of payment of Performance Awards and other earned cash-based incentive compensation. The Committee will determine the Vesting Period, which (except for certain limited circumstances such as death, disability, retirement or a Change in Control) will not be less than three years from the date of grant (but which may provide for pro rata vesting over such time); provided, however, that this minimum Vesting Period is not applicable to (i) grants to new hires to replace forfeited Awards from a prior employer, or (ii) grants of Restricted Stock or Restricted Stock Units in payment of Performance Awards and other earned cash-based incentive compensation. Restricted Stock Awards and Restricted Stock Unit Awards subject to the achievement of performance objectives will have a minimum Vesting Period of one year. The minimum Vesting Period requirements will not apply to Restricted Stock or Restricted Stock Units granted to non-employee directors.

Unless otherwise provided in the applicable Award Agreement, beginning on the date of the grant of Restricted Stock, the Participant will become a shareholder of the company with respect to all Shares subject to the Award Agreement and will have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving Restricted Stock Units will not possess voting rights with respect to such Award. Generally, Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any unvested Awards of Restricted Stock or Restricted Stock Units will be subject to the same restrictions as the Award itself. The certificates representing a grant of Restricted Stock will remain in the physical custody of the company until such Restricted Stock has vested and any other restrictions are removed or expire.

Terms and Conditions of Performance Awards

The Committee may grant Performance Awards in the form of Performance Cash or Performance Share Units. Performance Awards may be granted for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards. The amount of the Award to be distributed, the performance criteria to be achieved during any Performance Period and the length of the Performance Period will be conclusively determined by the Committee. However, a Performance Period will not be shorter than 12 months. Except as provided otherwise in an Award Agreement or in the event of a Change in Control, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, or any combination thereof, as determined in the sole discretion of the Committee. Performance Awards may also be paid in lump sum or in installments following the close of the Performance Period, or, in accordance with procedures established by the Committee, on a deferred basis subject to Section 409A of the Internal Revenue Code.

Terms and Conditions of Other Share-Based Awards

The Committee may grant Other Share-Based Awards to participants either alone or in addition to other Awards. Other Share-Based Awards are also available as a form of payment of other Awards and other earned cash-based compensation. Other Share-Based Awards are subject generally to the same vesting conditions noted for Restricted Stock and Restricted Stock Units above. Other Share-Based Awards may be paid in cash, Shares, or any combination thereof, as determined by the Committee in its sole discretion. Other Share-Based Awards may be paid in a lump sum or in installments or on a deferred basis subject to Section 409A of the Internal Revenue Code.

Effect of Termination of Employment

The Committee will determine and set forth in each Award Agreement whether any Awards will, as applicable, continue to be exercisable and the terms of such exercise, or cease to be subject to restrictions and the timing of when such restrictions will lapse, on and after the date that a participant ceases to be employed by or to provide services to us (including as a director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

Section 162(m) Provisions

If the Committee determines that at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that the provisions of the 2008 SIP relating to Section 162(m) of the Internal Revenue Code will be applicable to such Award (i.e., may grant such Award as a 162(m) Award). In such case, the vesting of the Award and the distribution of cash, Shares or other property pursuant thereto, as applicable, will be subject to the achievement of one or more objective performance criteria established by the Committee within the time required by Section 162(m). In addition, certain limitations apply to Section 162(m) Awards. Specifically, during any consecutive five year period, no participant may with respect to 162(m) Awards

(1) be granted Options or Stock Appreciation Rights with respect to more than an average of 1,000,000 Shares per year, or (2) earn more than an average of (a) 1,000,000 Shares per year under other Awards or (b) an average of $5,000,000 per year with respect to Performance Awards. If a 162(m) Award is cancelled, the cancelled Award will continue to be counted toward the applicable Limitations.

The performance criteria for 162(m) Awards are limited to the following performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Committee to exclude the before-tax or after-tax effects of any significant acquisitions or dispositions not included in the calculations made in connection with setting the performance criteria for the relevant 162(m) Award:

(1) Basic or diluted earnings per share of common stock, which may be calculated (A) as income calculated in accordance with (4) below, divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and share equivalents of common stock, in the case of diluted earnings per share, or (B) using such other method as may be specified by the Committee;

(2) Cash flow, which may be calculated or measured in any manner specified by the Committee;

(3) Economic value added, which is after-tax operating profit less the annual total cost of capital;

(4) Income, which may include, without limitation, net income, operating income, volume measures (e.g., admissions or visits) and expense control measures, and which may be calculated or measured (A) before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, extraordinary items and other material non-recurring items, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes; or (B) using such other method as may be specified by the Committee;

(5) Quality of service and/or patient care which may be measured by (A) the extent to which the company achieves pre-set quality objectives including, without limitation, patient, physician and/or employee satisfaction objectives, or (B) such other method as may be specified by the Committee;

(6) Business performance or return measures (including, but not limited to, market share, debt reduction, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Committee;

(7) The price of the company’s common stock or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Committee; or

(8) Any of the above performance criteria, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies deemed by the Committee to be comparable to the company.

All determinations regarding the achievement of performance goals are made by the Committee. The Committee may adjust downwards, but not upwards, the amount payable pursuant to a 162(m) Award; provided, however, that no such adjustment shall be made if it would cause the Plan or an Award to fail to comply with or be exempt from the requirements of Section 409A of the Code. The Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances, subject to the requirements of Section 162(m) of the Code.

Adjustment Provisions

Awards may be adjusted in the event of unusual events such as distributions in connection with a merger or reorganization or stock splits. In addition, in the event of a Change in Control, the treatment of outstanding Awards granted to employees generally depends on whether: (i) the successor company assumes or substitutes the applicable Award, in which case such Awards will continue pursuant to their terms; and/or (ii) the participant incurs a Qualifying Termination, in which case such outstanding Awards will become immediately vested and exercisable or transferable, depending on the type of Award. If the successor company does not assume or substitute the applicable Award, such Award will become immediately vested and exercisable, depending on the type of Award, as of the date of the Change in Control irrespective of whether the participant incurs a Qualifying Termination.

In addition, the Committee may make other determinations, as described in the 2008 SIP, regarding the effect of a Change in Control on Awards.

Transferability of Awards

Generally, Awards granted under the 2008 SIP are not transferable other than (i) by will or the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order. The Committee in its discretion may permit other transfers of Awards pursuant to the terms of the 2008 SIP.

Amendment and Termination of the 2008 SIP

The Committee has the authority to amend, suspend or terminate the 2008 SIP at any time. The Committee may not amend the 2008 SIP in any respect that materially increases the benefits available under the 2008 SIP without the approval of our shareholders, including, (a) increasing the number of Shares that may be the subject of Awards under the 2008 SIP (b) expanding the types of Awards available under the 2008 SIP, (c) materially expanding the class of persons eligible to participate in the 2008 SIP, (d) amending any provision of the 2008 SIP regarding changes in the exercise price of Options and Stock Appreciation Rights, (e) increasing the maximum permissible term of any Option or the maximum permissible term of a Stock Appreciation Right, or (f) increasing the Limitations set forth above.

Certain Federal Income Tax Consequences

The following is a general description of the U.S. federal income tax consequences to participants and the company relating to Awards. This discussion does not purport to cover all tax consequences relating to the Awards, and assumes, with respect to deductibility of compensation by the company, that to the extent applicable, the requirements of Section 162(m) of the Internal Revenue Code have been satisfied. Also, our ability to obtain a deduction for future payments under the 2008 SIP could be limited by the “golden parachute rules” of Section 280G of the Internal Revenue Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change of control of the employer corporation. The tax treatment may also vary depending on the participant’s particular situation and may, therefore, be subject to special rules not discussed below.

A participant who receives Options or Stock Appreciation Rights generally will not recognize any income, nor will the company be entitled to any tax deduction, in the year of the grant. At the time that a nonqualified stock option or Stock Appreciation Right is exercised, the participant will recognize ordinary income in an amount equal to the excess of (a) the Fair Market Value of the Shares purchased (or subject to a Stock Appreciation Right) over (b) the exercise price of the Option for such Shares (or the price stated in a Stock Appreciation Right). We generally will be entitled to a tax deduction in an amount equal to the amount includible in the income of the participant in the taxable year in which the participant is required to recognize the income. A participant who disposes of Shares received upon the exercise of a nonqualified stock option will recognize capital gain (or loss) in an amount equal to the difference between (a) the amount realized on the disposition of the Shares, and (b) the Fair Market Value of the Shares on the date on which the Option was exercised. The capital gain (or loss) will be considered long-term if the Shares received upon exercise of the nonqualified stock option are held for more than one year after the Option was exercised. We are not entitled to any deduction for federal income tax purposes upon a participant’s disposition of stock received upon the exercise of an Option (other than, in the circumstances described below, an incentive stock option).

A participant will recognize no income for federal income tax purposes upon the grant or the exercise of an incentive stock option, provided that the exercise occurs during employment or within three months after termination, other than in the case of disability. If the Shares acquired upon the exercise are held for a minimum of both (a) two years from the date of grant and (b) one year from the date of exercise, then any gain or loss recognized by the participant on the sale of such Shares will be treated as a long-term capital gain or loss, and the company will not be entitled to any deduction for federal income tax purposes. If the Shares acquired are not held for these minimum periods, then the participant will be required to recognize ordinary income in the year of the disposition to the extent that the Fair Market Value of the Shares on the date of disposition exceeds the exercise price for the shares. We generally will be entitled to a deduction for federal income tax purposes equal to the amount the participant is required to recognize as ordinary income.

A participant who receives Awards payable in cash or Restricted Stock, Restricted Stock Units or Performance Awards payable in stock, will not recognize income for federal income tax purposes until the Awards are settled. At that time, the participant will recognize ordinary income on the amount of cash received or, for Awards delivered in Shares, the excess of (a) the Fair Market Value of the Shares on the settlement date over (b) the amount, if any, paid for the Shares. We will be entitled to take a tax deduction in an amount equal to the ordinary income recognized by the participant.

The 2008 SIP allows the Committee to permit the transfer of Awards in limited circumstances. See “Transferability of Awards” above. For income and gift tax purposes, certain transfers of nonqualified stock options and Stock Appreciation Rights generally should be treated as completed gifts, subject to gift taxation.

An employee participant will be subject to withholding for federal and, if applicable, state and local, income taxes at the time the participant recognizes income under the rules described above with respect to Shares or cash received. As such, we will have the right to make all payments or distributions to a participant net of any taxes required to be paid at such time. We will have the right to withhold from wages or other amounts otherwise payable such withholding taxes as may be required by law, to otherwise require the participant to pay such withholding taxes or to take such other action as may be necessary to satisfy such withholding obligations. Non-employee directors are not subject to withholding by us and must make their own arrangements for satisfying any tax obligations they may have in connection with the grant or exercise of an Award under the 2008 SIP.

Internal Revenue Code Section 409A imposes an additional 20% tax and interest on an individual receiving nonqualified deferred compensation, as defined in Section 409A, under a plan that fails to satisfy certain requirements. Awards made pursuant to the 2008 SIP are designed to comply with the requirements of Section 409A to the extent such Awards are not exempt from coverage. However, if the 2008 SIP fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest and may, in certain cases, be required to file an amended tax return for prior tax years with respect to such taxes and interest.

New Plan Benefits

As described above, the selection of officers, employees and non-employee directors who will receive awards under the 2008 SIP and the size and types of awards will be determined by the Committee in its discretion. Therefore, the amount of any future awards under the 2008 SIP, if the proposed amendment is approved by the shareholders, is not yet determinable and it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of employees. Please see the Grants of Plan-Based Awards During 2009 table on page 41 for information on awards granted in 2009.

Shareholder Approval

This proposal will be approved if a majority of the votes present or represented by proxy and entitled to vote on the proposal at the Annual Meeting are cast for approval of the proposal; provided that the total number of votes cast on the proposal represents a majority of the outstanding common shares. Shares will be counted as voting against the proposal if they are voted against the proposal or abstain from voting. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not change the number of votes cast for or against the proposal and will not be treated as shares entitled to vote. Unless marked to the contrary, proxies will be voted FOR the approval of the Second Amended and Restated 2008 Stock Incentive Plan.

The Board recommends that shareholders vote FOR the approval of the Second Amended and Restated 2008 Stock Incentive Plan.

PROPOSAL 3—AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

On August 6, 2009, the Compensation Committee of our Board of Directors approved, subject to shareholder approval, an amendment of our 1995 Employee Stock Purchase Plan (as amended from time to time, the “ESPP”). The ESPP was originally approved by our Board on August 11, 1995 and by our shareholders on September 27, 1995. The purpose of the ESPP is to enhance shareholder value and promote the attainment of our significant business objectives by allowing our employees to purchase the company’s common stock at a discount, thereby giving employees an interest in common with that of our shareholders.

We are proposing amending the ESPP at this time to increase the maximum number of shares available for purchase by 4,000,000 shares of our common stock (the “Additional Shares”). The number of shares available for purchase under the ESPP was last increased and approved by our shareholders in 2008. However, due to a substantial decline in the company’s stock price in late 2008 and continued high levels of participation in the ESPP, the number of available shares was depleted at a faster rate than anticipated. During the four quarters ended December 31, 2009, 1,715,591 shares of our common stock were purchased by employees under the ESPP at a weighted average price of $1.34 per share. As of December 31, 2009, 9,509 shares remained available for purchase under the ESPP. Under the Compensation Committee’s August 2009 amendment, participants are permitted to continue making contributions to an ESPP account to be used for the purchase of the company’s stock; however, delivery of any Additional Shares is contingent upon shareholder approval of the proposed amendment. If shareholder approval is not obtained by August 6, 2010, the Additional Shares will not be delivered and the balance of each participant’s account that was allocated to the purchase of Additional Shares will be refunded to the participant.

The primary features of the ESPP are summarized below, as amended and restated. The summary is qualified by, and subject to, the provisions of the ESPP, a copy of which is attached as Appendix B and should be referred to for a complete statement of the terms of the ESPP. The meaning of capitalized terms not defined in this summary can be found in the “Definitions” section of the ESPP.

Administration

The ESPP is administered by the Compensation Committee, which is composed solely of independent directors who are not eligible to participate in the ESPP. However, the Compensation Committee has delegated certain of its administrative functions to our Pension Administration Committee and has delegated the day-to-day administration of the Plan to an ESPP Director in our Compensation Department.

Eligibility

Any employee who customarily works at least 20 hours per week and six months per year is eligible to participate in the ESPP after having worked for us for 30 days. Our non-employee directors are not eligible to participate in the ESPP. Approximately 1,556 persons currently participate in the ESPP.

Operation of the ESPP

Each employee eligible to participate in the ESPP may contribute between one and ten percent of the employee’s “Covered Compensation” (as defined in the ESPP) towards the purchase of our common stock at a purchase price for each three-month calendar-quarter period equal to 95% of the fair market value of a share of our common stock on the last business day of that calendar quarter. Fair market value is defined in the ESPP as the closing price of our common stock on the relevant date. The amount to be contributed by a participant will be deducted from each paycheck on an after-tax basis, held for the participant and applied towards the purchase of the common stock following the last business day of the quarter; however, delivery of any Additional Shares is contingent upon, and will occur following, shareholder approval of the proposed amendment. Amounts held for a participant during a quarter will not bear interest.

Participants who are reporting persons under Section 16 of the Securities Exchange Act of 1934 and who choose to withdraw from participation in the ESPP must wait at least six months after withdrawing before electing to participate again in the ESPP. The company will bear the costs of administration of the ESPP, including any fees, costs and expenses relating to the purchase of shares. The employee will be responsible for all fees, costs and expenses due upon the sale of any shares purchased under the ESPP. No fractional shares will be purchased under the ESPP. Amounts that otherwise would have been applied to the purchase of fractional shares will continue to be held for the participant and be applied towards the purchase of shares on the last day of the next quarter.

Shares of common stock purchased and held by active employees (i.e., those who have not terminated employment, retired, died, or incurred a permanent disability subsequent to the purchase of the shares) cannot be sold for a period of 12 months. Once the 12 months has expired or if a participant has terminated employment, the participant may at any time sell the shares of common stock in his or her account or request a certificate representing those shares; however, no such sale of, or delivery of a certificate representing, any Additional Shares will occur unless and until shareholder approval of the proposed amendment is obtained. If a participant requests a certificate for his or her shares there will be a charge to have the certificate issued.

Restrictions on Purchase

No employee may (a) purchase shares under the ESPP if the employee owns five percent or more of the total combined voting power or value of our stock, (b) purchase shares under the ESPP in excess of $25,000 (fair market value) of shares per year, or (c) purchase more than 4,000 shares (or such other number of shares as may be determined in advance by the Compensation Committee) of common stock in any quarter.

Number of Shares Available

Upon approval of the Amendment, the number of shares remaining available for purchase under the ESPP would be 4,009,509. Such shares may be treasury shares, shares purchased on the open market, newly issued shares reserved for issuance under the ESPP or any combination thereof. Shares purchased for a participant will be held for the participant unless a participant requests that a certificate be issued for such shares; however, as described above, delivery of any Additional Shares is contingent upon shareholder approval of the proposed amendment. The participant will have the right to vote shares held for the participant’s account; however, no voting rights apply to any Additional Shares unless and until shareholder approval of the proposed amendment is obtained. Any cash dividends paid with respect to shares of stock held for the account of a participant will be, as determined by the Compensation Committee on a uniform basis for all participants, either (i) distributed to the participant, or (ii) credited to the participant’s account and used to purchase additional shares of stock under the ESPP at the end of the next calendar quarter. No dividends will be distributed or credited with respect to any Additional Shares unless and until shareholder approval is obtained. Upon approval of the proposed amendment by our shareholders, the Additional Shares will be registered with the Securities and Exchange Commission on a Form S-8.

Termination of Employment

If a participant terminates employment for any reason (including death or retirement), contributions to the participant’s account will cease and entire balance of such account will be refunded to the participant (or the participant’s estate).

Basic Federal Tax Consequences

No federal income tax will be recognized by the participant upon the grant of the option to purchase stock or upon the purchase of the stock under the ESPP. If a participant disposes of stock purchased under the ESPP within both (a) two years from the date of grant of the option to purchase shares under the ESPP and (b) one year from the date such stock was purchased, at the time of disposition the participant will recognize (a) ordinary income equal to the fair market value of the stock on the day it was purchased less the amount paid for the shares, and (b) a capital gain or loss equal to the difference between the participant’s basis in the stock (the amount paid for the stock plus the amount taxed as ordinary income under subparagraph (a) above) and the amount realized upon the disposition of the stock. If the participant holds the stock for more than 12 months, the capital gain or loss will be a long-term capital gain or loss. The company generally will be entitled to a deduction in the amount of the ordinary income on which the participant is taxed under subparagraph (a) above. A participant must notify the company if the participant disposes of any stock purchased under the ESPP within two years from the first day of the calendar quarter during which such stock was purchased.

If a participant disposes of stock purchased under the ESPP more than two years from the first day of the calendar quarter during which such stock was purchased, at the time of the disposition the participant will recognize ordinary income equal to the lesser of (x) the excess of the fair market value of the stock on the date of disposition over the amount paid for such stock, and (y) 5 percent of the fair market value of such stock at the beginning of the calendar quarter in which the stock was purchased. In addition, the participant will recognize a long-term capital gain or loss equal to the difference between the participant’s basis in the stock (the amount paid for the stock plus the amount taxed as ordinary income under subparagraph (x) or (y) above) and the amount realized upon the disposition of the stock. The company will not be entitled to any deduction with respect to the shares of stock transferred to the participant.

All dividends paid on shares under the ESPP will be treated as taxable income for federal income tax purposes whether paid in cash or shares and whether or not used to purchase additional shares under the ESPP.

Amendment or Termination of the Plan

The Compensation Committee at any time may amend the ESPP, in whole or in part, and the Board at any time may suspend or discontinue the ESPP.

New Plan Benefits

Future benefits available under the Plan are subject to the participation level of our employees and to our stock price at the time of any purchases and therefore are not determinable at this time. During the year ended December 31, 2009, 1,715,591 shares of our common stock were purchased by employees under the ESPP, including 284,573 Additional Shares, the delivery of which is contingent upon shareholder approval of the proposed amendment. No executive officer purchased shares under the ESPP in 2009. Our non-employee directors are not eligible to participate in the ESPP.

Shareholder Approval

This proposal will be approved if a majority of the votes present or represented by proxy and entitled to vote on the proposal at the Annual Meeting are cast for approval of the proposal; provided that the total number of votes cast on the proposal represents a majority of the outstanding common shares. Shares will be counted as voting against the proposal if they are voted against the proposal or abstain from voting. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not change the number of votes cast for or against the proposal and will not be treated as shares entitled to vote. Unless marked to the contrary, proxies will be voted FOR the approval of the Ninth Amended and Restated 1995 Employee Stock Purchase Plan.

The Board recommends that shareholders vote FOR the approval of the Ninth Amended and Restated 1995 Employee Stock Purchase Plan.

PROPOSAL 4—RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2010. Deloitte & Touche LLP is familiar with our operations, and the Audit Committee is satisfied with Deloitte & Touche LLP’s reputation in the auditing field, its personnel, its professional qualifications and its independence. Deloitte & Touche LLP served as our independent registered public accountants for the year ended December 31, 2009.

Deloitte & Touche LLP representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. Broker non-votes and abstentions will not change the number of votes cast for or against the proposal. If a favorable vote is not obtained, other independent registered public accountants will be selected by the Audit Committee of the Board. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

The Board recommends that shareholders vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the next annual meeting and included in our proxy materials must be received by our Corporate Secretary by November 25, 2010. We will determine whether or not to include any such proposals in the proxy statement in accordance with our bylaws and applicable law, including SEC regulations.

Our bylaws provide that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting must give us written notice between January 5, 2011 and February 4, 2011. The notice must comply with the requirements of our bylaws, which may be found on our corporate website at www.tenethealth.com, and any applicable law. Any such nomination or other business will not be included in our proxy materials, but may be brought before the meeting.

Any proposal or nomination that is not timely received by our Corporate Secretary will not be considered at the next annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, all of our directors and executive officers complied with all Section 16(a) filing requirements during 2009. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers.

By Order of the Board of Directors,

Gary Ruff
Corporate Secretary

Dallas, Texas

March 25, 2010

Appendix A

SECOND AMENDED AND RESTATED

TENET HEALTHCARE

2008 STOCK INCENTIVE PLAN

(As Amended and Restated Effective February 24, 2010)

Tenet Healthcare Corporation (the “Company”), a Nevada corporation, hereby establishes and adopts the following Second Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (the “Plan”). The Plan was originally approved by the Company’s shareholders on May 8, 2008. The Company amended and restated the Plan effective December 31, 2008 to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended. Effective February 24, 2010, the Company authorized an additional 21,300,000 shares of Company common stock to be available for equity grants under the Plan, subject to the approval of the Company’s shareholders. [The Company’s shareholders approved such additional shares on May 5, 2010.]

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees and directors of the Company and its Subsidiaries who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1 “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or cash granted pursuant to the provisions of the Plan.

2.2 “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, including through an electronic medium.

2.3 “Board” shall mean the board of directors of the Company.

2.4 “Cause” shall have the same meaning as set forth the ESP.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.6 “Change in Control” shall have the same meaning as set forth in Section 11.3.

2.7 “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the New York Stock Exchange (or such other principal securities exchange on which the Shares are traded).

2.8 “Covered Employee” shall mean an employee of the Company or its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.9 “Director” shall mean a non-employee member of the Board.

2.10 “Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.11 “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.12 “ESP” shall mean the Tenet Executive Severance Plan.

2.13 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.14 “Executive Officer” shall mean an officer of the Company within the meaning of the rules under Section 16 of the Exchange Act.

2.15 “Fair Market Value” shall mean the per Share closing price of the Shares as reported on the New York Stock Exchange as of the relevant date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the New York Stock Exchange, on such other principal securities exchange on which the Shares are traded, and if the Company is not listed on the New York Stock Exchange or any other securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion.

2.16 “Good Reason” shall have the same meaning as set forth in the ESP.

2.17 “Limitations” shall have the meaning set forth in Section 10.6.

2.18 “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.19 “Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.20 “Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.21 “Payee” shall have the meaning set forth in Section 13.2.

2.22 “Performance Award” shall mean any Award of Performance Cash or Performance Share Units granted pursuant to Article 9.

2.23 “Performance Cash” shall mean any cash incentives granted pursuant to Article 9 which will be paid to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.24 “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.25 “Performance Share Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value will be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.26 “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.27 “Plan Administrator” shall mean the individual or committee appointed by the Committee to handle the day-to-day administration of the Plan. If the Committee does not appoint an individual or committee to serve as the Plan Administrator, the Committee will be the Plan Administrator.

2.28 “Protection Period” shall mean:

(a) with respect to Participants who are not eligible to participate in the ESP, the period beginning on the date of the Change in Control and ending twenty-four (24) months following the occurrence of a Change in Control; and

(b) with respect to Participants who are eligible to participate in the ESP, the same period as set forth in the ESP, and as it may be amended from time to time.

2.29 “Qualifying Termination” shall mean:

(a) the involuntary termination of a Participant’s employment by the Company (or Subsidiary) without Cause, or

(b) the Participant’s resignation from the employment of the Company (or Subsidiary) for Good Reason;

provided, however, that a Qualifying Termination will not occur by reason of the divestiture of a Subsidiary (or an Affiliate as defined in the ESP) with respect to a Participant employed by such Subsidiary (or an Affiliate as defined in the ESP) who is offered a comparable position with the purchaser and either declines or accepts such position.

2.30 “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.31 “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.32 “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery, as the Committee shall determine, of cash, Shares, or any combination thereof, and that has such restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, and/or to receive any cash Dividend Equivalents with respect to such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.33 “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.34 “Shares” shall mean the shares of common stock of the Company, par value $0.05 per share.

2.35 “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.36 “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.37 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.38 “Vesting Period” shall have the meaning set forth in Section 7.1.

3.	SHARES SUBJECT TO THE PLAN

3.1  Number of Shares.

(a) Subject to the adjustment provided for in Section 12.2, a total of 25,348,812 Shares shall be authorized for grant under the Plan (i.e., 21,300,000 plus 4,048,812 Shares previously authorized and remaining available for issuance under the Plan as of March 12, 2010). The total number of Shares set forth above authorized for grant under the Plan will be adjusted in accordance with the terms of the Plan for any grants, cancellations and/or forfeitures occurring after March 12, 2010 but prior to shareholder approval on May 5, 2010, and thereafter such authorized Shares will be available for grant under the Plan pursuant to its terms. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one and two-tenths (1.2) Shares for every one (1) Share granted.

(b) If (i) any Shares subject to an Award are forfeited, cancelled or expire or (ii) an Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, cancellation, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (A) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (B) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, and (C) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant under Section 10.6. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(d) Any Shares that again become available for grant pursuant to this Article shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights under the Plan, or (ii) as one and two-tenths (1.2) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

(e) No Award may be granted if the number of Shares to be delivered in connection with such Award exceeds the number of Shares remaining available under this Plan minus the number of Shares issuable in settlement of or related to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

3.2 Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.	ELIGIBILITY AND ADMINISTRATION

4.1 Eligibility. Any Employee or Director shall be eligible to be selected by the Committee as a Participant.

4.2 Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances, Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award will have Dividend Equivalents and the time and form of payment of such Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings. Notwithstanding the foregoing, the determination of the Directors to whom Awards may be granted, the time(s) at which Awards may be granted to Directors and the number of Shares subject to Awards to Directors shall be made by the Board.

(c) To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the New York Stock Exchange (or such other principal securities exchange on which the Shares are traded), the Committee may delegate to one or more Executive Officers or a committee of Executive Officers the right to grant Awards to Employees who are not Directors or Executive Officers of the Company, the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or Executive Officers of the Company and the authority to take any of the other actions described in Section 4.2(a).

(d) The Committee may appoint the Plan Administrator, who will have the responsibility and duty to administer the Plan on a daily basis. The Committee may remove the Plan Administrator with or without cause at any time. The Plan Administrator will have all the day-to-day responsibilities of administering the Plan but for those duties retained by the Committee as set forth above in Section 4.2(c) and not otherwise delegated to such Plan Administrator.

5. OPTIONS

5.1 Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2 Award Agreements. All Options granted pursuant to this Article shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Such Award Agreement shall be exempt from the requirements of Code Section 409A. The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3 Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option in exchange for cash or another Award (other than in connection with Substitute

Awards), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

5.4 Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, except in the event of death or disability.

5.5 Exercise of Options.

(a) Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b) Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker except by Executive Officers), or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

5.6 Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities.

5.7 Incentive Stock Options. The Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares that may be issued pursuant to “incentive stock options” granted under the Plan shall be the number of Shares set forth in the first sentence of Section 3.1(a), subject to adjustments provided for in Section 12.2. Incentive stock options shall not be granted more than ten years after the earlier of the adoption of this Plan or the approval of this Plan by the Company’s stockholders. In addition, the Fair Market Value of Shares subject to an incentive stock option and the aggregate Fair Market Value of Shares of any parent corporation or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock option (within the meaning of Section 422 of the Code)) of the Company or a parent corporation or a subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under Section 422 of the Code or applicable regulations or rulings from time to time. As used in the previous sentence, Fair Market Value shall be determined as of the date the incentive stock options are granted. Failure to comply with this provision shall not impair the enforceability or exercisability of any Option, but shall cause the excess amount of shares to be reclassified in accordance with the Code.

6.	STOCK APPRECIATION RIGHTS

6.1 Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right on the date of grant, which, except in the case of Substitute Awards or in connection with an adjustment provided for in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the Stock Appreciation Right.

(b) The Committee shall determine in its sole discretion whether payment of a Stock Appreciation Right shall be made in cash, in whole Shares, or any combination thereof.

(c) The Award Agreement evidencing a grant of Stock Appreciation Rights shall be exempt from the requirements of Code Section 409A.

(d) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(e) The Committee may impose such other conditions or restrictions on the terms of exercise and the grant price of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall have (i) a grant price not less than Fair Market Value on the date of grant (subject to the requirements of Section 409A of the Code with respect to a Stock Appreciation Right granted in conjunction with, but subsequent to, an Option), and (ii) a term not greater than ten (10) years except in the event of death or disability.

(f) Without the approval of the Company’s stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant, (ii) cancel any Stock Appreciation Right in exchange for cash or another Award (other than in connection with Substitute Awards), and (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded.

(g) The Committee may impose such other terms and conditions on Stock Appreciation Rights granted in conjunction with any Award as the Committee shall determine in its sole discretion.

7.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award or Restricted Stock Unit Award shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee (the “Vesting Period”). The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2 Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the

Committee and not inconsistent with the Plan. Such Award Agreement shall either comply with, or be exempt from, the requirements of Code Section 409A. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3 Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award. Except as otherwise provided in an Award Agreement any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.

7.4 Minimum Vesting Period. Except for Substitute Awards and in certain limited situations determined by the Committee (including the death, disability or retirement of the Participant and a Change in Control), Restricted Stock Awards and Restricted Stock Unit Awards subject solely to continued service with the Company or a Subsidiary shall have a Vesting Period of not less than three (3) years from date of grant (but permitting pro rata vesting over such time); provided that such restrictions shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer, or (ii) grants of Restricted Stock or Restricted Stock Units in payment of Performance Awards and other earned cash-based incentive compensation. Restricted Stock Awards and Restricted Stock Unit Awards subject to the achievement of performance objectives shall have a minimum Vesting Period of one (1) year. Subject to the foregoing minimum Vesting Period requirements, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based exception under Code Section 162(m), waive the Vesting Period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate. The minimum Vesting Period requirements of this Section shall not apply to Restricted Stock Awards or Restricted Stock Unit Awards granted to Directors.

7.5 Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.	OTHER SHARE-BASED AWARDS

8.1 Grants. Other Awards of Shares and other Awards that are valued by reference to, or are otherwise based on, Shares (“Other Share-Based Awards”) may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

8.2 Award Agreements. The terms of Other Share-Based Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. Such Award Agreement shall either comply with, or be exempt from, the requirements of Code Section 409A. The terms of such Awards need not be the same with respect to each Participant.

8.3 Minimum Vesting Period. Except for Substitute Awards and in certain limited situations determined by the Committee (including the death, disability or retirement of the Participant and a Change in Control), Other Share-Based Awards subject solely to continued service with the Company or a Subsidiary shall have a Vesting Period of not less than three (3) years from date of grant (but permitting pro rata vesting over such time);

provided that such restrictions shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer, or (ii) grants of Other Share-Based Awards in payment of Performance Awards and other earned cash-based incentive compensation. Other Share-Based Awards subject to the achievement of performance objectives shall have a minimum Vesting Period of one (1) year. Subject to the foregoing minimum Vesting Period requirements, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of an Other Share-Based Award intended to comply with the performance-based exception under Code Section 162(m), waive the Vesting Period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate. The minimum Vesting Period requirements of this Section shall not apply to Other Share-Based Awards granted to Directors.

8.4 Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, or any combination thereof in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.	PERFORMANCE AWARDS

9.1 Grants. Performance Awards in the form of Performance Cash or Performance Share Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2 Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. Such Award Agreement shall either comply with, or be exempt from, the requirements of Code Section 409A. The terms of Performance Awards need not be the same with respect to each Participant.

9.3 Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than twelve (12) months. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4 Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, or any combination thereof in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10.	CODE SECTION 162(m) PROVISIONS

10.1 Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2 Performance Criteria. If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following:

(a) Basic or diluted earnings per share of common stock, which may be calculated (i) as income calculated in accordance with Section 10.2(d), divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and share equivalents of common stock, in the case of diluted earnings per share, or (ii) using such other method as may be specified by the Committee;

(b) Cash flow, which may be calculated or measured in any manner specified by the Committee;

(c) Economic value added, which is after-tax operating profit less the annual total cost of capital;

(d) Income, which may include, without limitation, net income, operating income, volume measures (e.g., admissions or visits) and expense control measures, and which and may be calculated or measured (i) before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, extraordinary items and other material non-recurring items, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes; or (ii) using such other method as may be specified by the Committee;

(e) Quality of service and/or patient care, which may be measured by (i) the extent to which the Company achieves pre-set quality objectives including, without limitation, patient, physician and/or employee satisfaction objectives, or (ii) such other method as may be specified by the Committee;

(f) Business performance or return measures (including, but not limited to, market share, debt reduction, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Committee;

(g) The price of the Company’s common or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Committee; or

(h) Any of the above Performance Criteria, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies deemed by the Committee to be comparable to the Company.

Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. As and to the extent permitted by Section 162(m) of the Code, in the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, (ii) a natural disaster or other significant unforeseen event that materially impacts the operation of the Company, (iii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (iv) any material change in accounting policies or practices affecting the Company and/or the performance goals, then, to the extent any of the foregoing events was not anticipated at the time the performance goals were established, the Committee may make adjustments to the performance goals, based solely on objective criteria, so as to neutralize the effect of the event on the applicable Award.

10.3 Timing for Establishing Performance Criteria. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Awards, or at such other earlier date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

10.4 Settlement and Adjustments. The Committee shall at the end of the applicable Performance Period, determine whether the applicable performance goals were satisfied and the amount payable with respect to any

Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award. Notwithstanding any provision of the Plan (other than Article 11), with respect to any such Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award; provided, however, that no such adjustment shall be made if it would cause the Plan or an Award to fail to comply with or be exempt from the requirements of Section 409A of the Code. The Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances, subject to the requirements of Section 162(m) of the Code. All such determinations by the Committee shall be in writing and the Committee may not delegate any responsibility relating to Awards subject to this Section 10.

10.5 Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.6 Limitations on Grants to Individual Participants. Subject to adjustment as provided for in Section 12.2, no Participant may with respect to Awards that are intended to comply with the performance-based exception under Code Section 162(m) (i) be granted Options or Stock Appreciation Rights during any period of five consecutive fiscal years with respect to more than an average of 1,000,000 Shares per year over such five consecutive fiscal year period, and (ii) earn more than an average of 1,000,000 Shares per year under Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards in any period of five consecutive fiscal years and are denominated in Shares (collectively, the “Limitations”). In addition to the foregoing, the maximum dollar value that may be earned by any Participant in any period of five consecutive fiscal years with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is an annual average of $5,000,000 during such five consecutive fiscal year period. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

11.	CHANGE IN CONTROL PROVISIONS

11.1 Impact on Certain Awards. Award Agreements may provide that in the event of a Change in Control of the Company: (a) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (b) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed.

11.2 Assumption or Substitution of Certain Awards.

(a) Unless otherwise provided in an Award Agreement or, the extent applicable, prohibited by Section 162(m) of the Code, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, if a Participant incurs a Qualifying Termination with such successor company (or a subsidiary thereof) within the Protection Period (or such other period set forth in the Award Agreement, including a period prior thereto if applicable) and under the circumstances specified in the Award Agreement, then the following shall occur: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest (i.e., immediately vest on the termination date), become fully exercisable, and may thereafter be exercised for twenty-four (24) months (or the period of time set forth in the Award Agreement), (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested on the termination date, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable, to the full extent of the original grant, on the termination date. For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Award Agreement or, to the extent applicable, prohibited by Section 162(m) of the Code, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for shall immediately vest and become fully exercisable as of the date of the Change in Control, (ii) restrictions, limitations and other conditions on Restricted Stock and Restricted Stock Units that are not assumed or substituted for shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested as of the date of the Change in Control, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable, to the full extent of the original grant, as of the date of the Change in Control.

(c) The Committee, in its discretion, and to the extent applicable, consistent with Section 162(m) of the Code, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

11.3 Change in Control. For purposes of the Plan, “Change in Control” means the occurrence of any one of the following events:

(a) A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of paragraph (b) below). Further, an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, that for purposes of this Section 11.3(a), the following acquisitions of Company stock will not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate (as defined below), (B) any acquisition directly from the Company or (C) any acquisition by the Company. This paragraph (a) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction.

(b) A “change in the effective control of the Company” which will occur on the date that either:

(i) any one person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company (not considering stock owned by such person or group prior to such twelve (12) month period)( i.e., such person or group must acquire within a twelve (12) month period stock possessing thirty-five percent (35%) of the total voting power of the stock of the Company) except for (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate (as defined below), (B) any acquisition directly from the Company or (C) any acquisition by the Company; or

(ii) a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this paragraph (b), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of paragraph (a) of this Section.

(c) A “change in the ownership of a substantial portion of the Company’s assets” which will occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to Section 409A of the Code, will not constitute a Change in Control.

(d) A liquidation or dissolution of the Company that is approved by a majority of the Company’s stockholders.

For purposes of this Section 11.3, the provisions of Section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided that, stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. The term “Affiliate” for purposes of this Section 11.3 means a corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in Section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in Section 414(m) of the Code) as the Company.

12.	GENERALLY APPLICABLE PROVISIONS

12.1 Amendment and Termination of the Plan. The Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal securities market on which the Shares are traded; provided that the Committee may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Committee may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3, Section 6.2(e) or Section 6.2(f) (regarding changes in the exercise price of Options and Stock Appreciation Rights), (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(e), or (f) increase the limitations set forth in Section 10.6. The Committee may not, without the approval of the Company’s stockholders, take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments to, or termination of, the Plan shall impair in any material respect the rights of a Participant under any Award previously granted without such Participant’s consent except as required to comply with applicable securities laws or Section 409A of the Code.

12.2 Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the Limitations, the maximum number of Shares that may be issued as incentive stock options and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that no such adjustment or other substitution shall be made if it would cause the Plan or an Award to fail to comply with or be exempt from the requirements of Section 409A of the Code and provided, further, that the number of Shares subject to any Award shall always be a whole number.

12.3 Transferability of Awards. Except as provided below, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, (iv) for charitable donations or (v) pursuant to a domestic relations order entered or approved by a court of competent jurisdiction; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

12.4 Termination of Employment. Subject to Article 11, the Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will (i) in the case of Options or Stock Appreciation Rights, continue to be or become exercisable and, if so, the terms of exercise, and (b) in the case of Restricted Stock, Restricted Stock Units, Performance Awards or Other Share-Based Awards, cease to be subject to any applicable restrictions, limitations and other conditions, and if so, the timing of the removal of such restrictions, limitations and conditions, after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5 Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Such procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of deferred payments denominated in Shares. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company. This Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such Dividend Equivalents (if any) shall be either (a) be paid with respect to such Award on the dividend payment date in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends or (b) be deferred and the amount or value thereof automatically reinvested in additional Shares, other Awards or otherwise reinvested and may provide that such Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award.

13.	MISCELLANEOUS

13.1 Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

13.2 Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.

13.3 Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.4 Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.5 Cancellation of Award. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

13.6 Stop-Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.7 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.8 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.9 Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.10 Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.11 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.12 Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Nevada, without reference to principles of conflict of laws, and construed accordingly.

13.13 Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.14 Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.15 Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

13.16 Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

Appendix B

TENET HEALTHCARE CORPORATION

NINTH AMENDED AND RESTATED

1995 EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated Effective August 6, 2009

Subject to Shareholder Approval

ARTICLE I

PURPOSE, COMMENCEMENT AND HISTORY

1.1	Purpose

The purpose of the ESPP is to provide the employees of the Company and its Subsidiaries with added incentive to continue in their employment and to encourage increased efforts to promote the best interests of the Company by permitting eligible employees to purchase shares of Common Stock of the Company at prices less than the current market price thereof. The ESPP is intended to qualify as an employee stock purchase plan under section 423 of the Code and will be interpreted and construed in accordance with such purpose.

1.2	Commencement and History

The ESPP was approved by the Board of Directors of the Company on August 11, 1995 and approved by the Company’s shareholders on September 25, 1995. The purchase of Common Stock under the ESPP began with the calendar quarter commencing on April 1, 1996.

The ESPP has been amended and restated on six prior occasions. Specifically, on July 30, 1997, the Board of Directors approved the first amendment and restatement of the ESPP, which was approved by the Company’s shareholders on October 1, 1997. This amendment and restatement increased the maximum number of shares of Common Stock available for purchase under the ESPP from 2,000,000 shares to 5,000,000 shares.

On December 3, 1997, the Board approved the second amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement, which clarified the definition of “Covered Compensation.”

On July 28, 1999, the Board approved the third amendment and restatement of the ESPP, which was approved by the Company’s shareholders on October 6, 1999. This amendment and restatement increased the maximum number of shares of Common Stock available for purchase under the ESPP from 5,000,000 shares to 9,500,000 shares.

On April 14, 2000, the Board approved the fourth amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement, which modified the definition of “Covered Compensation” and delegated authority to amend, modify or alter the ESPP to the Compensation Committee.

On April 10, 2001, the Compensation Committee approved the fifth amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement, which changed the period new employees must wait before being eligible to participate in the ESPP from six months to 30 days.

On May 22, 2001, the Compensation Committee approved the sixth amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement, which clarified the definition of “Covered Compensation” and other operational terms of the ESPP.

On May 5, 2004 the Compensation approved the seventh amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement which amended the ESPP effective July 1, 2004 to (a) reduce the discount on the purchase price for each share of Common Stock, (b) eliminate the “look back period” for purposes of determining the purchase price for each share of Common Stock, (c) eliminate the cashout provision applicable upon a termination of employment, (d) impose a holding period of twelve (12) months on each share of Common Stock purchased by an active Employee under the ESPP, and (e) appoint the Plan Director to handle the day-to-day administration of the ESPP on a ministerial basis.

On March 5, 2008, the Compensation Committee approved the eighth amendment and restatement of the ESPP, which was approved by the Company’s shareholders on May 8, 2008. This amendment and restatement increased the maximum number of shares of Common Stock available for purchase under the ESPP by 2,000,000 (i.e., from 14,250,000 shares (taking into account the 3:2 stock split in 2001) to 16,250,000, resulting in approximately 2,213,000 shares remaining available for purchase (2,000,000 plus the number of shares previously authorized but not yet purchased as of December 31, 2007 which was the last purchase date prior to this restatement of the ESPP)).

By this instrument, the Compensation Committee desires to amend and restate the ESPP effective August 6, 2009, subject to the approval of the Company’s shareholders before August 6, 2010, to increase the maximum number of shares of Common Stock available for purchase under the ESPP by 4,000,000 from 16,250,000 shares (taking into account the 3:2 stock split in 2001) to 20,250,000. In the event that the Company’s shareholders do not approve such increase in the maximum number of shares of Common Stock available for purchase under the ESPP on or before August 6, 2010, the provisions of this ESPP increasing such shares will be null and void and any contributions made by participants to purchase such shares on and after July 1, 2009 will be refunded to such participants as provided herein; provided, however, for the avoidance of doubt, that the provisions of the ESPP other than those increasing the number of available shares will remain in full force and effect.

End of Article I

ARTICLE II

DEFINITIONS

2.1	Definitions

As used in the ESPP, the following terms and phrases will have the following meanings:

(a)	“Additional Shares” means the 4,000,000 shares of Common Stock available for purchase under the ESPP which are subject to Shareholder Approval.

(b)	“Board of Directors” means the Board of Directors of the Company.

(c)	“Closing Market Price” means (i) if the Common Stock is traded on a national securities exchange, the Closing Market Price will be the closing price reported by the applicable composite transactions report on the date of any determination or, if the Common Stock is not traded on such date, the closing price so reported on the next following date on which the Common Stock is traded on such exchange, or (ii) if the foregoing provision is inapplicable, the Closing Market Price will be determined by the Compensation Committee in good faith on such basis as it deems appropriate.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Commencement Date” means the first day of a Plan Quarter.

(f)	“Compensation Committee” means the Compensation Committee of the Board of Directors, or such other committee designated by the Board of Directors for purposes of administering the ESPP.

(g)	“Common Stock” means the common stock of the Company, par value $0.05 per share.

(h)	“Company” means Tenet Healthcare Corporation, a Nevada corporation.

(i)	“Contribution Account” means the bookkeeping account established on behalf of a Participant pursuant to Article III to which will be credited his or her Participant Contributions reduced by the amount of any funds used for purchases of shares of Common Stock pursuant to Section 4.1, including, without limitation, conditional purchases of Additional Shares (whether or not such shares have been delivered).

(j)	“Contribution Rate” means the percentage of a Participant’s Covered Compensation during each payroll period designated by each such Participant to be contributed by regular payroll deductions to his or her Contribution Account as set forth in Section 3.3.

(k)	“Covered Compensation” means:

(i)	The entire amount paid to an Employee by a Sponsoring Employer for the performance of duties including base salaries, wages paid on an hourly or other time basis, commissions, overtime and certain other amounts of cash compensation paid during the Plan Quarter, excluding bonuses, foreign service pay, hardship withdrawal allowances and any other pay intended to reimburse the Employee for the higher cost of living outside the United States, Annual Incentive Plan Awards, automobile allowances, ExecuPlan payments, housing allowances, relocation payments, deemed income, income payable under the stock incentive plans, Christmas gifts, insurance premiums and other imputed income, pensions, retirement benefits, prizes or awards (such terms to include, but not be limited to, amounts redeemed by an Employee from rideshare points, either in cash or in merchandise purchased by the Employee with such points).

(ii)

The entire amount paid to an Employee by a Sponsoring Employer on account of a period of time during which no duties are performed, including salaries, wages paid on an hourly or other time basis, commissions and salary or wage continuation paid during vacation, holiday, illness, jury duty, military duty or leave of absence, regardless of the form of payment, excluding (A) any payments made or due under a plan maintained solely for the purpose of complying with workers’

compensation or unemployment compensation or disability insurance laws, (B) any payment which solely reimburses the Employee for expenses incurred by the Employee, (C) severance pay, or (D) imputed income.

(iii)	For purposes of Subparagraphs (i) and (ii) above, “Covered Compensation” for any Plan Quarter will also include amounts described in Subparagraph (i) and (ii) which are deferred by a Participant under the Tenet Healthcare Corporation 401(k) Retirement Savings Plan, as amended, in accordance with section 401(a) of the Code, under a “cafeteria plan” maintained by the Company or a subsidiary in accordance with section 125 of the Code, or under the Company’s deferred compensation plans.

(l)	“Effective Date” means August 6, 2009; provided, however, if Shareholder Approval is not obtained before August 6, 2010, the provisions of this ESPP which include the Additional Shares in the maximum number of shares of Common Stock that may be purchased under the ESPP will be of no effect.

(m)	“Employee” means each employee of a Sponsoring Employer whose customary employment is at least twenty (20) hours a week and more than six months in a calendar year and who has reached the age of majority in his or her state of residence. For purposes of the ESPP, “employment” will be determined in accordance with the provisions of section 1.421-7(h) of the Treasury Regulations (or any successor regulations).

(n)	“ESPP” means the Ninth Amended and Restated 1995 Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

(o)	“Participant” means any Employee of a Sponsoring Employer who has met the conditions and provisions for becoming a Participant set forth in Article III.

(p)	“Participant Contributions” means the aggregate dollars actually contributed by each Participant to his or her Contribution Account.

(q)	“PAC” means the Pension Administration Committee of the Company designated by the Compensation Committee for purposes of assisting with the administration of the ESPP.

(r)	“Permanent Disability” means an illness, injury or other physical or mental condition of an Employee that continues for at least one hundred and eighty (180) consecutive days and results in the Employee’s inability to provide in all material respects the duties previously performed in his or her capacity as an Employee of a Sponsoring Employer.

(s)	“Plan Director” means the individual appointed by the Compensation Committee to handle the day-to-day administration of the ESPP on a ministerial basis as specified in Section 5.2(b).

(t)	“Plan Quarter” means each calendar quarter. The first Plan Quarter was the Plan Quarter commencing on April 1, 1996, and ending on June 30, 1996.

(u)	“Prior Authorized Shares” means the number of shares of Common Stock previously authorized (as reflected in the eighth amendment and restatement of the ESPP) but not purchased under the ESPP prior to July 1, 2009 (i.e., 16,250,000 less the number of shares that have been purchased pursuant to the ESPP).

(v)	“Purchase Date” means the last business day of a Plan Quarter on which the Common Stock publicly trades.

(w)	“Purchase Price” means the purchase price for a share of Common Stock to be paid by a Participant on a Purchase Date, which will equal ninety five percent (95%) of the Closing Market Price on the Purchase Date of such Plan Quarter.

(x)	“Request for Participation” means the form prescribed by the Plan Director for distribution to Employees in connection with participation in the ESPP.

(y)	“Shareholder Approval” means approval of the Company’s shareholders to the Additional Shares available for purchase under Section 5.1.

(z)	“Sponsoring Employers” means the Company and each Subsidiary that has been designated by the Compensation Committee as a Sponsoring Employer under the ESPP.

(aa)	“Subsidiary” means a subsidiary of the Company which is treated as a subsidiary corporation under section 424(f) of the Code.

(bb)	“Total Shares” means the Prior Authorized Shares plus the Additional Shares; provided, however, that if Shareholder Approval is not obtained then the term Total Shares will mean the Prior Authorized Shares.

End of Article II

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility

Each Employee will become eligible to be a Participant in the ESPP and may participate in the ESPP as of the Commencement Date of a Plan Quarter if such Employee has been an Employee for at least thirty (30) days prior to such Commencement Date. The date on which Employees may become eligible to become Participants of the ESPP may be amended, from time to time, by the Compensation Committee or the PAC.

3.2	Limitations

Notwithstanding anything to the contrary contained in the ESPP, no right to purchase Common Stock will accrue under the ESPP in favor of any person who is not an Employee eligible to participate in the ESPP under Section 3.1, and no Employee will acquire the right to purchase shares of Common Stock:

(a)	If immediately after receiving such right to purchase Common Stock, such Employee would own five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, taking into account in determining stock ownership any stock attributable to such Employee under section 424(d) of the Code;

(b)	If to do so would permit such Employee’s right to purchase stock under all employee stock purchase plans (to which section 423 of the Code applies) of the Company and its Subsidiaries, as those plans are in effect from time to time, to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (as determined as of each Commencement Date) for each calendar year, all as specified in the manner provided by section 423(b)(8) of the Code; or

(c)	If to do so would permit such Employee the right to purchase more than Four Thousand (4,000) shares (or such other number as may be determined in advance for any Purchase Period by the Compensation Committee) of Common Stock in any Purchase Period.

3.3	Participation

(a)	Summary of ESPP and Request for Participation Form. Each Employee eligible to be a Participant in the ESPP may enroll by completing a Request for Participation and filing it with the Plan Director not later than fifteen (15) days prior to a Commencement Date of a Plan Quarter. The completed Request for Participation must indicate the Contribution Rate authorized by the Participant. If any Employee does not elect to participate in the ESPP during any given Plan Quarter, such Employee may elect to participate on any future Commencement Date so long as he or she continues to be an eligible Employee. An Eligible Employee who enrolls in the ESPP will be furnished a summary of the ESPP by the Plan Director.

(b)	Payroll Deduction Authorization. On his or her Request for Participation, an Employee must authorize his or her Sponsoring Employer to deduct through a payroll deduction the amount of such Employee’s Participant Contribution. The payroll deduction specified in a Request for Participation for each payroll period will be at a Participant Contribution Rate no less than one percent (1%) and no more than ten percent (10%) of such Employee’s Covered Compensation during such payroll period paid to him or her by his or her Sponsoring Employer. Such deductions will begin as of the first pay period ending after the Commencement Date of a Plan Quarter. Participant Contributions will not be permitted to begin at any time other than immediately after the Commencement Date of a Plan Quarter. Participant Contributions will be credited to the Participant’s Contribution Account. No interest will accrue on amounts credited to Participant Contribution Accounts, unless and until the Compensation Committee approves such accrual of interest on terms that it specifies and applies on a uniform basis as to all Participants.

(c)	Changes in Contribution Rate. The Participant’s Contribution Rate, once established, will remain in effect for all Plan Quarters unless changed by the Participant in writing delivered to the Plan Director at least fifteen (15) days prior to the Commencement Date of the next Plan Quarter. Such change in the Participant’s Contribution Rate will be effective on the Commencement Date of the next Plan Quarter. A Participant’s Contribution Rate for a Plan Quarter may not be increased, decreased or otherwise modified at any time during the fifteen (15)-day period prior to the Commencement Date of such Plan Quarter.

(d)	Discontinuation of Contributions. A Participant may notify the Plan Director of such Participant’s desire to discontinue his or her Participant Contributions by delivering to the Plan Director written notice on such forms as may be provided by the Plan Director. If the Participant desires to cease Participant Contributions for the current Plan Quarter, the Participant must indicate that on the form and such form must be returned to the Plan Director at least fifteen (15) days prior to the Purchase Date of the relevant Plan Quarter. Upon such request, the entire cash balance in the Participant’s Contribution Account will be refunded to him or her as soon as practicable. Alternatively, the Participant may elect to cease Participant Contributions for the next Plan Quarter by so indicating on the form and returning the form to the Plan Director before the last day of the current Plan Quarter, in which case the balance in his Participant Contribution Account will be used to purchase shares of Common Stock in accordance with Article IV but no Participant Contributions or stock purchases will be made following the current Plan Quarter unless the Participant reenrolls in the ESPP.

If a Participant discontinues his or her Participant Contributions pursuant to this Section 3.5(d), (i) such Participant will be terminated from the ESPP effective upon the date specified in the Participant’s notice to the Plan Director, and (ii) such Participant will not be permitted to be a Participant in the ESPP for the remainder of the calendar year in which such notice is received; provided, that if the Participant is subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934, as amended, the Participant may not participate in the ESPP for at least six (6) months.

In the event a Participant’s payroll deduction is prevented by legal process, the Participant will be deemed to have terminated from the ESPP and the balance in such Participant’s Participant Contribution Account will either be refunded or used to purchase additional shares of Common Stock depending on whether such termination of payroll deductions occurs before or after the fifteenth (15th) day prior to the Purchase Date of the relevant Plan Quarter (i.e., if the termination is on or before the fifteenth (15th) day prior to the Purchase Date of the relevant Plan Quarter, the balance in the Participant’s Participant Contribution Account will be refunded and if the termination is after the fifteenth (15th) day prior to the Purchase Date of the relevant Plan Quarter, the balance in his Participant Contribution Account will be used to purchase shares of Common Stock in accordance with Article IV).

(e)	Establishment of Brokerage Account and Withdrawal of Shares. By enrolling in the ESPP, each Participant will be deemed to have authorized the establishment of a brokerage account in his or her name at a securities brokerage firm or other financial institution selected by the Compensation Committee in its discretion.

Only whole shares of Common Stock may be withdrawn by the Participant under the ESPP and any fractional shares of Common Stock purchased with respect to a Participant will be paid to the Participant in cash.

3.4	Termination of Employment or Death

Any Participant (a) whose employment by a Sponsoring Employer is terminated for any reason (including death or retirement), or (b) who ceases to be an Employee under the ESPP, will cease being a Participant as of the date of such termination of employment or cessation of Employee status and the entire balance credited to the Participant’s Contribution Account will be refunded to him or her as soon as practicable.

End of Article III

ARTICLE IV

PURCHASE OF COMMON STOCK

4.1	Determination and Purchase of Common Stock

(a)	Purchase on Each Purchase Date. On each Purchase Date each Participant’s Contribution Account will be used to purchase the maximum number of shares of Common Stock permitted (subject to the limits of Section 3.2 and the adjustment provisions of Section 4.1(b)) determined by dividing (i) the Participant’s Contribution Account as of such Purchase Date by (ii) the Purchase Price in respect of such Plan Quarter; provided, however, that the delivery of any Additional Shares is contingent upon Shareholder Approval. If Shareholder Approval is not obtained by August 6, 2010 the balance of the Participant’s Contribution Account as of each such Purchase Date that was applied or allocated to the purchase of Additional Shares will be refunded to the Participant as soon as administratively practicable.

(b)	Adjustment of Shares. If, in any Plan Quarter, the total number of shares of Common Stock to be purchased pursuant to the ESPP by all Participants exceeds the Total Shares, then each Participant will purchase his or her pro rata portion of the shares of Common Stock remaining available under the ESPP based on the ratio that (i) the balance of each Participant’s Contribution Account as of the Purchase Date bears to (ii) the total balance of all Participants’ Contribution Accounts as of the Purchase Date; provided, however, that, in no event, will any fractional shares of Common Stock be issued pursuant to the ESPP or this Section 4.1(b). For purposes of this Section 4.1, the shares of Common Stock available for purchase under the ESPP will be subject to an ordering rule pursuant to which the Prior Authorized Shares will be purchased first and only when all such shares have been purchased will Participant Contributions be used to purchase the Additional Shares.

(c)	Dividends. Any cash dividends paid with respect to shares of Common Stock held for the account of a Participant will be, as determined by the Compensation Committee on a uniform basis as to all Participants, either (i) distributed to the Participant or (ii) credited to the Participant’s Contribution Account and used, in the same manner as payroll deductions, to purchase additional shares of Common Stock under the ESPP on the next Purchase Date (subject to the limitations of Section 3.2). No dividends will be distributed or credited with respect to the Additional Shares unless and until Shareholder Approval is obtained.

4.2	Notice of Purchase, Stock Certificates, Voting Rights

(a)	Notice of Purchase and Holding Period. After the Purchase Date in respect of each Plan Quarter, a report will be sent by the Plan Director, or the agent designated pursuant to Section 5.2(d), to each Participant stating (i) the entries made to his or her Contribution Account, (ii) the number of shares of Common Stock purchased, including with respect to the Additional Shares prior to Shareholder Approval that delivery of such shares of Common Stock is contingent upon such Shareholder Approval, and (iii) the applicable Purchase Price. Shares of Common Stock purchased by active Employees (i.e., those who as of the Purchase Date have not terminated employment or died) will be subject to restrictions on transfer in the form of a twelve (12) month holding period commencing on the Commencement Date for the Plan Quarter during which the shares were purchased, during which period such shares of Common Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred (i.e., the Employee may not dispose of such shares for a period of at least twelve (12) months from the Commencement Date); provided, that the Employee remains an active Employee during such twelve (12) month holding period. If the Employee terminates active employment during the twelve (12) month holding period, such holding period will cease to apply, subject to the condition that if such termination of active employment occurs prior to Shareholder Approval, delivery of any Additional Shares is contingent upon Shareholder Approval as provided in Section 4.1(a).

(b)	Stock Certificates. Evidence of shares of Common Stock purchased under the ESPP will be maintained under the ESPP for the account of each Participant and registered in the manner determined by the Compensation Committee. As soon as practicable after each Purchase Date, the Company may issue one or more certificates representing the total number of whole shares of Common Stock purchased under the ESPP by Participants in the aggregate; provided, that no such delivery will occur with respect to any purchase of Additional Shares until Shareholder Approval is obtained. Any such certificates will be held by the Company (or its agent) and may be held in street name.

If the Company issues a certificate representing the shares of more than one Participant, the Company will keep accurate records of the beneficial interests of each Participant in each such certificate by means of a Company stock account. Each Eligible Employee will be provided with such periodic statements as may be directed by the Compensation Committee reflecting all activity in any such Company stock account. The Company will seek Shareholder Approval with respect to the Additional Shares and in the event the Company is required to obtain from any commission or agency authority to issue any such certificate, the Company will seek to obtain such authority. Inability of the Company to obtain Shareholder Approval with respect to the Additional Shares or to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such certificate will relieve the Company from liability to any Participant in the ESPP except to return to him or her the amount of the balance in his or her Participant Contribution Account with respect to the shares at issue.

A Participant may, following the end of the twelve (12) month holding period and on the form prescribed by the Compensation Committee, request the Company or its agent to deliver to such Participant a certificate issued in his or her name representing all or a part of the aggregate whole number of shares of Common Stock then held by the Company on his or her behalf under the ESPP. Further, the Company may, at its election, and for any reason, including without limitation following the Participant’s termination of employment with a Sponsoring Employer, deliver to such Participant a certificate issued in his or her name representing the aggregate whole number of shares of Common Stock then held by the Company on his or her behalf under the ESPP; provided, that no delivery of any certificate representing Additional Shares will occur until Shareholder Approval is obtained. While shares of Common Stock are held by the Company, or its agent, (i.e., before a certificate has been issued to the Participant or his or her broker) such shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the Participant who has purchased such shares; provided, however, that such restriction will not preclude a transfer of such shares of Common Stock (other than the Additional Shares prior to Shareholder Approval) pursuant to (i) Section 5.1(b), but the stock, securities or other property received in exchange therefor will be held by the Company pursuant to the provisions hereof or (ii) a divorce.

The Compensation Committee may cause the stock certificates issued in connection with the purchase of Common Stock under the ESPP to bear such legend or legends as are necessary to reflect the twelve (12) month holding period, and the Compensation Committee may take such other actions, as it deems appropriate in order to reflect the provisions of this Subparagraph and to assure compliance with applicable securities laws. Neither the Company nor the Compensation Committee will have any liability with respect to a delay in the delivery of a Stock certificate pursuant to this Subparagraph.

(c)	Voting. Shares of Common Stock held under the ESPP for the account of each Participant will be voted by the holder of record of such shares in accordance with the Participant’s instructions; provided, that no such voting rights will apply with respect to any Additional Shares until Shareholder Approval is obtained.

4.3	Notification of Disposition of Stock

If a Participant or former Participant disposes of a share of Common Stock purchased under the ESPP prior to two (2) years after the Commencement Date of the Plan Quarter during which such share was purchased, then such Participant or former Participant will notify the Plan Director immediately of such disposition in writing. As provided in Section 4.2, a Participant who is an active Employee on a Purchase Date may not dispose of shares of Common Stock purchased on the Purchase Date within twelve (12) months after such Commencement Date; provided, that the Participant remains an active Employee during such twelve (12) month period. If the Participant terminates active employment during the twelve (12) month holding period, such holding period will cease to apply; provided, that no such disposition will occur with respect to any purchase of Additional Shares until Shareholder Approval is obtained.

End of Article IV

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1	Shares Subject to Plan; Adjustments

(a)	Maximum Number of Shares. The maximum number of shares of Common Stock which may be purchased under the ESPP is the sum of the Additional Shares (i.e., 4,000,000) plus the Prior Authorized Shares (i.e., 16,250,000 less the number of shares that have been purchased pursuant to the ESPP prior to July 1, 2009), subject, however, to adjustment as hereinafter set forth. The shares of Common Stock to be purchased under the ESPP will be made available, at the discretion of the Board of Directors or the Compensation Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

(b)	Adjustment of Shares. If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, spin off, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares provided in Section 5.1(a), subject in the case of certain corporate reorganizations to the requirements of section 424(a) of the Code.

5.2	Administration of the Plan

(a)	Responsible Party. The Compensation Committee will be responsible for the administration of the ESPP including, but not limited to, the determination of eligibility to participate in the ESPP and limitations on the number of shares of Common Stock eligible for purchase under the ESPP. In carrying out such responsibilities, the Compensation Committee will have the discretionary authority to interpret and construe the ESPP and determine all questions arising in the administration, application and operation of the ESPP, including all questions of fact and all questions of interpretation of the provisions of the ESPP and will correct any defect or supply any omission or reconcile any inconsistency in the ESPP in the manner and to the extent that the Compensation Committee deems desirable to carry out the terms of the ESPP. All such determinations by the Compensation Committee will be conclusive and binding on all persons. The Compensation Committee, from time to time, may adopt, amend and rescind rules and regulations not inconsistent with the ESPP for carrying out the administration of the ESPP, and may approve the forms of any documents or writings provided for in the ESPP.

The Compensation Committee will have full discretionary authority to delegate certain of its administrative functions under this Section 5.2(a) to the PAC. In addition, the Compensation Committee or, if applicable, the PAC will have full discretionary authority to delegate ministerial functions in the administration of the ESPP to employees of the Company.

(b)	Delegation of Duties. The Compensation Committee has delegated certain of its administrative functions under Section 5.2(a) to the PAC as set forth in this document. In addition, the Compensation Committee has delegated the ministerial administrative functions of the ESPP, including the responsibility for the day-to-day administration of the ESPP, to the Plan Director as set forth in this document.

(i)	Duties of the PAC. The PAC will have the following administrative responsibilities:

(A)	To modify the date on which Employees are eligible to participate in the ESPP pursuant to Section 3.1;

(B)	To delegate ministerial functions in the administration of the ESPP to employees of the Company; and

(C)	To enforce the terms of the ESPP and any rules and regulations adopted by the Compensation Committee.

The foregoing list of express powers is not intended to be either complete or conclusive, and the PAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the ESPP.

(ii)	Duties of the Plan Director. The Plan Director will have the following administrative responsibilities:

(A)	To determine an Employee’s eligibility to participate in the ESPP;

(B)	To provide eligible Employees with a summary of the provisions of the ESPP and a Request for Participation and to prescribe the procedures to be followed by such Employees in order to commence participation in the ESPP;

(C)	To maintain Participant Contribution Accounts pursuant to Article III;

(D)	To determine the number of shares of Common Stock that may be purchased by each Participant as of each Purchase Date, to communicate the same to each such Participant and to ensure that the twelve (12) month holding period is met with respect to shares of Common Stock purchased by active Employee Participants;

(E)	To implement a Participant’s changes in Contribution Rate;

(F)	To implement a Participant’s cessation of Participant Contributions and the associated suspension in ESPP participation pursuant to Section 3.3(d);

(G)	To process withdrawal requests with respect to a Participant’s Contribution Account upon the Participant’s termination;

(H)	To refund the balance of a Participant’s Contribution Account upon the Participant’s death;

(I)	To determine the proportionate number of shares of Common Stock that may be purchased by each Participant pursuant to Section 4.1(b);

(J)	To receive notice from each Participant of a disposition of shares of Common Stock purchased under the ESPP within two (2) years as provided under Section 4.3;

(K)	To receive such information from the Company, the Sponsoring Employers and Participants as may be necessary in order to administer the ESPP;

(L)	To furnish the Company with information that the Company may require for tax or other purposes;

(M)	To engage the service of counsel (who may, if appropriate, be counsel for the Company) and agents whom it may deem advisable to assist it with the performance of its duties;

(N)	To establish and maintain, or cause to be maintained, the individual accounts described in Section 4.2;

(O)	To create and maintain such records and forms as are required for the efficient administration of the ESPP;

(P)	To comply with applicable federal, state and local tax withholding requirements;

(Q)	To enforce the terms of the ESPP and any rules and regulations adopted by the Compensation Committee;

(R)	To implement any rules or restrictions imposed by the Compensation Committee pursuant to Section 5.2(e) regarding section 16 of the Securities and Exchange Act of 1934;

(S)	To utilize the services of third parties to carry out the duties specified in Section 5.2(b)(ii); and

(T)	To comply with all applicable reporting and disclosure obligations imposed on the ESPP.

The foregoing list of express powers is not intended to be either complete or conclusive, and the Plan Director will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the ESPP.

(c)	Liability. No member of the Board of Directors, the Compensation Committee, the PAC or the Plan Director will be liable for any action, determination or omission taken or made in good faith with respect to the ESPP or any right granted under the ESPP.

(d)	Custodial and Recordkeeping Services. The Compensation Committee may in its discretion engage a bank trust department, securities brokerage firm or other financial institution as agent to perform custodial and recordkeeping functions for the ESPP, such as holding record title to the Participant’s stock certificates, maintaining an individual investment account for each Participant and providing periodic account status reports to Participants.

(e)	Exchange Act Requirements. The Compensation Committee will have the authority to adopt and enforce such special rules and restrictions under the ESPP to be applicable to Participants who are subject to section 16 of the Securities and Exchange Act of 1934, as amended, as the Compensation Committee will deem are necessary or appropriate to exempt certain ESPP transactions from the requirements of such section 16.

(f)	Costs of Administration. The Company and the Sponsoring Employers will bear the cost of administering the ESPP, including any fees, costs and expenses relating to the purchase of shares of Common Stock under the ESPP. Notwithstanding the foregoing, Participants will be responsible for all fees, costs and expenses incurred in connection with the disposition of shares of Common Stock purchased under the ESPP.

5.3	Amendment of the Plan

The Compensation Committee will have the authority to modify, alter or amend the ESPP at any time and from time to time to any extent that it may deem advisable, including, without limiting the generality of the foregoing, any amendment deemed necessary to ensure compliance of the ESPP with section 423 of the Code. Notwithstanding the foregoing, no amendment of the ESPP will operate to reduce any amounts previously allocated to a Participant’s Contribution Account nor to reduce a Participant’s rights with respect to shares of Common Stock previously purchased and held on his or her behalf under the ESPP.

5.4	Termination of the Plan

The Company may, by action of the Board of Directors, terminate the ESPP at any time and for any reason. The ESPP will automatically terminate upon the purchase by Participants of all shares of Common Stock subject to the ESPP under Section 5.1, unless such number of shares is increased by the Board of Directors and such increase is approved by the shareholders of the Company. Upon termination of the ESPP, as soon as practicable each Participant will be refunded the entire cash balance in his or her Contribution Account and forwarded a certificate for all shares of Common Stock held under the ESPP for the account of such Participant. The Company in its discretion may waive any holding period with respect to such Common Stock. The Board of Directors may suspend operation of the ESPP for any period as it may deem advisable.

5.5	Governing Law; Compliance With Law

The ESPP will be construed in accordance with the laws of the State of Nevada. The Company’s obligation to sell and deliver shares of Common Stock hereunder will be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a Participant’s participation in the ESPP.

5.6	No Assignment

The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant. Any attempted assignment, transfer or alienation not in compliance with the terms of the ESPP will be null and void for all purposes and respects.

5.7	No Contract of Employment

The ESPP will not be deemed to constitute a contract between a Sponsoring Employer and any Participant nor to be consideration nor an inducement for the employment of any Participant or Employee. Nothing contained in the ESPP will be deemed to give any Participant or Employee the right to be retained in the service of a Sponsoring Employer or to interfere with the right of a Sponsoring Employee to discharge any Participant or Employee at any time regardless of the effect which such discharge will have upon him or her as a Participant of the ESPP.

5.8	No Rights as Stockholder

No eligible Employee or Participant will by reason of participation in the ESPP have any rights of a stockholder of the Company until he or she acquires shares of Common Stock as herein provided. No stockholder rights will apply with respect to any Additional Shares purchased by a Participant until Shareholder Approval has been obtained.

End of Article V

Appendix C

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) cumulative effect of changes in accounting principle, net of tax, (2) net income attributable to noncontrolling interests, (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax, (5) income tax (expense) benefit, (6) net gain (loss) on sales of investments, (7) investment earnings (loss), (8) gain (loss) from early extinguishment of debt, (9) interest expense, (10) litigation and investigation (costs) benefit, net of insurance recoveries, (11) hurricane insurance recoveries, net of costs, (12) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (13) amortization, and (14) depreciation. The company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the twelve months ended December 31, 2009 and 2008.

Adjusted Free Cash Flow

Adjusted Free Cash Flow, a non-GAAP term, is defined by the company as cash provided by (used in) operating activities less income tax refunds (payments), payments against reserves for restructuring charges and litigation costs and settlements, operating cash flows from discontinued operations, capital expenditures in continuing operations, and new hospital construction expenditures. The company believes the use of Adjusted Free Cash Flow is meaningful as the use of this financial measure provides the company and the users of its financial statements with supplemental information about the impact on the company’s cash flows from the items specified above. The company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations. Adjusted Free Cash Flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because Adjusted Free Cash Flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the company’s financial performance or liquidity. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is set forth in the second table below for the twelve months ended December 31, 2009 and 2008.

C-1

Reconciliation of Adjusted EBITDA to Net Income Attributable to Tenet Healthcare

Corporation Common Shareholders

(Unaudited)

	Year Ended December 31,
(Dollars in millions)	2009	2008
Net income attributable to Tenet Healthcare Corporation common shareholders	$181	$25
Less: Net income attributable to noncontrolling interests	(10)	(7)
Preferred stock dividends	(6)	—
Loss from discontinued operations, net of tax	(31)	(47)

Income from continuing operations	228	79
Income tax benefit	23	25
Investment earnings	—	22
Gain from early extinguishment of debt	97	—
Net gain on sales of investments	15	139
Interest expense	(445)	(418)

Operating income	538	311
Litigation and investigation costs, net of insurance recoveries	(31)	(41)
Impairment of long-lived assets and goodwill, and restructuring charges	(27)	(16)
Amortization	(44)	(38)
Depreciation	(342)	(333)

Adjusted EBITDA	$982	$739

Net operating revenues	$9,014	$8,585

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	10.9%	8.6%

Reconciliation of Adjusted Free Cash Flow to Net Cash Provided by Operating Activities

(Unaudited)

	Year Ended December 31,
(Dollars in millions)	2009	2008
Net cash provided by operating activities	$425	$208
Less:
Income tax payments, net	(43)	(4)
Payments against reserves for restructuring charges and litigation costs and settlements	(192)	(100)
Net cash provided by operating activities from discontinued operations	40	18

Adjusted net cash provided by operating activities—continuing operations	620	294
Purchases of property and equipment—continuing operations	(397)	(452)
Construction of new and replacement hospitals	(58)	(75)

Adjusted Free Cash Flow—continuing operations	$165	$(233)

C-2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report on Form 10-K and Notice & Proxy Statement is/are available at www.proxyvote.com.

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M21788-P93642

TENET HEALTHCARE CORPORATION

This proxy is solicited by the Board of Directors

Annual Meeting of Shareholders

5/5/2010 8:00 AM CDT

The undersigned hereby appoints Trevor Fetter and Gary Ruff, or either of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 5, 2010, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” THE LISTED NOMINEES IN ITEM 1, AND VOTED “FOR” ITEMS 2, 3, AND 4.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

TENET HEALTHCARE CORPORATION 1445 ROSS AVENUE SUITE 1400 DALLAS, TX 75202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M21787-P93642	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TENET HEALTHCARE CORPORATION
The Board Of Directors Recommends You Vote FOR The Following Proposals:
1 Election of Directors	For	Against	Abstain
Nominees:
1a John Ellis “Jeb” Bush	☐	☐	☐
1b Trevor Fetter	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
1c Brenda J. Gaines	☐	☐	☐	2 Proposal to approve the Second Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan.	☐	☐	☐
1d Karen M. Garrison	☐	☐	☐
1e Edward A. Kangas	☐	☐	☐	3 Proposal to approve the Tenet Healthcare Corporation Ninth Amended and Restated 1995 Employee Stock Purchase Plan.	☐	☐	☐
1f J. Robert Kerrey	☐	☐	☐
1g Floyd D. Loop, M.D.	☐	☐	☐	4 Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2010.	☐	☐	☐
1h Richard R. Pettingill	☐	☐	☐
1i James A. Unruh	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign as your name(s) appear(s) on this proxy card. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a company, please sign the full company name by a duly authorized officer. If shares are held jointly, each shareholder should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date